UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2020

AEROJET ROCKETDYNE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-01520	34-0244000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 N. Pacific Coast Highway, Suite 500 El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 252-8100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.10 par value	AJRD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger.

On December 20, 2020, Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lockheed Martin Corporation, a Maryland corporation (“Parent”), and Mizar Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the “Merger”) with the Company being the surviving corporation and a wholly owned subsidiary of Parent. Capitalized terms used herein and not otherwise defined have the meaning set forth in the Merger Agreement.

The Company is primarily a technology-based engineering and manufacturing company that develops and produces specialized power and propulsion systems, as well as armament systems. It develops and manufactures liquid and solid rocket propulsion, air-breathing hypersonic engines, and electric power and propulsion for space, defense, civil and commercial applications. The Company is a supplier of propulsion systems on multiple of Parent’s missile defense, strategic deterrence, strike, hypersonics and orbital access programs including significantly, Patriot Advanced Capability-3 (PAC-3), Terminal High Altitude Area Defense (THAAD), Army Tactical Missile System (ATACMS) and Orion and is providing propulsion for Parent’s Next Generation Interceptor offering. As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, sales to Parent made up approximately 33% of the Company’s 2019 net sales.

Merger Consideration. Subject to the terms and conditions set forth in the Merger Agreement, each share of the Company’s common stock, par value $0.10 per share (a “Share”), outstanding as of immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares held by the Company, any wholly owned Subsidiary of the Company, or by Parent, Merger Sub or any other wholly owned Subsidiary of Parent and Shares as to which the holder has validly exercised and perfected and not effectively withdrawn or lost their rights to dissent under Delaware law) will be automatically converted into the right to receive cash in an amount equal to $56.00 per Share, without interest, less, to the extent paid or payable as outlined below, the amount per Share of the Pre-Closing Dividend (defined below).

Cash Dividend. On December 19, 2020, the Company’s board of directors (the “Board”) declared a one-time cash dividend of $5.00 per Share (including Shares underlying 2.25% Convertible Senior Notes due 2023 on an as-converted basis) (the “Pre-Closing Dividend”). The Pre-Closing Dividend is payable on March 24, 2021 to the holders of the Company’s Shares and convertible senior notes as of the close of business on March 10, 2021. The $56.00 per Share price under the Merger Agreement is expected to be reduced to $51.00 after the pre-closing payment of the Pre-Closing Dividend to the Company’s stockholders and holders of its 2.25% Convertible Senior Notes due 2023 on an as-converted basis (or, in the event that closing occurs after March 10, 2021 but before March 24, 2021, to the extent the Pre-Closing Dividend is payable after the closing).

The Board believes that the Pre-Closing Dividend is in the best interests of the Company and its stockholders, in part, because: (i) the Company has accumulated approximately $1 billion in cash on its balance sheet as of December 18, 2020; (ii) there is potential for a lengthy period between the date hereof and the consummation of the Merger due to certain regulatory approvals and other closing conditions; and (iii) the Pre-Closing Dividend allows the Company to return value to its stockholders in the short-term. The Board may modify or revoke the Pre-Closing Dividend in its discretion, including if, for example, the Board determines that the Company can no longer lawfully pay the Pre-Closing Dividend under Delaware law.

Treatment of Company Equity Awards. At the Effective Time of the Merger, unvested shares of Company Restricted Stock (as defined in the Merger Agreement) will (i) automatically become fully vested (for shares subject to performance vesting criteria, based on deemed achievement of maximum performance) and (ii) be automatically converted into the right to receive cash in an amount equal to the Price Per Share (as defined in the Merger Agreement), plus, to the extent paid or payable to holders of Company common stock but unpaid on such share of Company Restricted Stock, the amount per Share of the Pre-Closing Dividend, less applicable withholding taxes. At the Effective Time of the Merger, each outstanding stock option and SAR with respect to Shares that have an exercise price or grant price that is less than the Price Per Share will be automatically cancelled and converted into the right to receive cash in an amount equal to the total number of Shares subject to the award multiplied by the excess of the Price Per Share over the per Share exercise or grant price (as applicable), less applicable withholding taxes. Options and SARs with exercise or grant prices equal to or greater than the Price Per Share will be cancelled for no consideration at the Effective Time of the Merger. At the Effective Time of the Merger, each outstanding restricted stock unit with respect to Shares, to the extent granted prior to the execution of the Merger Agreement, will be automatically cancelled and converted into the right to receive cash in an amount equal to the total number of Shares subject to the award (for units subject to performance vesting criteria, based on deemed achievement of maximum performance) multiplied by the sum of the Price Per Share, plus, to the extent paid or payable to holders of Company common stock and payable but unpaid on such Company restricted stock units, the amount per Share of the Pre-Closing Dividend, less applicable withholding taxes. At the Effective Time of the Merger, each outstanding restricted stock unit with respect to Shares that was granted after the execution of the Merger Agreement will be automatically cancelled and converted into the right to receive (i) for individuals who remain employed by Parent and its affiliates following the Effective Time, an award of Parent restricted stock units with respect to a number of shares of Parent stock equal to the total number of Shares subject to the award (for units subject to performance vesting criteria, based on deemed achievement of maximum performance) multiplied by the Equity Award Exchange Ratio (as defined in the Merger Agreement) or (ii) for individuals who do not remain employed by Parent and its affiliates following the Effective Time, a payment in cash in an amount equal to the total number of Shares subject to the award (for units subject to performance vesting criteria, based on deemed achievement of maximum performance) multiplied by the sum of the Price Per Share, plus, to the extent paid to holders of Company common stock and payable but unpaid on such Company restricted stock units, the amount per Share of the Pre-Closing Dividend, less applicable withholding taxes.

Board Recommendation. In connection with its unanimous approval of the Merger Agreement, the Board has determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, and it has voted to recommend the adoption of the Merger Agreement by the Company’s stockholders and directed that the Merger Agreement be submitted for adoption by the Company’s stockholders at a special meeting of the Company’s stockholders.

Representations, Warranties and Covenants. The Company, Parent and Merger Sub have each made customary representations and warranties in the Merger Agreement. The Company has agreed to certain covenants in the Merger Agreement, including, among others, covenants (a) not to solicit or encourage inquiries, engage in discussions or negotiations, or provide information with respect to alternative business combination transactions (subject to certain exceptions) and (b) to cause a meeting of the Company’s stockholders to be held to consider the adoption of the Merger Agreement. The Merger Agreement also contains covenants with respect to the operation of the Company’s business between signing of the Merger Agreement and closing of the Merger.

Closing Conditions. Consummation of the Merger is subject to various customary conditions, including approval of the Merger by the Company’s stockholders, regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the absence of any legal restraint making illegal or preventing the consummation of the Merger. Subject to the satisfaction of these conditions, the Merger is currently expected to close in the second half of 2021. The Merger Agreement is subject to termination if the Merger is not completed by December 21, 2021 (which date can be extended under limited circumstances). The Closing is not conditioned upon Parent’s ability to secure financing.

Termination; Termination Fees. The Merger Agreement contains certain termination rights for both the Company and Parent and further provides that, upon termination of the Merger Agreement by the Company or Parent under certain circumstances, including due to a failure to secure approval of the Company’s stockholders or the Company accepting a Superior Offer (as defined in the Merger Agreement), the Company will be required to pay Parent a termination fee of $150,000,000.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, which is incorporated herein by reference in its entirety. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in the confidential Company Disclosure Schedule provided by the Company to Parent in connection with the signing of the Merger Agreement. The confidential Company Disclosure Schedule delivered in connection with the execution of the Merger Agreement contains information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purposes of allocating risk between the Company and Parent rather than establishing matters as facts. In addition, investors are not third party beneficiaries under the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on as characterizations of the actual state of facts about the Company.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 19, 2020, the Organization & Compensation Committee (the “Compensation Committee”) of the Board, approved the following, each effective December 22, 2020:

•

Payment of annual cash incentive awards under the 2020 Short-Term Incentive Plan (“2020 STIP”) at the 150% payout level for each of the Company’s named executive officers, with any remaining amount earned under the 2020 STIP to be certified by the Compensation Committee and paid in 2021;

•

Accelerated vesting of performance-based grants from the 2018 Long-Term Incentive Program (“2018 LTIP”) at the 150% payout level for each of the Company’s named executive officers, with any remaining amount earned under the 2018 LTIP to be certified by the Compensation Committee and vested in 2021;

•

Accelerated vesting of that portion of any outstanding, time-based equity awards held by each of the Company’s named executive officers (other than Warren Lichtenstein) that were otherwise scheduled to vest based solely upon continued employment in the calendar year 2021;

•

Accelerated vesting of that portion of any outstanding, time-based equity awards held by each of Eileen Drake and Daniel Boehle that were otherwise scheduled to vest based solely upon continued employment in the calendar year 2022;

•

Accelerated vesting of that portion of any outstanding, time-based stock option or stock appreciation rights held by Mr. Lichtenstein that were otherwise scheduled to vest based solely upon continued employment in the calendar year 2021 and 2022;

•

The grant to Ms. Drake and Mr. Boehle of the 2021 LTIP awards, in the form of restricted stock awards in the amount and subject to the vesting criteria described in more detail below, with the 2021 LTIP awards to the other named executive officers to be granted by the Compensation Committee in early 2021; and

•

The grant to Warren Lichtenstein of a cash award in the amount of $3,900,000 in lieu of any 2021 LTIP award, a portion of which cash award will be subject to recoupment by the Company in the event Mr. Lichtenstein’s employment with the Company terminates due to (1) resignation for any reason or (2) termination by the Company for cause (as defined in the Company’s Amended and Restated Change in Control Severance Policy) prior to December 22, 2023 (based on the number of days elapsed prior to such date of termination), which recoupment obligation will lapse upon a change in control of the Company (within the meaning of the Company’s 2019 Equity and Performance Incentive Plan).

On December 19, 2020, the Compensation Committee also approved the fiscal 2021 compensation package for the Company’s named executive officers as follows:

•	2021 base salaries to be effective January 1, 2021;

•

2021 Short-Term Incentive Plan (“2021 STIP”), annual cash incentive award plan design, metrics and participation. The potential payouts range from 0% to 200% of an individual’s target incentive. Target incentives represent a percentage of an eligible participant’s base salary. The Compensation Committee has discretion to adjust these payments; and

•

2021 Long-Term Incentive Plan (“2021 LTIP”) design, metrics and related grants. The 2021 LTIP consists of awards pursuant to the 2019 Equity and Performance Incentive Plan (“2019 Plan”) of (i) restricted stock units that will vest in 2024 subject to the Compensation Committee’s determination of the Company’s performance during the fiscal years 2021 through 2023, ranging from 0% to 200% times the participant’s 2021 LTIP target percentage and including pre-established Company performance objectives such as revenue, EBITDAP and Return on Invested Capital, and (ii) service-based restricted stock units that vest as to one-third of the award on each of the first, second and third anniversaries of grant.

The table below summarizes the 2021 base salaries, 2021 STIP incentive target percentages, and 2021 LTIP target percentages for the named executive officers listed below.

Named Executive Officer	Title	2021 Annual Base Salary	2021 Annual Incentive Target Percentage	2021 LTIP Target Percentage
Warren G. Lichtenstein	Executive Chairman	Total Compensation Opportunity: $3.9 million
Eileen P. Drake	Chief Executive Officer and President	$975,000	110%	360%
Daniel Boehle	Chief Financial Officer	$489,250	75%	200%
John Schumacher	Senior Vice President, Washington Operations and Communications	$432,015	65%	118%

Item 8.01.	Other Events.

On December 20, 2020, the Company issued a press release announcing that it had entered into the Merger Agreement and announcing the declaration of the dividend as described above. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

Certain information contained in this Current Report on Form 8-K may be considered forward-looking statements that involve risks and uncertainties, including, among other things, statements regarding the proposed transaction, payment of the declared dividend, and the expected benefits and anticipated timing of the proposed transaction. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from the results reflected in these forward-looking statements.

Such factors include risks and uncertainties specific to this transaction, including, but not limited to, adverse effects on the market price of the Company’s common stock and on the Company’s operating results because of failure to complete the transaction (due to failure to obtain stockholder or regulatory approvals or to satisfy all of the other conditions to the transaction), modification, suspension, cancellation or revocation of the special dividend due to changed circumstances, uncertainties as to the timing of the consummation of the transaction, failure by the parties to successfully integrate their respective businesses, processes and systems in a timely and cost-effective manner, significant transaction costs, unknown liabilities, the success of the Company’s business following the transaction, potential litigation relating to the transaction, general economic and business conditions that affect the Company following the transaction, and other economic, business, competitive and/or regulatory factors affecting the proposed transaction.

In addition to the factors mentioned above, factors relating to future financial operating results that could cause actual results to differ materially from those described herein include, but are not limited to: the ongoing effects of the COVID-19 pandemic; reductions, delays or changes in U.S. government spending; cancellation or material modification of one or more significant contracts; a significant decrease in the demand for the products the Company offers as a result of changing economic conditions or other factors; failure to secure contracts; actions by competitors offering similar products; regulatory, legislative and technological developments that may affect the demand for or costs of the Company’s products; and other factors discussed under “Risk factors” in the Company’s Annual Report on Form 10-K filed on February 19, 2020 and Quarterly Report on Form 10-Q filed on October 26, 2020, which are on file with the SEC, and in the Company’s subsequent SEC filings.

These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature, and investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any of the forward-looking information included in this communication, whether as a result of new information, future events, changed expectations or otherwise.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated December 20, 2020, by and among Aerojet Rocketdyne Holdings, Inc., Lockheed Martin Corporation, and Mizar Sub, Inc.*

99.1	Press release issued by the Company on December 20, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

The schedules and exhibits to the Merger Agreement have been omitted pursuant to the instructions for Form 8-K and Item 601(a)(5) of Regulation S-K, and such schedules and exhibits will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2020

AEROJET ROCKETDYNE HOLDINGS, INC.

By:	/s/ Arjun L. Kampani
Name:	Arjun L. Kampani
Title:	Senior Vice President, General Counsel and Secretary

Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among:

Lockheed Martin Corporation,

a Maryland corporation;

Mizar Sub, Inc.

a Delaware corporation;

and

Aerojet Rocketdyne Holdings, Inc.

a Delaware corporation

Dated as of December 20, 2020

i

2.27 Advisors’ Fees	42
2.28 Disclosure	42
2.29 Pre-Closing Dividend	42
2.30 No Other Representations or Warranties	43
SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	43
3.1 Due Organization	43
3.2 Merger Sub; Ownership of Shares	43
3.3 Authority; Binding Nature of Agreement	43
3.4 Non-Contravention; Consents	44
3.5 Funding	44
3.6 Disclosure	44
3.7 Investigation by Parent	44
SECTION 4. CERTAIN COVENANTS OF THE COMPANY	45
4.1 Access and Investigation	45
4.2 Operation of the Company’s Business	46
4.3 Restrictions on Dividends	52
4.4 No Solicitation	53
4.5 Title Commitments; Surveys	56
SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES	56
5.1 Proxy Statement	56
5.2 Company Stockholders Meeting	57
5.3 Treatment of Company Options, Company SARs and Company Restricted Stock Units	62
5.4 Treatment of Company ESPP	65
5.5 Payoff of Certain Indebtedness	65
5.6 Company Convertible Notes	66
5.7 Employee Benefits	67
5.8 Indemnification of Officers and Directors	70
5.9 Reasonable Best Efforts; Consultation and Notice	72
5.10 Financing	76
5.11 Disclosure	78
5.12 Resignation of Officers and Directors	78
5.13 Delisting	79
5.14 Section 16 Matters	79
5.15 Stockholder Litigation	79
5.16 Takeover Statutes and Rights	79
5.17 Obligations of Merger Sub	79
5.18 Parent Consent	80
SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	80
6.1 Accuracy of Representations	80
6.2 Performance of Covenants	81

6.3 Stockholder Approval	81
6.4 Closing Certificate	81
6.5 No Material Adverse Effect	81
6.6 Government Consents	81
6.7 No Injunctions or Legal Restraints	81
SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	82
7.1 Accuracy of Representations	82
7.2 Performance of Covenants	82
7.3 Stockholder Approval	82
7.4 Closing Certificate	82
7.5 Government Consents	82
7.6 No Injunctions or Legal Restraints	82
SECTION 8. TERMINATION	83
8.1 Termination	83
8.2 Effect of Termination	85
8.3 Expenses; Termination Fees	86
SECTION 9. MISCELLANEOUS PROVISIONS	87
9.1 Amendment	87
9.2 Waiver	87
9.3 No Survival of Representations and Warranties	88
9.4 Entire Agreement; Counterparts; Exchanges by Electronic Delivery	88
9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial	88
9.6 Disclosure Schedule	89
9.7 Assignability; No Third-Party Beneficiaries	89
9.8 Notices	90
9.9 Severability	91
9.10 Remedies	91
9.11 Construction	92

Exhibits

Exhibit A	-	Certain Definitions

Exhibit B	-	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

Exhibit C	-	Form of Option Notice and Acknowledgment

Exhibit D	-	Form of SAR Notice and Acknowledgment

Annexes

Annex 5.9(e)(x)	-	Specified Organizations

Annex 5.9(e)(y)	-	Specified Facilities

Annex 5.9(f)	-	Merchant Supply, Firewall and Ancillary Commitments

Annex 6.6	-	Foreign Antitrust Laws

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of December 20, 2020, by and among Lockheed Martin Corporation, a Maryland corporation (“Parent”), Mizar Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A. Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.”

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, N.W., Washington, D.C. 20004 (or, at Parent’s election, by means of a virtual closing through electronic exchange of signatures) at 10:00 a.m. (Washington, D.C. time) on a date to be designated by Parent, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than those conditions which are by their terms to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other place, time or date as Parent and the Company may jointly designate. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with the

Closing, filed with the Secretary of State of the State of Delaware on the Closing Date. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent and the Company (the time at which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury), but excluding for the avoidance of doubt any shares of Company Common Stock held by any Company Employee Plan or trust related thereto (other than, for the avoidance of doubt, shares of Company Common Stock reserved for issuance under any of the Company Equity Plans or the ESPP), or held, directly or indirectly, by Parent, Merger Sub or any other wholly owned Subsidiary of Parent, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) except as provided in Section 1.5(a)(i) and subject to Sections 1.5(b), 1.7 and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to (A) $56.00 minus (B) to the extent paid (or, in the event that the Closing Date occurs after the Pre-Closing Dividend Record Date but before the Dividend Payment Date, to the extent payable after the Closing Date), the amount per share of the Pre-Closing Dividend (such cash amount per share, as it may be adjusted further pursuant to Section 1.5(c), the “Price Per Share”), without interest; and

(iii) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) As of immediately prior to the Effective Time, without duplication of Section 1.5(a)(ii), each share of Company Restricted Stock on which restrictions have not yet lapsed and which is outstanding immediately prior to the Effective Time (i) shall automatically become fully vested (and for shares of Company Restricted Stock subject to performance vesting criteria, based on deemed achievement of maximum performance) and all restrictions applicable thereto shall lapse and (ii) shall terminate and be converted into the right to receive an amount in cash equal to (A) the sum of (1) the Price Per Share, plus (2) to the extent paid or payable to holders of Company Common Stock and payable but unpaid on such share of Company Restricted Stock, the amount per share of the Pre-Closing Dividend, less (B) any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld (the “Restricted Share Merger Consideration”). As of the Effective Time, each holder of a share of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the Restricted Share Merger Consideration for each share of Company Restricted Stock, without interest, pursuant to this Section 1.5 and payable in accordance with Section 1.7.

(c) If, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the Price Per Share shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time (each such certificate, a “Company Stock Certificate”) or uncertificated shares of Company Common Stock represented by book entry (each such share, an “Uncertificated Share”) shall cease to have any rights as stockholders of the Company, other than the rights that such former holders may have under this Agreement or Section 262 of the DGCL; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate or Uncertificated Share is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Uncertificated Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) Prior to the Closing Date, Parent shall designate a reputable bank, trust company or agent reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”). At the Closing, subject to Section 1.8, Parent shall deposit or cause to be deposited with the Paying Agent cash sufficient to make payments of the Merger Consideration payable pursuant to Section 1.5 (other than payments of any Restricted Share Merger Consideration in respect of which there is a Tax withholding obligation) (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent and any and all interest and other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent; provided, however, that (i) any such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States; and (ii) no investment of the Payment Fund shall relieve Parent or the Paying Agent from paying the Merger Consideration in accordance with this Agreement, and following any Losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent in the amount of such Losses to the extent the funds in the Payment Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Payment Fund.

(b) Promptly after the Effective Time (and in any event within two (2) Business Days after the Closing Date), Parent shall cause the Paying Agent to mail to the Persons who were record holders of Company Stock Certificates or Uncertificated Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions (A) as Parent may reasonably specify as to title, authorization, execution and delivery (including a provision confirming that delivery of Company Stock Certificates or transfer of Uncertificated Shares shall be effected, and risk of loss and title to Company Stock Certificates or Uncertificated Shares shall pass, only upon proper delivery of such Company Stock Certificates or transfer of the Uncertificated Shares to the Paying Agent) and (B) as otherwise are reasonably acceptable to the Company; and (ii) instructions for use in effecting the surrender of Company Stock Certificates or transfer of Uncertificated Shares in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange (or compliance with the reasonable procedures established by the Paying Agent for transfer of Uncertificated Shares), together with the delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate or Uncertificated Shares; and (B) the Company Stock Certificate or Uncertificated Shares so surrendered or transferred shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock that are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares or Uncertificated Shares is registered if: (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer; and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable). Until surrendered or transferred as contemplated by this Section 1.7(b), each Company Stock Certificate and each Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate. No interest shall be paid or will accrue on any Merger Consideration payable to holders of Company Stock Certificates or in respect of Uncertificated Shares.

(c) Any portion of the Payment Fund that remains undistributed to former holders of shares of Company Common Stock as of the date that is three hundred sixty-five (365) days after the Effective Time shall be delivered to Parent upon demand, and any former holders of shares of Company Common Stock who have not theretofore surrendered their Company Stock Certificates, or complied with the procedures established by the Paying Agent for transfer of Uncertificated Shares, in accordance with this Section 1.7, thereafter shall look only to Parent for satisfaction of their claims for Merger Consideration.

(d) Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or any Company Equity Award such amounts as Parent determines to be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts otherwise would have been paid.

(e) If any Company Stock Certificate has not been surrendered, or any Uncertificated Share has not been transferred, by the date immediately prior to the date on which the cash amount that such Company Stock Certificate or Uncertificated Share represents the right to receive otherwise would escheat to or become the property of any Governmental Authority, then such cash amount shall, to the extent permitted by applicable Law and without any action by Parent, the Surviving Corporation or any other Person, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(f) None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official in accordance with any applicable abandoned property law, escheat law or similar applicable Law.

(g) Promptly after the Effective Time, Parent shall cause to be paid, through Parent’s or the Surviving Corporation’s standard payroll practices, to each holder of a share of Company Restricted Stock with respect to which there is a Tax withholding obligation, the applicable Restricted Share Merger Consideration, without interest.

1.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 1.8(b), shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who otherwise has complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares or, if such shares are Uncertificated Shares, upon compliance with the procedures established by the Paying Agent for the transfer of such Uncertificated Shares, and Parent shall in such event promptly deposit or cause to be deposited in the Payment Fund additional cash in an amount sufficient to pay such Merger Consideration in accordance with Section 1.5, to the extent there are insufficient funds in the Payment Fund to pay such Merger Consideration.

(c) The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL and any withdrawal of any such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, at Parent’s sole cost and expense. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer, and shall not be obligated to make any such payment or settlement offer prior to the Effective Time pursuant to any negotiations and proceedings directed by Parent.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action. In the event that the Closing Date occurs after the Pre-Closing Dividend Record Date but before the Dividend Payment Date, the Surviving Corporation shall pay, and Parent will cause the Surviving Corporation to pay, the Pre-Closing Dividend to each stockholder of record of Company Common Stock as of the Pre-Closing Dividend Record Date.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows, it being understood that the representations and warranties contained in this Section 2 are subject to: (a) the exceptions and disclosures set forth in the Disclosure Schedule (subject to Section 9.6); and (b) any information set forth in any Company SEC Report filed with the SEC at least two (2) Business Days prior to the date of this Agreement and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) on or after January 1, 2018 (the “Filed SEC Reports”) (but excluding any disclosure contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer and any other information, statement or other disclosure that is similarly predictive or forward-looking and not a statement of historical or current fact); provided in the case of disclosure in a Filed SEC Report that such disclosure shall be deemed to relate to and qualify only those particular representations and warranties contained in this Section 2 where it is reasonably apparent on its face from the substance of the matter disclosed that the information relates or is relevant to that representation or warranty):

2.1 Due Organization; Subsidiaries.

(a) Each of the Acquired Companies is duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all necessary corporate, limited liability company or other organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound except with respect to Acquired Companies other than the Company where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. Each of the Acquired Companies is qualified, registered or licensed to do business as a foreign entity, and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business or the ownership or use of its assets requires such qualification, registration or licensure, except where that failure to be so qualified, registered or licensed would not reasonably be expected to have or result in a Material Adverse Effect.

(b) Part 2.1(b)-1 of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of the name and jurisdiction of organization of each Subsidiary of the Company. Except as set forth in Part 2.1(b)-2 of the Disclosure Schedule, (i) neither the Company nor any of the other Acquired Companies owns any capital stock of, or any equity interest of any nature in, any other Entity, other than another Acquired Company and other than marketable securities held for investment purposes that represent less than two percent (2%) of the outstanding capital stock of such Entity, (ii) none of the Acquired Companies has at any time since January 1, 2018 been a general partner of any general or limited partnership and (iii) none of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational or governing documents of the Company and each other Acquired Company, including all amendments or modifications thereto as of the date of this Agreement; provided, however, that if any such certificate of incorporation, bylaws and other charter and organizational or governing documents of the Company and each other Acquired Company have been amended and restated, the Company has Made Available to Parent only copies of such documents as amended and restated forward. The Company has Made Available to Parent accurate and complete copies of: any final approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of equity securities and board of directors or similar governing body (and to the extent applicable, each committee thereof) of the Company, each other Acquired Company that constitutes a Significant Subsidiary and Easton Development Company, LLC for the period from December 31, 2015 through the date of this Agreement; provided, that the final approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the board of directors or similar governing body (and to the extent applicable, each committee thereof) of the Company, each of the Significant Subsidiaries and Easton Development Company, LLC Made Available to Parent may be (i) excluded to the extent that the discussions at such meeting were with respect to the Contemplated Transactions or (ii) redacted, but only with respect to discussions of the Contemplated Transactions or other similar strategic transactions, and not with respect to any other matter. No Acquired Company is in violation of any of the provisions of the certificate of incorporation or bylaws, (or equivalent charter and organizational or governing documents), including all amendments thereto, of such Entity, except in respect of the Acquired Companies other than the Company as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 150,000,000 shares of Company Common Stock, of which 76,486,519 shares (excluding shares of Company Restricted Stock) have been issued and are outstanding as of December 16, 2020 (the “Measurement Time”); and (ii) 15,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding as of the date of this Agreement. Except to the extent issued in connection with exercises of Company Options included in Section 2.3(b)(i) or conversions of any Company Convertible Notes, from the Measurement Time until and including the date of this Agreement, the Company has not issued any shares of Company Common Stock.

As of the Measurement Time, 2,001,875 shares of Company Common Stock are held by the Company as treasury stock. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except for the shares of Company Common Stock held by the Company as treasury stock, there are no shares of Company Common Stock held by any of the Acquired Companies. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock, except for the Confidentiality Agreement. Except as set forth in Part 2.3(a) of the Disclosure Schedule, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities of the Company (including any Company Equity Awards, except pursuant to the forfeiture conditions of such Company Equity Awards or the cashless exercise or Tax withholding provisions of or authorizations related to such Company Equity Awards as in effect as of the date of this Agreement).

(b) As of the close of business on the Measurement Time:

(i) 395,896 shares of Company Common Stock are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans;

(ii) 678,692 shares of Company Common Stock are reserved for future issuance pursuant to outstanding options in respect of the current “offering period” under the Company’s Amended and Restated 2013 Employee Stock Purchase Plan (the “ESPP”);

(iii) 582,841 shares of Company Common Stock are subject to issuance and/or delivery pursuant to Company RSUs granted and outstanding under the Company Equity Plans (reflecting Company RSUs that vest based on performance-based vesting requirements assuming deemed achievement of maximum performance) (including 88,649 shares of Company Common Stock subject to issuance and/or delivery pursuant to Company RSUs that have vested and Company RSUs, in each case, credited to the Directors Deferred Compensation Plan);

(iv) 790,784 shares of Company Restricted Stock are outstanding under the Company Equity Plans (reflecting shares of Company Restricted Stock that vest based on performance-based vesting requirements assuming deemed achievement of maximum performance);

(v) 1,025,981 Company SARs (denominated in shares of Company Common Stock) are granted and outstanding under the Company Equity Plans (including both cash- and stock-settled Company SARs);

(vi) no Company Equity Awards are outstanding other than those granted under the Company Equity Plans and the ESPP and referenced in the preceding clauses (i) through (v);

(vii) 4,846,698 shares of Company Common Stock are reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plans and the ESPP; and

(viii) 888 phantom shares of Company Common Stock are credited to accounts under and pursuant to the Company Deferred Compensation Plans (excluding the 88,649 vested and unvested Company Equity Awards subject to issuance and/or delivery pursuant to such Company Deferred Compensation Plans reflected in (iii) above).

From the Measurement Time until and including the date of this Agreement, the Company has not issued any equity awards of the type described in the preceding sentence, except with respect to any Company Option or Company SAR exercised by Company Associates during such period. Part 2.3(b) of the Disclosure Schedule accurately sets forth the following information with respect to each Company Equity Award outstanding as of the Measurement Time: (A) the Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (B) the name, or, to the extent required by applicable Information Privacy and Security Laws, an employee identification number, of the holder of such Company Equity Award; (C) the number of shares of Company Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, the maximum number of shares of Company Common Stock); (D) the exercise price (if any) of such Company Equity Award; (E) the grant date of such Company Equity Award; (F) the applicable vesting schedule and/or vesting date, and the extent to which such Company Equity Award is vested and/or exercisable; (G) the date on which such Company Equity Award expires; (H) if such Company Equity Award is a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (I) if such Company Equity Award is a Company RSU, whether such Company RSU is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A” ); and (J) if such Company Equity Award is a Company RSU, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule. The Company has Made Available to Parent accurate and complete copies of all equity-based plans or, if not granted under an equity plan, such other Contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise) are outstanding as of the date of this Agreement, and the forms of all stock option, stock appreciation right, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (whether payable in equity, cash or otherwise) as of the date of this Agreement. The exercise price of each Company Option, and the grant price of each Company SAR, is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option or such Company SAR, as the case may be. All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Filed SEC Reports in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c) Except as set forth in Part 2.3(b) and Part 2.3(c) of the Disclosure Schedule, as contemplated by the Company Convertible Notes Indenture and for shares of Company Common Stock issued following the Measurement Time pursuant to the exercise or vesting of Company Equity Awards outstanding as of the Measurement Time, as of the date of this Agreement there is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Companies (including any subscription or other right to purchase shares of Company Common Stock under the ESPP); (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; (iii) Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that, to the Knowledge of the Company, gives rise to or provides a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Companies.

(d) Except as set forth on Part 2.3(d) of the Disclosure Schedule, all outstanding shares of Company Common Stock, options, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Companies have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Laws; and (ii) all requirements set forth in applicable Contracts.

(e) Except as set forth on Part 2.3(e) of the Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company or another Acquired Company, free and clear of any Encumbrances.

2.4 Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote. The Company’s board of directors (at a meeting duly called and held) on or prior to the date of this Agreement has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholders’

Meeting; and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar applicable Law that otherwise might apply to the Merger or any of the other Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.5 Non-Contravention; Consents. Except as may be required by the Exchange Act, the DGCL, the HSR Act and any other Antitrust Law, neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the Merger or any of the other Contemplated Transactions by the Company, will directly or indirectly (with or without notice or lapse of time):

(a) subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote, contravene, conflict with or result in a violation of the certificate of incorporation, bylaws or other charter or organizational or governing documents of any of the Acquired Companies;

(b) subject to any filings, notices or Consents referenced in the following sentence, contravene, conflict with or result in a violation of any Law or Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject;

(c) subject to any filings, notices or Consents referenced in the following sentence, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies;

(d) subject to any notices or Consents set forth in Part 2.5(d) of the Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract; (ii) a penalty under any Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of any Company Contract; or

(e) except as set forth in Part 2.5(e) of the Disclosure Schedule result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any asset owned or used by any of the Acquired Companies;

except, in the case of clauses (b), (c), (d) and (e) above, for any such filings, notices or Consents (or lack thereof), contraventions, conflicts, violations, breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or any of the Contemplated Transactions.

Except as may be required by the Exchange Act, the DGCL, the HSR Act and any other Antitrust Law filing, and except as set forth in Part 2.5-1 of the Disclosure Schedule, none of the Acquired Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Authority in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole and would not reasonably be expected to prevent, materially delay or materially impede the Merger or any of the Contemplated Transactions.

2.6 SEC Filings; Financial Statements.

(a) All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since January 1, 2018 (the “Company SEC Reports”) have been so filed on a timely basis and, as of the date hereof, are publicly available on EDGAR. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (each such required certification, a “Certification”), and the statements contained in each Certification were accurate and complete as of its date. For purposes of this Agreement, (A) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and (B) the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which any document or information is furnished or supplied to the SEC. As of the date of this Agreement, there are no unresolved written comments issued by the staff of the SEC with respect to any of the Company SEC Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

(b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. To the Knowledge of the Company, no financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The Company maintains disclosure controls and procedures and internal control over financial reporting required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act and internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) under the Exchange Act) as required by the Exchange Act. Such disclosure controls and procedures are sufficient to provide reasonable assurances (i) that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (ii) as to the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors and in a Company SEC Report (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the New York Stock Exchange and, since January 1, 2018, has not received any notice from the New York Stock Exchange asserting any non-compliance with such rules and regulations.

(e) Part 2.6(e) of the Disclosure Schedule sets forth a list of all “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K under the Exchange Act) effected by any of the Acquired Companies as of November 30, 2020, and except as set forth in Part 2.6(e) of the Disclosure Schedule no other “off-balance sheet arrangements” have been effected by any of the Acquired Companies since November 30, 2020 through the date of this Agreement.

(f) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. No Acquired Company has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g) Between January 1, 2018 and the date of this Agreement, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material and adverse to the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, except as described in the Company SEC Reports. The reserves reflected in such financial statements contained in the Company SEC Reports have been determined and established in accordance with GAAP applied on a consistent basis.

(h) Between January 1, 2018 and the date of this Agreement, there have not been any transactions, agreements, arrangements or understandings between any Acquired Company and any other Person that would be required to be disclosed in filings with the SEC under the Securities Act or the Exchange Act pursuant to Item 404 of Regulation S-K which has not been disclosed in a Filed SEC Report.

2.7 Absence of Changes.

(a) Between January 1, 2020 and the date of this Agreement, there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, reasonably would be expected to have or result in a Material Adverse Effect.

(b) Between September 30, 2020 and the date of this Agreement, none of the Acquired Companies has taken any action, or authorized, approved, committed or agreed to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Section 4.2(b)(iii), Section 4.2(b)(iv) (with respect to the Company itself), Section 4.2(b)(v), Section 4.2(b)(vi), Section 4.2(b)(xi), Section 4.2(b)(xii), Section 4.2(b)(xiii) or Section 4.2(b)(xiv).

2.8 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.8(a) of the Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, except for Legal Proceedings that, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Acquired Companies taken as a whole; or (ii) that, as of the date of this Agreement, challenges, or that may reasonably be expected to have the effect of preventing, delaying or otherwise interfering with, the Merger or any of the Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that reasonably would be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject, except for Orders that, individually or in the aggregate, are not and would not reasonably be expected to be material and adverse to the Acquired Companies taken as a whole. To the Knowledge of the Company, no officer of any of the Acquired Companies is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

2.9 Title to Assets. Except for Owned Real Property and Development Real Property for which the representations with respect to title are the subject of Section 2.10, the Acquired Companies own, and have good and valid title to, all assets purported to be owned by them that are material to the Acquired Companies taken as a whole. Except as set forth in Part 2.9 of the Disclosure Schedule, all of the material tangible personal assets are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

2.10 Real Property; Equipment; Leasehold.

(a) Part 2.10(a)-1 of the Disclosure Schedule sets forth the address of each parcel of real property owned by the Acquired Companies as of the date of this Agreement (excluding the Development Real Property which is addressed in Section 2.10(e) below) (the “Owned Real Property”). Except as set forth in Part 2.10(a)-1 of the Disclosure Schedule, none of the Acquired Companies owns any real property or any interest in real property as of the date of this Agreement. The Acquired Companies are the sole owners of the Owned Real Property and, subject to the Permitted Encumbrances, have good and valid fee simple title and, to the Knowledge of the Company, marketable title to the Owned Real Property, and the Owned Real Property is free and clear of any Encumbrances, except for Permitted Encumbrances. Part 2.10(a)-2 of the Disclosure Schedule sets forth a list of each material real property lease, sublease, license or occupancy agreement pursuant to which any of the Acquired Companies leases, subleases, licenses or occupies real property from any other Person as of the date of this Agreement (the “Leases”). The Acquired Companies are the sole holders of good and valid leasehold interests in and to all of the Leased Real Property, and the Acquired Companies’ interests in the Leased Real Property are free and clear of any Encumbrances, except for Permitted Encumbrances. All of the Leases are (i) valid, binding on and enforceable against the applicable Acquired Company and, to the Knowledge of the Company, each of the parties thereto, subject to the Enforceability Exceptions, and (ii) are in full force and effect, have not been modified, amended or supplemented, in writing or otherwise, and all material rents, additional rents and other amounts due to date pursuant to each Lease have been paid, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Acquired Companies taken as a whole. To the Knowledge of the Company, no Acquired Company has received any written notice of a material breach or default under any Lease to which it is a party, nor, to the Knowledge of the Company, has any other party to any Lease breached such Lease in any material respect, nor has any event or omission occurred which with the giving of notice or the lapse of time, or both, would constitute a material breach or default under any Lease. The Company has Made Available to Parent accurate and complete copies of all Leases as of the date of this Agreement (excluding any amendments thereto superseded or not in effect as of the date of this Agreement).

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Acquired Companies taken as a whole, other than as set forth on Part 2.10(b) of the Disclosure Schedule, no Acquired Company has made any alterations, additions or improvements to the Leased Real Property that are required to be removed at the termination of the applicable lease term and, to the Knowledge of the Company, the present use and operation of the Owned Real Property and the Leased Real Property is authorized by, and is in compliance with all applicable zoning, land use, building, fire, health, labor, safety and health laws and other applicable Laws. To the Knowledge of the Company, the Company has not received written notice of a pending or threatened Legal Proceeding that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any material Owned Real Property or Leased Real Property. To the Knowledge of the Company, the Company has not received any written notice of any pending rezoning, condemnation or eminent domain proceedings relating to any Owned Real Property or Leased Real Property. To the Knowledge of the Company, and except as set forth in Part 2.10(c) of the Disclosure Schedule, there are no variances, special zoning exceptions, conditions or agreements affecting the Owned Real Property or any part thereof, that would have a material and adverse effect on the use of the Owned Real Property and, to the Knowledge of the Company, the Company’s use of the Leased Real Property as of the date of this Agreement.

(c) Except as set forth in Part 2.10(c) of the Disclosure Schedule, and except for customary access rights or easements or licenses granted in the ordinary course of owning or operating the Owned Real Property or Leased Real Property, as applicable, that are deemed to constitute Permitted Encumbrances pursuant to the terms of this Agreement, (i) there are no leases, subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Owned Real Property or Leased Real Property to any Person other than the Acquired Companies, (ii) there is no Person in possession of any of the Owned Real Property or Leased Real Property other than the Acquired Companies, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any of the Owned Real Property or any portion thereof or interest therein.

(d) Except as set forth in Part 2.10(d) of the Disclosure Schedule, all buildings, structures, fixtures, material items of equipment and other material tangible assets owned by or leased to the Acquired Companies (including the Leased Real Property) are adequate for the conduct of the businesses of the Acquired Companies in the manner in which such businesses are currently being conducted and are in good condition and repair in all material respects (ordinary wear and tear excepted).

(e) Part 2.10(e)-(1) of the Disclosure Schedule sets forth an accurate and complete description of the projects within each parcel of undeveloped real property owned by the Acquired Companies, as of the date of this Agreement, that is held for development or anticipated to be sold by an Acquired Company for development (the “Development Real Property”). The Acquired Companies are the sole owners of the Development Real Property and, subject to Permitted Encumbrances, have good, valid and marketable fee simple title to the Development Real Property, and the Development Real Property is free and clear of any Encumbrances, except for Permitted Encumbrances. Part 2.10(e)-1 of the Disclosure Schedule sets forth the current zoning of each parcel of the Development Real Property and the status of entitlements for each parcel of Development Real Property. Except as set forth on Part 2.10(e)-1 of the Disclosure Schedule, no parcel of any of the Development Real Property is subject to any restrictions applicable to any parcel of the Development Real Property that would restrict in any material respect the development of such parcel for commercial or residential use, except for Permitted Encumbrances. Except as set forth on Part 2.10(e)-2 of the Disclosure Schedule, no portion of the Development Real Property is subject to a Contract for sale and no third party has the right to use or occupy any portion of the Development Real Property. Part 2.10(e)-3 sets forth (i) each parcel of Development Real Property that is currently under development and (ii) the anticipated use of such parcel. The Acquired Companies have not encumbered, sold or agreed to sell or encumber any development rights, air rights or other similar rights except for Permitted Encumbrances.

2.11 Intellectual Property.

(a) Part 2.11(a) of the Company Disclosure Schedule accurately identifies: (i) (A) each item of material Registered IP in which any Acquired Company has (or purports to have) an ownership interest, (B) each item of material Registered IP in which any Acquired Company has (or purports to have) any material exclusive license or similar exclusive right, in any field or territory, and (C) each item of material Registered IP in which any Acquired Company has (or purports to have) an ownership interest as to which material rights have been granted to another Person pursuant to a material Company Outbound License, in each case including the jurisdiction in which such item of material Registered IP has been registered or filed and the applicable application, registration or serial number and date and the record owner and, if different, the legal owner and beneficial owner, (ii) each material Company Inbound License; and (iii) each material Company Outbound License, in each case as of the date of this Agreement.

(b) Except as set forth in Part 2.11(b) of the Disclosure Schedule, the Acquired Companies exclusively own all right, title and interest in and to the material Company IP, free and clear of any Encumbrances, except for Permitted Encumbrances. Without limiting the generality of the foregoing: (i) all documents and instruments necessary to perfect the rights of the Acquired Companies in the Company IP that is material Registered IP have been validly executed, delivered and filed with the appropriate Governmental Authority at a time so as not to cause a loss or impairment of such material Registered IP; (ii) each Person who is or was involved in the creation or development of any material Intellectual Property or material Intellectual Property Rights in the course of that Person’s work with or for any Acquired Company has validly and irrevocably assigned to an Acquired Company all such material Intellectual Property and Intellectual Property Rights and is bound by confidentiality provisions protecting such Intellectual Property and Intellectual Property Rights; (iii) no Governmental Authority, university, college, or other educational institution or research center has or purports to have any (A) ownership in any material Company IP or (B) any rights to any material Company IP delivered pursuant to a Government Contract other than rights granted to the U.S. government in the ordinary course of business; (iv) each Acquired Company has taken the steps reasonably required under any Government Contract and applicable Law to assert, protect and support its rights in material Company IP so that no more than the rights or licenses intended to be provided by each Acquired Company under such applicable Laws and Government Contract terms will have been provided to the relevant prime contractor or Governmental Authority, including to list material Software and material technical data covered by Company IP in any required assertions table and to include the proper and required restrictive legends on copies of such material Software and material technical data delivered under any Government Contract; (v) each Acquired Company has taken commercially reasonable steps to maintain the confidentiality of its material trade secrets and other material confidential information, and to otherwise protect, maintain and preserve its material Intellectual Property and Intellectual Property Rights, and, to the Knowledge of the Company, since January 1, 2018, there has been no material violation, infringement or unauthorized access or disclosure of the foregoing; (vi) none of the Acquired Companies: (1) is or has been a member of, made any submission or contribution to, or is subject to any Contract with any forum, consortium, patent pool, standards body or similar Person (each, a “Standards Organization”) that does or would obligate any Acquired Company to grant or offer a license or other right to, or otherwise impair its control of, any material Company IP; or (2) has received a request in writing from any Person for any license or other right to any material Company IP in connection with the activities of or participation in any Standards Organization; (vii) no material Company IP is subject to any commitment that does or would require the grant of any license or right to any Person, or otherwise limit any Acquired Company’s control, of any material Company IP; (viii) except for Intellectual Property Rights licensed to Acquired Companies under Company Inbound Licenses, and except for Intellectual Property Rights in components, Software, and technical data supplied to the Acquired Companies by their suppliers, the Acquired Companies own all material Intellectual Property Rights in each Company Product; and (ix) the Acquired Companies own or otherwise have sufficient rights in, and after the Closing the Surviving Corporation will continue to own and otherwise have sufficient rights in, all material Intellectual Property Rights necessary to conduct the business of the Acquired Companies as currently conducted.

(c) All Company IP that is material Registered IP is subsisting, and, to the Knowledge of the Company, valid and enforceable. Without limiting the generality of the foregoing: (i) with respect to each item of Company IP that is material Registered IP, all necessary (A) fees, payments and filings have been timely submitted to the relevant Governmental Authority; and (B) other actions have been timely taken, in the case of each of clauses (A) and (B), so as to maintain such material Registered IP in full force and effect; and (ii) no Legal Proceeding is pending, has since January 1, 2018 been pending or, to the Knowledge of the Company, has since January 1, 2018 been threatened, in which the ownership, scope, validity or enforceability of any material Company IP is being, has been, or reasonably would be expected to be contested or challenged, except for Legal Proceedings before a government patent or trademark office for the ordinary-course prosecution of Registered IP.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or Encumbrance on, any material Company IP; (ii) a breach of, default under, termination of, or reduction or limitation on the scope of any license under any material Company Inbound License or a breach of, default under, termination of, or expansion of the scope of any material Company Outbound License; (iii) the grant, assignment or transfer to any other Person of any license or other right, immunity, or interest under, in or to any material Company IP or material Intellectual Property Rights owned by Parent, the Surviving Corporation or any of their Affiliates or the satisfaction of any condition as a result of which any Person would be permitted to exercise any license or other right, immunity, or interest under, in or to any material Company IP or material Intellectual Property Right owned by Parent, the Surviving Corporation or any of their Affiliates; (iv) Parent, the Surviving Corporation or any of their Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of material Intellectual Property or Intellectual Property Rights anywhere in the world; (v) a reduction of any royalties or other payments that an Acquired Company otherwise would be entitled to with respect to any material Company IP; or (vi) Parent, the Surviving Corporation or any of their Affiliates being obligated by the terms of any Company Contract related to Intellectual Property to pay any material royalties or other material amounts to any Person in excess of those payable by the Acquired Companies prior to the Closing.

(e) No Acquired Company has ever infringed, misappropriated or otherwise violated or made unlawful use (directly, contributorily, by inducement or otherwise) of any Intellectual Property or Intellectual Property Right of any other Person, and none of the Company Products or the conduct of the business of any Acquired Company infringes, violates or makes unlawful use of any Intellectual Property Right of any other Person, and no Company Product contains any Intellectual Property misappropriated from any other Person, in each case in a manner that would, or would be reasonably expected to, create a material Liability for any of the Acquired Companies. Without limiting the generality of the foregoing: (i) no infringement, misappropriation, unlawful use or similar Legal Proceeding is pending or threatened in writing (or to the Knowledge of the Company otherwise threatened) against any Acquired Company or, to the Knowledge of the Company, pending or threatened against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such Legal Proceeding; and (ii) to the Knowledge of the Company, since January 1, 2018, no Acquired Company has received any written notice or other communication relating to any actual, alleged or suspected infringement, misappropriation, violation or unlawful use by any Company Product, or by any Acquired Company, of any Intellectual Property or Intellectual Property Right of another Person, in the case of each of clauses (i) and (ii), that would, or would be reasonably expected to, create a material Liability for any of the Acquired Companies.

(f) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or reasonably would be expected to, with or without notice or lapse of time, result in the delivery, license or disclosure of (or a requirement that any Acquired Company or other Person deliver, license, or disclose) any Source Material for any material Company IP to any escrow agent or other Person. To the Knowledge of the Company, no event has occurred or circumstance or condition exists that, with or without notice or lapse of time, will, or reasonably would be expected to, give rise to or serve as a basis for an obligation to deliver, license or disclose any Source Material for any material Company IP that any Acquired Company maintains, or desires to maintain, as confidential or proprietary to any escrow agent or other Person.

(g) No material Company Software contains, is derived from, is distributed or made available with, or is being or was developed using Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose or purport to impose a requirement or condition that an Acquired Company grant a license under or to, or refrain from asserting or enforcing, its material Intellectual Property Rights or that any other Software included in any material Company IP, or part thereof, be: (i) disclosed, distributed or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no or minimal charge. Each Acquired Company has at all times complied with, and is currently in compliance with, all of the licenses, conditions, and other requirements applicable to Open Source Software in all material respects.

(h) The Acquired Companies’ receipt, use, disclosure, collection, confidentiality, processing, transfer or security of Protected Information has since January 1, 2018 complied, and complies with, in all material respects: (i) each Company Contract; (ii) applicable Information Privacy and Security Laws; and (iii) applicable policies and procedures adopted by the Acquired Companies relating to Protected Information.

(i) Except as set forth in Part 2.11(i) of the Disclosure Schedules, the Acquired Companies have adopted, and are and since January 1, 2018 have been in compliance in all material respects with, reasonable policies and procedures that apply to the Acquired Companies with respect to privacy, data protection, processing, security and the collection and use of Protected Information gathered or accessed in the course of the operations of the Acquired Companies.

(j) Each Acquired Company appropriately protects in all material respects the confidentiality, integrity and security of its Protected Information and its IT Systems against any unauthorized use, access, interruption, modification or corruption. Each Acquired Company has implemented and maintains an information security program that: (i) complies in all material respects with all applicable Information Privacy and Security Laws and prevailing industry standards; (ii) reasonably identifies internal and external risks to the security of any proprietary or confidential information, including Protected Information; (iii) monitors and protects Protected Information and all material IT Systems against any unauthorized use, access, interruption, modification or corruption, in each case in conformance with applicable Information Privacy and Security Laws in all material respects; (iv) reasonably implements, monitors and maintains appropriate administrative, organizational, technical and physical safeguards to control the risks described in clauses (ii) and (iii) above; (v) is described in written data security policies and procedures; (vi) reasonably assesses each of the Acquired Companies’

data security practices, programs and risks; and (vii) maintains incident response and notification procedures in compliance in all material respects with applicable Information Privacy and Security Laws. Each Acquired Company is taking, and has since January 1, 2018 taken, reasonable measures to ensure that any Protected Information collected or handled by authorized third parties acting on behalf of such Acquired Company provides similar safeguards, in each case, in compliance in all material respects with applicable Information Privacy and Security Laws and consistent with general industry standards.

(k) Each Acquired Company has taken reasonable and appropriate measures to secure all Company Technology prior to selling, distributing, deploying or providing it to customers, in each case in all material respects and, in any event, as required by applicable Company Contracts, or in the case of any Company Technology sold, distributed, or provided to customers, in all material respects and, in any event, as required by applicable Company Contracts and in accordance with industry standards. No Company Technology contains any listening or recording device of which the user or the customer is not made aware, “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), software routine, disabling codes or instructions or other vulnerabilities, faults or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, Protected Information, information processed by Company Technology, or a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent. To the Knowledge of the Company, since January 1, 2018, there has been no material data security breach of any IT System, or material unauthorized acquisition, access, use or disclosure of any Protected Information, owned, transmitted, used, stored, received or controlled by or on behalf of any of the Acquired Companies, or investigation, audit, complaint or litigation relating to any data security breach or violation of applicable Information Privacy and Security Laws by any Acquired Company.

2.12 Material Contracts.

(a) Part 2.12(a)-1 of the Company Disclosure Schedule identifies, as of the date of this Agreement, each of the following Company Contracts, excluding any Parent Contracts and Bids:

(i) any Company Contract: (A) relating to the employment of, or the performance of services by, any officer; or (B) pursuant to which any of the Acquired Companies is or may become obligated to make any bonus or similar payment or series of payments (other than payments constituting base salary or base compensation) in excess of $100,000 in any given period of twelve (12) months to any Company Associate;

(ii) any Company Contract relating to employment or employee benefits, including any stock option plan, stock appreciation right plan, restricted stock or stock unit plan, stock purchase plan or other equity incentive plan, any of the benefits of which will be triggered or increased, or the vesting of any of the benefits of which will be accelerated, by the consummation of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions (either alone in connection with a previous or subsequent termination of employment or service in combination therewith);

(iii) any Company Contract relating to the development, sale or disposition of any Owned Real Property or Development Real Property;

(iv) any Company Contract: (A) involving a material joint venture, strategic alliance, partnership or sharing of profits or revenue; or (B) for any capital expenditure over the remaining life of such Company Contract in excess of $2,500,000 that is not included in the Company’s capital expenditure budget set forth in Part 2.12(a)-1(iv) of the Disclosure Schedule;

(v) any Company Contract entered into since January 1, 2010, relating to the acquisition, transfer, sale, development (including joint development) or joint ownership of any material Company IP (other than assignments of Intellectual Property to the Acquired Companies from their employees or contractors on standard forms used by such Acquired Companies);

(vi) any Company Contract entered into at any time since January 1, 2018: (A) relating to the disposition or acquisition by any Acquired Company of any business, product line or other assets outside the ordinary course of business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $10,000,000 individually or $20,000,000 in the aggregate for all such Company Contracts; or (B) pursuant to which any Acquired Company will acquire any interest, or will make an investment, other than short term investments including but not limited to money market funds, bank deposits, commercial paper and other money market instruments as disclosed in the Company Balance Sheet or the notes thereto, or incurred in the ordinary course consistent with past practice since the date of the Company Balance Sheet, for consideration in excess of $10,000,000 in any other Person, other than another Acquired Company;

(vii) any Company Contract relating to the disposition or acquisition by any Acquired Company of any business, product line or other material assets of the Acquired Company or another Entity outside the ordinary course of business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) with continuing material indemnification obligations of any Acquired Company, or any material remaining “earn out” or other contingent payment or consideration of any Acquired Company that has not been substantially satisfied prior to the date of this Agreement;

(viii) any Company Contract containing any “standstill” or similar provisions that limit or restrict; (A) the ability of a Person to acquire any securities or assets of an Acquired Company or (B) the ability of an Acquired Company to acquire any securities or assets of a Person that is not an Acquired Company;

(ix) any Company Contract that by its terms materially limits or restricts the right or ability of any Acquired Company (or, by its terms, following the Closing would limit or restrict Parent or any Subsidiary of Parent (other than those Subsidiaries constituting Acquired Companies)): (A) to engage in any line of business or compete with, or provide any product or service to, any other Person or in any geographic area; (B) to acquire any product or other asset or any service from any Person, sell any product or other asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or other asset or license any Intellectual Property Right to or for any other Person;

(x) any Company Contract that by its terms: (A) grants exclusive rights to market, sell or deliver any material product or service of any Acquired Company; (B) contains any “most favored nation” or similar provision in favor of the counterparty for a material product or service of any Acquired Company; (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to a material asset owned by an Acquired Company; or (D) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or a material portion of an Acquired Company’s requirements from any third party; or any Company Contract that, by its terms, following the Closing would grant, contain or provide, or purport to grant, contain or provide, any of the foregoing rights in respect of Parent or any Subsidiary of Parent (other than those Subsidiaries constituting Acquired Companies);

(xi) any Company Contract that involves or includes, as the case may be: (A) fixed price development work with a completion criteria in excess of $5,000,000 over the remaining life of such Company Contract; or (B) as of September 30, 2020, an anticipated loss for the remaining life of the Company Contract determined in accordance with GAAP in excess of $5,000,000;

(xii) any settlement, conciliation or similar Company Contract arising out of a Legal Proceeding or threatened Legal Proceeding: (A) that materially restricts or imposes any material obligation on any Acquired Company or materially disrupts the business of any of the Acquired Companies as currently conducted; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $5,000,000 in the aggregate following the date of this Agreement;

(xiii) any Company Contract (other than a Company Contract under any Company Equity Plan or evidencing any Company Equity Award on the form or forms used by the Company in the ordinary course of business and Made Available to Parent, and other than the Company Convertible Notes Indenture): (A) relating to the future acquisition, issuance, voting, registration, sale or transfer of any security, other than Company Contracts for marketable securities held for investment purposes that represent less than two percent (2%) of the outstanding capital stock of such Entity; or (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any security;

(xiv) any Bid submitted by an Acquired Company that, if awarded to the Acquired Company, would result or be expected to result following a period of negotiations, in a Company Contract contemplated by any of the foregoing clauses (i) through (x); and

(xv) any other Company Contract (other than any other Material Contract), if a termination of such Company Contract reasonably would be expected to have or result in a Material Adverse Effect on the Company.

For purposes of this Agreement (except as otherwise set forth herein), Company Contracts of the type required to be set forth in Part 2.10(c), Part 2.11(a)(ii)-(iii), Part 2.12(a)-1, Part 2.15(b), Part 2.19(a)-1, Part 2.19(a)-2 and Part 2.21(a) of the Disclosure Schedule, any Parent Contact and Bid that would be required to be listed in Part 2.12(a)-1 but for the exclusion of Parent Contracts and Bids, and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), in each case as of the date of this Agreement shall be deemed to constitute a “Material Contract.” Except as set forth on Part 2.12(a)-2 of the Disclosure Schedule, the Company has Made Available to Parent an accurate and complete copy of each Material Contract.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Acquired Companies taken as a whole, each Company Contract that constitutes a Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms against each Acquired Company which is a party thereto, subject to the Enforceability Exceptions and assuming the validity, binding nature and enforceability against the counterparty or counterparties thereto. None of the Acquired Companies, and, to the Knowledge of the Company, no other Person, has materially violated or breached, or committed any material default under, any Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) reasonably would be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a material default or exercise any remedy under any Material Contract; (iii) give any Person the right to receive or require a penalty under any Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Material Contract (or any material obligation thereunder); or (v) give any Person the right to cancel, terminate or modify any Material Contract. Since January 1, 2018, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding an actual or alleged material breach by an Acquired Company of, or default by an Acquired Company under, any Material Contract.

2.13 Company Products. To the Knowledge of the Company, each Company Product sold, delivered, provided or otherwise made available by any Acquired Company or accepted by any customer of any Acquired Company since January 1, 2018 (a) conforms and complies in all material respects with the terms and requirements of any applicable warranty or other Contract terms and (b) is free of any material design defect, manufacturing or construction defect or other defect or deficiency at the time it was sold, delivered, provided or otherwise made available, in each case except for any such non-conformities, non-compliance, defects or deficiencies that would either (i) individually, not reasonably be expected to result in liabilities in excess of $1,000,000; or (ii) in the aggregate, not reasonably be expected to result in liabilities in excess of $10,000,000. Notwithstanding anything to the contrary contained in this Section 2.13, the Company makes no representations or warranties with respect to any Parent Contracts and Bids in this Section 2.13.

2.14 Major Customers and Suppliers.

(a) Part 2.14(a) of the Disclosure Schedule sets forth an accurate and complete list of each customer who was one of the five largest sources of revenues for the Acquired Companies for each of 2019 and 2020, based on amounts paid or payable as of the date of this Agreement (each, a “Major Customer”). No Acquired Company has any pending material dispute with any Major Customer. Since January 1, 2018 no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Customer to the effect that such Major Customer likely will not continue as a customer of any of the Acquired Companies or to the effect that such Major Customer intends to terminate or materially modify any existing Contract with any of the Acquired Companies in any manner materially adverse to any Acquired Company, including by materially reducing the scale of the business conducted with, any of the Acquired Companies. To the Knowledge of the Company, the Acquired Companies have satisfied all material commitments, as and when such material commitments have been required to be satisfied, under each Contract with a Major Customer with respect to Company Products, including commitments relating to delivery schedules and product performance.

(b) Part 2.14(b) of the Disclosure Schedule sets forth an accurate and complete list of each supplier who was one of the 10 largest suppliers of the Acquired Companies for each of 2019 and 2020, based on amounts paid or payable to such suppliers as of the date of this Agreement (each a “Major Supplier”). No Acquired Company has any pending material dispute with any Major Supplier. Since January 1, 2018, no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Supplier to the effect that such Major Supplier will likely not continue as a supplier of any of the Acquired Companies or to the effect that such Major Supplier intends to terminate or materially modify any existing Contract with any of the Acquired Companies in any manner materially adverse to any Acquired Company, including by materially reducing the scale of the business conducted with, any of the Acquired Companies.

(c) Notwithstanding anything to the contrary contained in this Section 2.14, the Company makes no representations or warranties with respect to any Parent Contracts and Bids in this Section 2.14.

2.15 Liabilities; Indebtedness.

(a) As of the date hereof, none of the Acquired Companies has any Liability that would be required to be recorded as a liability on a balance sheet prepared in accordance with GAAP (or required to be disclosed in the footnotes thereto under GAAP), except for: (i) Liabilities reflected, reserved against or otherwise included or disclosed in the Company Balance Sheet or the notes thereto; (ii) Liabilities that have been incurred by the Acquired Companies since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices; (iii) Liabilities for performance of obligations of the Acquired Companies not yet due under Company Contracts; (iv) Liabilities described and in the amounts stated in Part 2.15(a) of the Disclosure Schedule; (v) Liabilities incurred in connection with the Contemplated Transactions and (vi) other Liabilities that, individually or in the aggregate, are not material and adverse to the Acquired Companies taken as a whole.

(b) Part 2.15(b) of the Disclosure Schedule lists all indebtedness of the Acquired Companies for borrowed money outstanding as of the date of this Agreement in excess of $250,000,000 in the aggregate (other than any such indebtedness owed to another Acquired Company).

2.16 Compliance with Laws.

(a) Each of the Acquired Companies is, and at all times since January 1, 2018 has been, in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. Since January 1, 2018, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority or other Person regarding any actual or alleged violation of, or failure to comply with, any applicable Law, except for such actual or alleged violations or failures to comply as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies taken as a whole. Notwithstanding anything to the contrary contained in this Section 2.16(a), the Company makes no representations or warranties in this Section 2.16(a) with respect to any applicable Laws pertaining to Government Contracts or Government Bids.

(b) None of the Acquired Companies, and no director or officer or other employee acting on behalf of an Acquired Company or, to the Knowledge of the Company, agent or third party acting on behalf of any of the Acquired Companies, has directly or indirectly: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, or authorized any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of any applicable anti-corruption or anti-bribery Law, including the Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010 and any other comparable law of a jurisdiction outside the United States; or (iii) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. For purposes of this Section 2.16(b), an “unlawful payment” shall include any transfer of funds or any other thing of value, such as a gift, transportation or entertainment, which transfer is contrary to any applicable Law, including any payment to a third party all or part of the proceeds of which is used for a corrupt payment. Since January 1, 2015, none of the Acquired Companies or any other Entity under their control has been charged, prosecuted or, to the Knowledge of the Company, investigated, for any violation of any applicable Law in respect of the matters contemplated by this Section 2.16(b). Since January 1, 2015, none of the Acquired Companies or any Entity under their control has disclosed to any Governmental Authority information that establishes or indicates that an Acquired Company violated or would reasonably be expected to have violated any applicable Law in respect of the matters contemplated by this Section 2.16(b), and to the Knowledge of the Company, no circumstances exist that would reasonably be expected to give rise to such a violation in the future.

(c) Since January 1, 2015, each of the Acquired Companies and, to the Knowledge of the Company, each Entity under their control (i) has been and is in compliance in all material respects with all U.S. Export and Import Laws and all applicable Foreign Export and Import Laws; and (ii) has complied in all material respects with, all of its licenses, registrations and other authorizations for export, re-export, deemed export or re-export, transfer or import required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business. Since January 1, 2015, none of the Acquired Companies has been cited or fined for a material failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law, and no economic sanctions-related, export-related or import-related Legal Proceeding, investigation or inquiry is, or has been pending or, to the Knowledge of the Company, threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Authority.

(d) Since January 1, 2015 (except where otherwise expressly indicated below), none of the Acquired Companies nor, to the Knowledge of the Company, any Entity under their control or any of their respective directors, officers, employees or agent acting on behalf of any Acquired Company (i) is or has been a Person with whom transactions are prohibited or limited under any U.S. Export and Import Law or Foreign Export and Import Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other similar Governmental Authority; (ii) has violated or made a disclosure (voluntary or otherwise) to a responsible Governmental Authority regarding compliance with any U.S. Export and Import Law or Foreign Export and Import Law; (iii) has engaged in any transaction or otherwise dealt directly or indirectly with the Crimea Region of Ukraine/Russia since December 19, 2014, or with Cuba, Iran, North Korea, Sudan or Syria since October 5, 2015 with respect to any goods, software or services, or any other country against which the U.S. maintains an arms embargo if the proposal or transaction involved goods, software, services or technology controlled by ITAR; or (iv) has employed or is currently employing at any of its facilities a foreign person within the meaning of the ITAR who is a national of Cuba, Iran, North Korea, Sudan or Syria, or a person ordinarily resident in the Crimea region of Ukraine/Russia.

2.17 Governmental Authorizations.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies taken as a whole: (i) the Acquired Companies hold, and since January 1, 2018 have held, all Governmental Authorizations, and have made all filings required under applicable Laws, necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect or expired at a time when such Governmental Authorizations no longer were required and (iii) each Acquired Company is, and since January 1, 2018 has been, in compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2018, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding (i) any actual or alleged material violation of or material failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation or termination of any material Governmental Authorization.

(b) Part 2.17(b) of the Disclosure Schedule describes the material terms of each material grant, incentive, tax reduction or deferral arrangement or subsidy provided or made available to or for the benefit of any of the Acquired Companies by any Governmental Authority or otherwise, which is in effect as of the date of this Agreement. Each of the Acquired Companies is in compliance in all material respects with all of the terms and requirements of each grant, incentive, tax reduction or deferral arrangement or subsidy identified or required to be identified in Part 2.17(b) of the Disclosure Schedule, except where the failure to be in compliance would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other Contemplated Transactions will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive, tax reduction or deferral arrangement or subsidy identified or required to be identified in Part 2.17(b) of the Disclosure Schedule.

2.18 Tax Matters.

(a) Except as would not be material and adverse to the Acquired Companies taken as a whole: (i) each of the Tax Returns filed, or required to be filed, by or on behalf of any Acquired Company with any Governmental Authority with respect to any taxable period ending on or before the Closing Date (A) has been or will be filed on or before the applicable due date (taking into account any available extensions of such due date) and (B) has been, or will be when filed, accurate and complete and in compliance with all applicable Laws; (ii) each of the Acquired Companies has timely paid all Taxes required to be paid by it; (iii) each of the Acquired Companies has withheld from each payment or deemed payment made to any Company Associate or to its past or present suppliers, creditors, stockholders or other third parties all Taxes and other deductions required to be withheld and has, within the time and in the manner required by applicable Law, paid such withheld amounts to the proper Governmental Authority and complied with all related reporting and record retention requirements; and (iv) there are no Encumbrances for Taxes upon any of the assets of any of the Acquired Companies except for Permitted Encumbrances.

(b) The Company Balance Sheet fully accrues all actual and contingent Liabilities of the Acquired Companies for Taxes in accordance with GAAP (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items).

(c) There is no currently effective agreement extending or waiving the period of assessment or collection for any material Tax. The relevant statute of limitations is closed with respect to all material Tax Returns of each of the Acquired Companies for all taxable years through December 31, 2016.

(d) No audit, claim or Legal Proceeding with respect to material Taxes or Tax Returns of any Acquired Company is pending or has been threatened in writing against or with respect to any Acquired Company in respect of any Tax, and no deficiency for any material amount of Tax has been asserted or assessed in writing by a Governmental Authority against any Acquired Company that has not been completely settled, paid or withdrawn.

(e) No claim has ever been made in writing by any Governmental Authority in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(f) No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g) In the five (5) years prior to the date hereof, no Acquired Company (i) has been a member of an “affiliated group” as defined in Section 1504(a) of the Code (or similar state, local or foreign filing group) other than a group consisting solely of the Company and one or more of its Subsidiaries, or (ii) has any material Liability for the Taxes of any Person other than an Acquired Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, or by Contract.

(h) None of the Acquired Companies is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement solely between two or more Acquired Companies or entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes).

(i) Each of the Acquired Companies has at all times complied in all material respects with Section 482 of the Code and any similar provision of foreign Tax Law.

(j) Except as set forth in Part 2.18(j) of the Disclosure Schedule, no Acquired Company has participated in, or is currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a similar transaction under any corresponding or similar applicable Law.

(k) None of the Acquired Companies will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (i) any change in accounting method pursuant to Section 481 of the Code (or any comparable provision under state, local or foreign applicable Tax Laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (ii) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign applicable Tax Laws) arising from any transaction that occurred prior to the Closing; (iii) any installment sale or open transaction that occurred prior to the Closing; (iv) any prepaid amount received prior to the Closing; or (v) any election under Section 108(i) or Section 965(h) of the Code made prior to the Closing.

(l) No Acquired Company has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Except as set forth in Part 2.18(m) of the Disclosure Schedule, no Acquired Company has elected to defer the payment of any “applicable employment taxes” pursuant to Section 2302 of the CARES Act. No Acquired Company has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

2.19 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.19(a)-1 of the Disclosure Schedule, none of the Acquired Companies is or since January 1, 2018 has been a party to, subject to, or under any obligation to bargain for, any Collective Bargaining Agreement, and there are no labor organizations representing or purporting to represent any Company Associate, nor does any Union hold bargaining rights with respect to any Company Associate by way of certification, interim certification, voluntary recognition or succession rights, or has applied or, to the Knowledge of the Company, threatened in writing to apply to be certified as the bargaining agent of any Company Associate. There are no organizing, election, certification petitions or campaigns pending or, to the Knowledge of the Company, threatened in writing by or on behalf of any Union with respect to any Company Associate. Except as set forth in Part 2.19(a)-1 or Part 2.19(a)-2 of the Disclosure Schedule, no Acquired Company has agreed to recognize any Union, nor has any Union been certified as the exclusive bargaining representative of any Company Associate. Except as Made Available to Parent, there is no Union that, pursuant to any applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with any of the Contemplated Transaction. Except as would not have a material and adverse effect on the Acquired Companies, taken as a whole, since January 1, 2018, no Acquired Company has been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, attempt to organize or Union organizing activity, or any similar activity or dispute, affecting any of the Acquired Companies or any of their employees.

(b) Except as would not have a material and adverse effect on the Acquired Companies taken as a whole, each Company Associate that currently renders or has rendered services to any of the Acquired Companies that is classified as a Contract Worker or other nonemployee status or as an exempt employee, is properly characterized as such for all purposes.

(c) Except as would not have a material and adverse effect on the Acquired Companies taken as a whole, no Contract Worker is eligible to participate in any Company Employee Plan.

(d) Except as would not have a material and adverse effect on the Acquired Companies taken as a whole, to the Knowledge of the Company, since January 1, 2018 no Person has claimed or has reason to claim that any Company Associate: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement, non-solicitation agreement, nondisclosure agreement, any other restrictive covenant with such Person; (ii) has disclosed or utilized any trade secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees. Except as would not have a material and adverse effect on the Acquired Companies taken as a whole, to the Knowledge of the Company, no Company Associate has used or proposed to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company.

(e) Except as would not have a material and adverse effect on the Acquired Companies taken as a whole, each Acquired Company is, and since January 1, 2018 has been, in compliance in all respects with all applicable Laws respecting labor and employment, including hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including applicable Laws relating to discrimination, equal pay, wages and hours, overtime, business expense reimbursements, labor relations, leaves of absence, paid sick leave laws, work breaks, classification of employees (including exempt and independent contractor status), occupational health and safety, immigration, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, wrongful discharge or violation of personal rights including the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation) (the “WARN Act”). Since January 1, 2019, none of the Acquired Companies has effectuated a “plant closing” or “mass layoff” as those terms are used in the WARN Act and similar laws or has become subject to any obligation under any applicable Law or otherwise to notify or consult with, prior to or after the Effective Time, any Governmental Authority or other Person with respect to the impact of the Contemplated Transactions. None of the Acquired

Companies is a party to any Contract that restricts any Acquired Company from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of such Acquired Company. Except as would not have a material and adverse effect on the Acquired Companies taken as a whole, each of the Acquired Companies has properly accrued in the ordinary course of business and in accordance with GAAP, and has timely made all payments for, all wages, overtime, salaries, commissions, bonuses, fees and other compensation, together with any related Taxes and any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, worker’s compensation, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business consistent with past practice), for any services performed, directly or indirectly, for any Acquired Company.

(f) No formal allegation, complaint, charge or claim of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior has been made since January 1, 2018 against any Person who is or was a member of the board of directors, officer or direct report of an officer of any Acquired Company (a “Sexual Misconduct Allegation”), where “formal” refers to an allegation, complaint, charge or claim made through the Company’s Ethics Hotline or to a Human Resources employee designated to take complaints in his or her official capacity or to any of the individuals listed in the definition of Knowledge. No Acquired Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating directly or indirectly to any Sexual Misconduct Allegation.

(g) The Acquired Companies have used commercially reasonable efforts to adhere to applicable guidance from applicable Governmental Authorities such as the U.S. Centers for Disease Control and Prevention and the federal Occupational Safety and Health Administration relating to COVID-19.

(h) The Acquired Companies are and have, since January 1, 2018, been in compliance in all material respects with Executive Order No. 11246 (“E.O. 11246”), Section 503 of the Rehabilitation Act (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act (“VEVRAA”), including all implementing regulations. The Acquired Companies maintain and comply with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations, where required to do so by applicable Laws.

(i) No Acquired Company or any of its directors or officers, or any management level employees, is under administrative, civil or criminal (i) indictment or audit or (ii) to the Knowledge of the Company, investigation, in each case by any Governmental Authority relating to labor or employment matters at an Acquired Company that reasonably could be expected to result in a notice of material violation, material finding of reasonable cause, or similar material adverse finding.

(j) Part 2.19(j) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Company Employee Plan. None of the Acquired Companies intends, and none of the Acquired Companies has committed, to establish or enter into any new arrangement that would constitute a material Company Employee Plan, or to materially modify any Company Employee Plan (except to conform any such Company Employee Plan to the requirements of any applicable Laws or as required by this Agreement). The Company has Made Available to Parent, in each case, to the extent applicable and as of the date of this Agreement: (i) accurate and complete copies of all documents setting forth the terms of each material Company Employee Plan including all amendments thereto and all related trust documents; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan; (iii) all trust agreements, insurance contracts and funding agreements, including all amendments thereto; (iv) all discrimination and compliance tests performed under the Code for the most recent plan year; (v) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (vi) all material, non-routine filings, notices, correspondence or other communications relating to any Company Employee Plan that was submitted to or received from the IRS, the Pension Benefit Guaranty Corporation, the DOL, the SEC, or any other Governmental Authority since January 1, 2018 to the date of this Agreement.

(k) Except as would not have a material and adverse effect on the Acquired Companies taken as a whole, since January 1, 2018, each Company Employee Plan has been established, maintained and operated in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred since the date of the most recent determination that reasonably would be expected to result in the loss of such qualification. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Acquired Companies taken as a whole, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan since January 1, 2018. Except as set forth on Part 2.19(k) of the Disclosure Schedule, there is no audit, inquiry or Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing by the IRS, DOL, PBGC or any other Person with respect to any Company Employee Plan. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Acquired Companies taken as a whole, none of the Acquired Companies or any ERISA Affiliate has incurred any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980H of the Code since January 1, 2018. Each of the Acquired Companies and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except as would not result in material Liability and, to the extent not yet due, such contributions and other payments have been adequately accrued in accordance with GAAP in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports. None of the Acquired Companies or any ERISA Affiliate sponsors, maintains, participates in, or contributes to, or has an obligation to contribute to or has any Liability with respect to any Foreign Plan.

(l) Except as set forth on Part 2.19(l) of the Disclosure Schedule, none of the Acquired Companies, and no ERISA Affiliate, has ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any Liability in respect of, any: (i) Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) plan described in Section 413(c) of the Code; or (iv) a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No material Liability under Title IV (other than any Liability for premiums due to the PBGC (which premiums have been paid when due)) has been incurred by the Acquired Companies or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Acquired Companies or any ERISA Affiliate of incurring any such Liability. With respect to each Company Pension Plan that is subject to Title IV of ERISA as of the date hereof, there are no funding-based limitations (within the meaning of Section 436 of the Code) currently in effect. Since January 1, 2014 (or such shorter period provided hereafter), with respect to each Company Pension Plan that is subject to Title IV of ERISA as of the date hereof, (i) no proceeding has been initiated to terminate such plan under Section 4042 of ERISA, (ii) there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA) since January 1, 2018; (iii) no such plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year; (iv) all required contributions to each such plan have been made in compliance with Section 412 and 430 of the Code and Section 302 and 303 of ERISA on or before the applicable due date; (v) no such plan has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; and (vi) all premiums payable and due pursuant to Section 4007 of ERISA have been timely paid.

(m) Except as set forth in Part 2.19(m) of the Disclosure Schedule, no Company Employee Plan provides (except at no cost to the Acquired Companies or any Affiliate of any Acquired Company), or reflects or represents any Liability of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Laws at the recipient’s sole premium expense. No Company Employee Plan provides or reflects or represents any Liability of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, life insurance, health benefits or other welfare benefits to any member of the Company’s Board of Directors for any reason, unless such director is also an employee of an Acquired Company.

(n) Except as set forth in Part 2.19(n)-1 of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) create any limitation or restriction on the right of any Acquired Company to merge, amend or terminate any Company Employee Plan or Company Employee Agreement. Without limiting the generality of the foregoing, except as set forth on Part 2.19(n)-2 of the Disclosure Schedule, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. No Acquired Company has any obligation to gross-up or otherwise reimburse or compensate any Company Associate for any Taxes incurred by such Company Associate under or pursuant to Section 409A, Section 4999, or otherwise.

2.20 Environmental Matters.

(a) Except as set forth on Part 2.20(a) of the Disclosure Schedule, each of the Acquired Companies is, and since January 1, 2016 has been, in compliance in all material respects with, and is not subject to any material Liability under, any applicable Environmental Law, which compliance includes timely applying for, possessing, maintaining, and complying with the terms and conditions of all Environmental Authorizations. No notice or consent is required for any such Environmental Authorization to remain in full force and effect following consummation of the Contemplated Transactions.

(b) Except as set forth on Part 2.20(b) of the Disclosure Schedule or as would not reasonably be expected to result in material Liability under any applicable Environmental Law to any Acquired Company, (i) there has been no Release of Hazardous Substances at, on under or from (A) any real property currently owned, operated or leased by any Acquired Company or (B) to the Knowledge of the Company, at any real property formerly owned, operated or leased by the Acquired Company during its ownership, operation or tenancy, and (ii) since January 1, 2015 no Acquired Company has arranged, by contract, agreement or otherwise, for the transportation, treatment or disposal of Hazardous Substances at any location.

(c) Except as set forth on Part 2.20(c) of the Disclosure Schedule, there are no Legal Proceedings pending, or, to the Knowledge of the Company, threatened in writing against any Acquired Company and since January 1, 2015 (or, to the Knowledge of the Company, earlier for matters that remain unresolved), none of the Acquired Companies has received any written notice, request for information from a Governmental Authority, demand, letter, citation, summons, complaint, penalty or claim, in each case of the foregoing, that alleges that any of the Acquired Companies is not in material compliance with, any Environmental Law, or that alleges or could reasonably be expected to result in material Liability under any Environmental Law or with respect to Hazardous Substances.

(d) The Acquired Companies have Made Available to Parent copies of all Phase I environmental reports prepared on behalf of any of the Acquired Companies in their possession or under their control since January 1, 2013 through the date of this Agreement that relate to the acquisition of any of the Acquired Companies.

2.21 Government Contracts.

(a) Part 2.21(a) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of (i) each Government Contract to which an Acquired Company is a party and for which the period of performance has not expired or terminated or for which final payment has not yet been received, in each case, accounting for revenues for the period from January 1, 2020 through September 30, 2020 in excess of $10,500,000, (ii) each pending Government Bid that any Acquired Company has submitted with an aggregate contract value, if awarded to the Acquired Company, in excess of $50,000,000 and (iii) each Government Contract to which an Acquired Company is a party accounting for revenues for the period from January 1, 2020 through September 30, 2020 in excess of $10,500,000, and that requires the other contracting party’s consent for a change in control or ownership of an Acquired Company, or permits the other contracting party to terminate or cancel a Government Contract upon a change in control or ownership of an Acquired Company. Notwithstanding anything to the contrary contained in this Section 2.21(a), the Company is not obligated to list any Parent Contracts and Bids in Part 2.21(a) of the Disclosure Schedule.

(b) As of the date of this Agreement, no Acquired Company has received written notice that any Government Contracts or Government Bids are the subject of bid or award protest Proceedings or that the counterparty to any such Government Contract intends to materially reduce future expenditures under or refrain from exercising any material options under such Government Contracts.

(c) Except as set forth on Part 2.21(c) of the Disclosure Schedule, to the Knowledge of the Company: (i) each Acquired Company has complied in all material respects with all applicable Laws pertaining to all Government Contracts or Government Bids (and in any certificate, statement, list, schedule, or other documents submitted or furnished to a Governmental Authority in connection with the foregoing), including the FAR; the Defense Federal Acquisition Regulation Supplement (“DFARS”); Cost Accounting Standards; the Service Contract Act of 1963 (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates); the Truth in Negotiations Act; and the Anti-Kickback Act, where and as applicable to each Government Contract or Government Bid; (ii) no Acquired Company has received any written notice from a Governmental Authority regarding any alleged violation by the Company of the Civil False Claims Act, Procurement Integrity Act, Anti-Kickback Act, Truth in Negotiations Act, Buy American Act, Trade Agreements Act, Service Contract Act, or labor category qualification and billing contract requirements that reasonably could be expected to be material and adverse to the Acquired Companies taken as a whole; (iii) each Acquired Company is in compliance in all material respects with all national security requirements, including NISPOM and the data security, cybersecurity, and physical security systems and procedures required by its Government Contracts, including the National Institute of Standard and Technology Special Publication 800-171 (Protecting Controlled Unclassified Information in Nonfederal Information Systems and Organizations), DFARS 252.204-7008 (Compliance with Safeguarding Covered Defense Information Controls (Oct 2016)), DFARS 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting (Oct 2016)), and with the information security requirements of FAR 52.204-21 (Basic Safeguarding of Covered Contractor Information Systems (June 2016)); (iv) in the past six (6) years, any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Government Contract or applicable Law; (v) each Acquired Company has complied in all material respects with all representations and certifications set forth in such Government Contracts or Government Bids; and (vi) neither the U.S. Government nor any prime contractor, subcontractor, or other Person has notified any Acquired Company in writing that the Acquired Company has breached or violated in any material respect any applicable Law, term or condition pertaining to any Government Contracts or Government Bids.

(d) Except as set forth on Part 2.21(d) of the Disclosure Schedule, since August 14, 2019, no Acquired Company has provided covered telecommunications equipment or services to Government Authorities in the performance of a Government Contract. Since August 14, 2020, to the Knowledge of the Company, no Acquired Company has used covered telecommunications equipment or services, or used any equipment, system, or service that uses covered telecommunications equipment or services. For purposes of this section, the term “covered telecommunications equipment or services” shall have the meaning prescribed in FAR clause 52.204-25.

(e) To the Knowledge of the Company, in the past six (6) years, all facts set forth in or acknowledged in any disclosure statements, representations, warranties, certifications or other documents made, submitted, or furnished to any Governmental Authority with respect to any Government Contract or Government Bid (including all representations and certifications contained in each Acquired Company’s System for Award Management Registration and all representations and certifications submitted to any prime contractor or higher-tier subcontractor) were correct, current, and complete in all material respects as of their submission date. Except as set forth on Part 2.21(e) of the Disclosure Schedules, no termination for convenience, termination for default, cure notice, show cause notice, letter of concern, assessment of liquidated damages, claim, request for equitable adjustment, or material dispute is currently in effect, has been issued or made since January 1, 2018, or, to the Knowledge of the Company, has been threatened in writing since January 1, 2018, in each case, with respect to any Government Contract in excess of $150,000,000.

(f) Except as set forth on Part 2.21(f) of the Disclosure Schedules, at all times since January 1, 2018 and to the extent applicable and required: (i) the Company’s cost accounting and “contractor business systems” (as defined in DFARS 252.242-7005) have complied in all material respects with all applicable Laws and with the requirements of the Company’s Government Contracts; and (ii) the Company has not received written notice of a finding of fraud or any claim of any material Liability as a result of defective pricing, labor mischarging, or improper payments on the part of any Acquired Company in connection with any Government Contracts or Government Bids. To the Knowledge of the Company, there are no indirect rate variances for open cost accounting periods that, individually or in the aggregate, reasonably would be expected to result in a rate adjustment in excess of current reserves, in the aggregate, on the costs allocated to the Company’s Government Contracts.

(g) Since January 1, 2018, (i) no Acquired Company or any of its directors or officers, or, to the Knowledge of the Company, employees, is or has been (except as to routine security investigations) under administrative, civil, or criminal investigation, indictment, or audit (other than a routine Defense Contract Audit Agency audit in the ordinary course of business) by any Governmental Authority with respect to any Acquired Company’s Government Contracts or Government Bids; and (ii) the Company has not received any written communication from any Governmental Authority that the Company will be subject to any administrative, civil, or criminal investigation, indictment, or audit with respect to any Acquired Company’s Government Contracts or Government Bids; and (iii) there have been no written document requests, subpoenas, search warrants, or civil investigative demands received by any Acquired Company or any of its officers, directors or, to the Knowledge of the Company, employees with respect to any Acquired Company’s Government Contracts or Government Bids.

(h) Except as set forth on Part 2.21(h) of the Disclosure Schedules, within the five (5) year period immediately preceding the date of this Agreement, no Governmental Authority has assigned any Acquired Company a rating below “Satisfactory” in connection with any contractor performance assessment report, past performance questionnaire, or similar evaluation of past performance. Summaries of all level III and level IV Corrective Action Requests issued by Defense Contract Management Agency to any Acquired Company since January 1, 2018 to the date of this Agreement, and any related summary of corrective action responses and plans, have been Made Available to Parent.

(i) Since January 1, 2015, no Acquired Company or any of its Principals (as defined in FAR 52.209-5) is presently indicted or has been convicted of, had a civil judgment rendered against them, or have had a finding of fault and Liability rendered against them in any administrative or civil Proceeding for: (i) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract; (ii) violation of Federal or State antitrust laws relating to submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, violating Federal criminal Tax Laws, or receiving stolen property. Since January 1, 2015, no Acquired Company has had a disposition in a criminal, civil, or administrative Proceeding by consent or compromise with an acknowledgment of fault by the Acquired Company if the Proceeding could have led to any of the outcomes specified in clauses (i) through (iii) of the preceding sentence.

(j) No Acquired Company or any of its Principals (as defined FAR 52.209-5) has been or is now debarred, suspended, proposed for suspension or debarment, deemed nonresponsible, or otherwise excluded from participation in, or the award of, Government Contracts or from doing business with any Governmental Authority, nor does any other condition exist that would require disclosure under FAR 52.209-5. To the Knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension, debarment or exclusion proceedings or the finding of non-compliance, non-responsibility or ineligibility on the part of any Acquired Company or its Principals (as defined in FAR 52.209-5).

(k) Except as set forth in Part 2.21(k) of the Disclosure Schedule, since January 1, 2018, neither the Company nor any of its Representatives has made a written voluntary disclosure with respect to any alleged, potential, or actual irregularity, misstatement, noncompliance, or omission arising under or relating to a Government Contract or Government Bid, nor made any disclosure to any Governmental Authority pursuant to the FAR mandatory disclosure provisions (FAR 9.406-2, 9.407-2 & 52.203-13) and, to the Knowledge of the Company, no facts and circumstances exist that would require a mandatory disclosure pursuant to FAR 52.203-13. Since January 1, 2018, no Acquired Company has provided to any third party any Intellectual Property developed under any Government Contract in violation of such Government Contract.

(l) The Acquired Companies are not performing work for a Governmental Authority with an aggregate cost to the Acquired Companies of $20,000,000 without the benefit of a Government Contract, the reasonable expectation of a Government Contract based upon memorialized communications with the customer or contractual authorization or funding from such Governmental Authority, nor did any billed accounts receivable arise pursuant to such an arrangement.

(m) To the Knowledge of the Company, (i) all personnel security clearances and facility security clearances required by the Acquired Companies’ Government Contracts are valid and in full force and effect, (ii) the Company has not received written notice of any threatened revocation, invalidation, or suspension of any facility or personnel security clearance nor has the Company received any notice from a Governmental Authority of threatened revocation, invalidation or suspension of any facility security clearance, (iii) since January 1, 2018, the Company has not received a rating less than “Satisfactory” from any DCSA or other CSA inspection or audit, and (iv) there has been no material unauthorized disclosure of classified information by employees of the Company.

(n) To the Knowledge of the Company, (i) there are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that identify specific contracts, program, or work and restrict any Acquired Company’s ability to bid on or perform work on future Contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5, (ii) there are no activities or relationships between, on the one hand, an Acquired Company and, on the other hand, Parent, that reasonably would be expected to result in an organizational or personal conflict of interest, as defined in the FAR, as a result of this Agreement or the consummation of the Contemplated Transactions, and (iii) the Acquired Companies are and have been at all times since January 1, 2016 in compliance in all material respects with all organizational or personal conflict of interest (as defined in the FAR) mitigation plans entered into by an Acquired Company in connection with any active program or proposal. Since January 1, 2018, no Acquired Company has received any written notice of any failure to comply with such plans or the existence of any prohibited organizational or personal conflict of interest in connection with any Government Contract or Government Bid.

2.22 Insurance. Set forth on Part 2.22 of the Disclosure Schedule is a list of all material self-insurance programs of the Company, as of the date of this Agreement. The Company has Made Available to Parent all material insurance policies with third party insurers relating to the business, assets and operations of the Acquired Companies as of the date of this Agreement. Each of the material insurance policies relating to the business, assets and operations of the Acquired Companies is in full force and effect, no written notice of a material default or termination has been received by any Acquired Company in respect thereof and all premiums due thereon have been paid in full. Since January 1, 2019, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any: (a) cancellation or invalidation of or material increase in any premiums associated with any material insurance policy or (b) except as set forth on Part 2.22 of the Disclosure Schedule, refusal of any coverage or rejection of any material claim under any insurance policy.

2.23 Takeover Statutes; No Rights Plan. The Company’s board of directors has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. None of such actions by the Company’s board of directors has been amended, rescinded or modified. There are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to this Agreement, as it relates to the Merger or any of the Contemplated Transactions. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

2.24 No Existing Discussions. As of the date of this Agreement, none of the Acquired Companies, and, to the Knowledge of the Company, no Representative of any of the Acquired Companies, is currently engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

2.25 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting in favor of adopting this Agreement (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock, or any holders of any other securities of the Company (including the Company Convertible Notes), necessary to adopt this Agreement and approve the Merger.

2.26 Fairness Opinion. The Company’s board of directors has received the respective oral opinions of Citigroup Global Markets Inc. and Evercore Group L.L.C., financial advisors to the Company, to be confirmed by delivery of the respective written opinions of each of Citigroup Global Markets Inc. and Evercore Group L.L.C. to the Company’s board of directors, each to the effect that as of the date of the respective opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in each of the respective written opinions, the Price Per Share is fair, from a financial point of view, to the stockholders of the Company. The Company will make an accurate and complete copy of each such written opinion available to Parent for informational purposes only promptly following the receipt thereof and execution of this Agreement, and it is understood and agreed by Parent and Merger Sub that such opinions may not be relied upon by Parent and Merger Sub.

2.27 Advisors’ Fees. Except for Citigroup Global Markets Inc. and Evercore Group L.L.C., no broker, finder or investment banker is entitled to any brokerage, finder’s, success, completion or similar fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Citigroup Global Markets Inc. and Evercore Group L.L.C.

2.28 Disclosure. None of the information included or incorporated by reference in the Proxy Statement, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), as amended or supplemented at that time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements included therein based on information provided to the Company by Parent in writing and specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

2.29 Pre-Closing Dividend.

On or prior to the date of this Agreement, the Company’s board of directors has (i) duly authorized and declared a cash dividend in an amount equal to $5.00 per share of Company Common Stock (the “Pre-Closing Dividend”), which dividend is payable on March 24, 2021 (the “Dividend Payment Date”), to each stockholder of record of Company Common Stock as of the close of business on March 10, 2021 (the “Pre-Closing Dividend Record Date”), and (ii) authorized and approved, in accordance with the terms of the Company Convertible Notes Indenture, the participation of all holders of Company Convertible Notes as of the Pre-Closing Dividend Record Date in the Pre-Closing Dividend, at the same time and upon the same terms as holders of the Company Common Stock and solely as a result of holding the Company Convertible Notes, without having to convert their Company Convertible Notes, as if such holders of Company Convertible Notes held a number of shares of Company Common Stock equal to the Conversion Rate (as such term is defined in the Company Convertible Notes Indenture) multiplied by the principal amount (expressed in thousands) of Company Convertible Notes held by such holder. No other dividend or other distribution has been declared on the Company Common Stock with a record date or payment date on or after the date of this Agreement. The Company has taken all necessary actions in accordance with the terms of the Company Convertible Notes Indenture to avoid any adjustment of the Conversion Rate as a result of the Pre-Closing Dividend.

2.30 No Other Representations or Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) OR IN ANY CERTIFICATE DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, THE COMPANY DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO PARENT OR MERGER SUB, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY, ANY OTHER ACQUIRED COMPANY, ANY OF THEIR RESPECTIVE BUSINESSES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization. Parent is a corporation validly existing and in good standing under the laws of the State of Maryland and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Merger Sub; Ownership of Shares. Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Contemplated Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor Merger sub owns (directly or indirectly) any shares of Company Common Stock or holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have all requisite corporate power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will: (a) conflict with or result in any breach of the articles or certificate of incorporation, bylaws or other charter or organizational or governing documents of Parent or Merger Sub; or (b) result in a violation by Parent or Merger Sub of any applicable Law or Order to which Parent or Merger Sub is subject, except for any violation that will not have a material and adverse effect on Parent’s ability to consummate the Merger. Except as may be required by the Exchange Act, the DGCL, the HSR Act and any other Antitrust Law filing, and except as set forth in Part 3.4 of the Parent Disclosure Schedule, neither Parent nor Merger Sub is required to make any filing with or give any notice to, or to obtain any Consent from, in each case prior to the Closing, any Governmental Authority or any other Person in connection with: (i) the execution, delivery or performance by Parent or Merger Sub of this Agreement; or (ii) the consummation of the Merger or any of the other Contemplated Transactions by Parent or Merger Sub, except for any filing, notice or Consent that will not have a material and adverse effect on Parent’s ability to consummate the Merger.

3.5 Funding. As of the Effective Time, Parent will have, sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger and all other amounts required to be paid under this Agreement by Parent or Merger Sub.

3.6 Disclosure. None of the information supplied in writing by Parent specifically for inclusion in the Proxy Statement at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), as amended or supplemented at that time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.7 Investigation by Parent. Parent has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Acquired Companies and their respective businesses. Parent acknowledges that, except for the representations and warranties of the Company set forth in this Agreement and any certificate delivered by the Company pursuant to this Agreement, none of the Company nor any of its Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or any of its Representatives. Without limiting the generality of the foregoing, except for the representations and warranties made by the Company in Section 2, none of the Company nor any of its Representatives or any other person has made a representation or warranty to Parent with respect to (i) any projections, estimates or budgets of future results or future financial condition relating to any of the Acquired Companies or their respective businesses or (ii) any material, documents or information relating to the Acquired Companies or their respective businesses made available to Parent or its Representatives in any “data room” or otherwise. Parent and Merger Sub acknowledge that they are not relying nor have they relied on any express or implied representations or warranties except for those expressly made by the Company in this Agreement and any certificate delivered by the Company pursuant to this Agreement, and that only those representations and warranties in this Agreement and any certificate delivered by the Company pursuant to this Agreement shall have any legal effect.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation.

(a) During the Pre-Closing Period, the Company shall, and shall ensure that each of the other Acquired Companies: (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ personnel, properties, facilities and assets and to all existing books, records, Tax Returns, Contracts, permits, work papers and other documents and information relating to the Acquired Companies; (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, Contracts, permits, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request; (iii) instruct the employees, counsel, accountants and other Representatives, in each case, as appropriate or relevant, of the Acquired Companies to reasonably cooperate with and make themselves reasonably available to Parent in good faith in connection with the foregoing; and (iv) maintain in operation the electronic data room(s) made available by the Company to Parent and its Representatives in connection with the Contemplated Transactions and continue to provide Parent and its Representatives with access through such electronic data room(s) to all information contained therein as of the date of this Agreement to the same extent provided prior to the date hereof, and (v) promptly notify Parent of the commencement of any material Legal Proceeding the commencement of which Parent has not previously been notified by the Company or its Representatives and provide periodic briefings at the request of Parent to update Parent at a reasonable level of detail on the status of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Companies, or any material developments in ongoing material Legal Proceedings of the Acquired Companies, in the case of the foregoing clause (i), (A) upon reasonable advance notice, during normal business hours, in accordance with reasonable procedures established by Parent and the Company and in a manner that does not unreasonably interfere with the normal operation of the business of the Acquired Companies, including any reasonable procedures established by the Acquired Companies in response to the COVID-19 pandemic; (B) as Parent may reasonably request for purposes reasonably related to the Contemplated Transactions; (C) which shall exclude any invasive testing or evaluation, including any Phase II environmental testing; and (D) which shall be at Parent’s sole cost and expense. Without limiting the generality, in each case of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent, upon request, with copies of: (x) any written materials or communications sent by or on behalf of the Company to its stockholders; and (y) any notice, report or other document filed with or sent to any Governmental Authority on behalf of any of the Acquired Companies in connection with the Merger or any of the other Contemplated Transactions.

(b) Notwithstanding anything in clause (a) of this Section 4.1, no Acquired Company shall be required to afford access or furnish information to the extent that affording such access or furnishing such information would (i) violate applicable Laws; (ii) violate any confidentiality agreement or provision with any third party to which any Acquired

Company is a party; (iii) jeopardize the attorney-client privilege, work product doctrine or other legal privilege held by any Acquired Company; or (iv) in the Company’s reasonable judgment, after consultation with in-house or outside legal counsel, constitute inappropriate disclosure of competitively sensitive information, including any Government Contract or Government Bid (provided that, the Company shall use its reasonable best efforts to allow for such access or to furnish such information in a manner that does not violate any such confidentiality agreement or provisions, any applicable Laws or constitute disclosure of competitively sensitive information or does not jeopardize the attorney-client privilege, work product doctrine or other legal privilege).

(c) Subject to the terms and conditions herein provided and subject to applicable Laws, the Company shall, and shall cause each of its respective Subsidiaries to, cooperate with Parent and take all reasonable actions requested by Parent to ensure an orderly transition and integration process in connection with the Merger and the other Contemplated Transactions in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.

(d) All non-public or otherwise confidential information regarding any Acquired Company obtained by Parent or its Representatives pursuant to this Section 4.1 shall be kept confidential in accordance with the Confidentiality Agreement.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, except (v) as expressly permitted by Section 4.4 or Section 5.2 hereof, (w) as may be required by applicable Law, (x) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(b) of the Disclosure Schedule: (i) the Company shall conduct, and shall ensure that each of the other Acquired Companies conducts, its business and operations in the ordinary course and consistent with past practices; (ii) the Company shall, and shall ensure that each of the other Acquired Companies, use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and key service providers and maintain its relations and goodwill with all material suppliers, customers, distributors, employees and other Persons having material business relationships with such Acquired Company and maintain its material rights and material Permits; provided, that this clause (ii) shall in no event apply to (A) termination of any Company Associate in the ordinary course of business consistent with past practices, or (B) allowing any Company Contracts with employees, service providers, suppliers, customers, distributors, and other Persons having business relationships with the Acquired Companies to expire in accordance with their terms in the ordinary course of business and consistent with past practices; and (iii) the Company shall promptly notify Parent of the receipt of any written notice or, to the Knowledge of the Company, other communication from any Person alleging that a consent of such Person is or may be required in connection with the Merger or any of the other Contemplated Transactions, other than any such consent that is listed on the Disclosure Schedule.

(b) During the Pre-Closing Period, except (v) as expressly permitted by Section 4.4or Section 5.2 hereof, (w) as may be required by applicable Law, (x) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Parent may withhold, condition or delay such written consent in its discretion with respect to the taking of any action prohibited by any of clauses (i), (ii), (iii), (iv), (v), (xiii), (xiv), (xvii), (xix), (xx) or (xxii) (and with respect to clause (xxiv), with respect to the other foregoing clauses only); (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(b) of the Disclosure Schedule, the Company shall not, and the Company shall ensure that the other Acquired Companies do not:

(i) other than in respect of the Company Convertible Notes in accordance with the terms and conditions of the Company Convertible Notes Indenture, repurchase, redeem or otherwise reacquire any shares of capital stock or other equity or voting securities or any other securities of any Acquired Company convertible into or exchangeable or exercisable for capital stock or other equity or voting interests or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities (including any Company Equity Awards, except pursuant to the forfeiture conditions of such Company Equity Awards or the cashless exercise or Tax withholding provisions of or authorizations related to such Company Equity Awards as in effect as of the date of this Agreement);

(ii) sell, issue, deliver, grant, or authorize the sale, issuance, delivery or grant of: (A) any capital stock or other security; (B) any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock upon the valid exercise of, or the vesting or scheduled delivery of shares pursuant to, Company Equity Awards in accordance with their terms or pursuant to the conversion of any Company Convertible Notes in accordance with their terms, in each case, outstanding as of the date of this Agreement or granted in accordance with clause (2) below; (2) the Company may, in the ordinary course of business, but subject to the limitations set forth in Part 4.2(b)(ii) of the Disclosure Schedule, grant Company Equity Awards to employees and directors of the Company; and (3) the Company may sell and issue shares of Company Common Stock pursuant to the ESPP in accordance with Section 5.4);

(iii) except as required by the terms of any Company Equity Plan, Company Employee Plan or Contract, each in effect as of the date of this Agreement, amend or waive any of its rights under, or accelerate the vesting, payment or exercisability under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any Company Equity Award or otherwise modify any of the terms of any outstanding Company Equity Award or other security or any related Contract;

(iv) amend its certificate of incorporation or bylaws or other charter or organizational documents, or adopt, effect, approve or become a party to any liquidation, dissolution, merger, consolidation, conversion, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction with respect to any Acquired Company;

(v) acquire or agree to acquire, in a single transaction or a series of related transactions, (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or Person or division thereof or (B) any other assets other than (1) purchases of raw materials, supplies, components, subassemblies or similar assets in the ordinary course of business consistent with past practice, (2) capital expenditures, which are subject to the limitations of clause (vii) below, and (3) other assets if the amount of consideration paid or transferred by the Acquired Companies in such single transaction or series of related transactions would not exceed $5,000,000 in the aggregate;

(vi) sell, lease, license, sell and lease back or otherwise dispose of any of its material properties or any portion thereof (including Owned Real Property and Development Real Property) or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except sales, leases, licenses or other dispositions in the ordinary course of business consistent with past practice;

(vii) make any capital expenditure or incur any obligation or Liability in respect thereof in excess of the amount budgeted for such expenditure in the Company’s capital expenditure budget as set forth in Part 4.2(b)(vii) of the Disclosure Schedule (except that the Acquired Companies may make unbudgeted capital expenditures that individually do not exceed $2,000,000 and when added to all other unbudgeted capital expenditures made by or on behalf of the Acquired Companies during the Pre-Closing Period, do not exceed $5,000,000 in the aggregate);

(viii) make any expenditure or incur any obligation or Liability in respect of any Development Real Property in excess of the amount budgeted for such expenditure in the Company’s development budget as set forth in Part 4.2(b)(viii) of the Disclosure Schedule (except that the Acquired Companies may make unbudgeted expenditures in respect of any Development Real Property that individually do not exceed $1,000,000 and, when added to all other unbudgeted expenditures in respect of any Development Real Property made by or on behalf of the Acquired Companies during the Pre-Closing Period, do not exceed $10,000,000 in the aggregate);

(ix) other than in the ordinary course of business and consistent with past practices, (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would be a Material Contract if it had been entered into immediately prior to the date of this Agreement except entering into or becoming bound by, or permitting any of the assets owned or used by it to become bound by, any such Contract in replacement of any such Material Contract in existence on the date of this Agreement, provided that such Contract contains terms which are substantially similar to those of such Material Contract and are not in the aggregate less favorable to the Acquired Company party thereto, relative to the terms of such Material Contract in existence on the date of this Agreement; (B) renew, extend, amend, or waive any material right or remedy under, any Material Contract, except any such renewal, extension, amendment or waiver which would not have a material and adverse impact on the Acquired Companies taken as a whole, or (C) accelerate, cancel or terminate any Material Contract, except for allowing any such Material Contract to expire in accordance with its terms;

(x) (a) enter into any new lease or sublease of real property as a lessee or sublessee for a term that exceeds five (5) years in duration or for annual rental payments in excess of $3,000,000 in the aggregate, or (b) modify or amend in any material respect, or exercise any right to renew any material Lease (except in accordance with and pursuant to the terms of the material Lease or except if not more than a five percent (5%) increase above existing applicable rental payment obligations), or (c) acquire any material ownership interest in real property, or (d) enter into any new lease or sublease of real property as landlord, for a term that exceeds five (5) years in duration (except in the case of Development Real Property, in which case the applicable limit shall be a term that exceeds ten (10) years in duration), or where the initial capital expenditures for improvements to the space exceed $3,000,000; in each of clauses (a), (b), (c) and (d), other than in the ordinary course of business consistent with past practice or as disclosed to Parent in Part 2.10 of the Disclosure Schedules;

(xi) permit any of its material assets (including Owned Real Property and Development Real Property) to become subject to any Encumbrance, except for Permitted Encumbrances and for Encumbrances that do not, individually or in the aggregate, materially and adversely affect the value or use of such property for its current and anticipated purposes;

(xii) (A) lend, advance money or make capital contributions to or investments in any Person, other than any Acquired Company, other than short term investments including but not limited to money market funds, bank deposits, commercial paper and other money market instruments incurred in the ordinary course consistent with past practice; or (B) incur, assume, modify in any material respect, prepay, repurchase, redeem or defease any Indebtedness, other than (1) the incurrence of Indebtedness under the Company Credit Agreement in effect as of the date of this Agreement in connection with the ordinary course operations of the Acquired Companies’ business, including as evidenced by any obligations in respect of letters of credit or similar instruments issued thereunder; (2) the incurrence of Indebtedness constituting interest under the Company Convertible Notes Indenture as in effect on the date of this Agreement; (3) the incurrence of Indebtedness under any capitalized lease obligations or sale leaseback obligations disclosed on the Company Balance Sheet in connection with the ordinary course operations of the Acquired Companies’ business; (4) in the case of each of clauses (A) and (B), extensions of trade credit in the ordinary course operations of the Acquired Companies’ business, including open purchase orders and other commitments to suppliers, subcontractors, and other outsourcing partners for equipment, materials, and supplies in connection with the ordinary course operations of their business; and (5) the incurrence of Indebtedness (other than as set forth in clauses (1)—(4)) not in excess of $10,000,000 in the aggregate;

(xiii) except as required by the terms of a Company Employee Plan as in effect on the date of this Agreement, as required to ensure that any Company Employee Plan as in effect on the date of this Agreement is not then out of compliance with applicable Law, or as specifically required pursuant to this Agreement, (A) enter into or amend any Collective Bargaining Agreement (other than, with respect to a preexisting bargaining unit that is covered by a preexisting Collective Bargaining Agreement in effect as of the date hereof, (x) as required pursuant to a Collective Bargaining Agreement in effect as of the date hereof or (y) where such actions are made in the ordinary course of business consistent with past practice); (B) establish, adopt, enter into, amend or terminate any Company Employee Plan or any plan, practice, agreement, arrangement or policy that would be a Company Employee Plan if it was in existence on the date of this Agreement other than (x) in the ordinary course of business and consistent with past practices in connection with the annual renewal of Company Employee Plans that are group health or welfare plans; or (y) entering into any Company Employee Plans with new hires that are terminable “at will” without any obligation on the part of any Acquired Company or any Affiliate of any Acquired Company to make any severance, change in control or similar payment or provide any benefit (for the avoidance of doubt, other than any severance or other benefits made available pursuant to the terms of a Company Employee Plan as in effect on the date of this Agreement and set forth in Part 4.2(b)(xiii) of the Disclosure Schedule); and (z) the termination of any Company Employee Agreement in connection with the termination of a Company Associate permitted pursuant to this Agreement; (C) pay, or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any Company Associate other than in the ordinary course, consistent with past practice and subject to Part 4.2(b)(xiii) of the Disclosure Schedule; (D) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Company Associate; (E) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan; (F) take any action to accelerate the time of payment or vesting of any compensation, benefits or funding obligations under any Company Employee Plan or otherwise; (G) make any material determination under any Company Employee Plan that is inconsistent with the ordinary course of business consistent with past practice; (H) hire any individual or promote any Company Associate to a senior director role or above (1) that is a newly created position following the date of this Agreement or (2) who would receive compensation and/or benefits in excess of the compensation and/or benefits provided to the person who held such position as of the date of this Agreement; or (I) effectuate a “plant closing,” “mass layoff,” or similar action under the WARN Act.

(xiv) (A) adopt any material method of Tax accounting or make any material Tax election (or allow any Tax election previously made to expire) that is inconsistent with any of the positions taken, elections made or methods used in preparing or filing Tax Returns with respect to periods ending prior to the Closing (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), except as required by GAAP; (B) prepare or file any material Tax Return or material amended Tax Return, in each case that is inconsistent with past practices; (C) settle or otherwise compromise any claim, dispute, notice, audit report or assessment relating to a material amount of Taxes, or enter into, cancel or modify any closing agreement or similar agreement relating to a material amount of Taxes; (D) request any ruling with respect to Taxes; (E) extend or waive the period of assessment or collection for any U.S. federal or material state income Taxes (in each case other than in connection with routine Tax Return filing extensions); (F) enter into any material agreement or arrangement the primary purpose of which relates to Taxes; or (G) fail to deduct or withhold any material Taxes required to be deducted or withheld from the payment of the Pre-Closing Dividend, or fail to timely pay such deducted or withheld amounts to the proper Governmental Authority;

(xv) commence or settle any Legal Proceeding, except (A) in the ordinary course of business and consistent with past practices and/or (B) settlements providing solely for monetary relief not in excess of $5,000,000 individually or $15,000,000 in the aggregate;

(xvi) incur or commit to incur any expenditures in respect of independent research and development of products, systems or services other than in an amount such that the indirect rates do not exceed the forward pricing rate proposal or agreement currently in place with the applicable Governmental Authority;

(xvii) enter into any new line of business outside of the businesses of the Acquired Companies as of the date of this Agreement;

(xviii) approve or adopt any stockholder rights plan or “poison pill” arrangement;

(xix) cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor in the ordinary course of business;

(xx) notwithstanding anything to the contrary contained in any organizational or governing documents of any Acquired Company (including Article Tenth of the Company’s Certificate of Incorporation, dated as of April 27, 2015), consent to the selection of any forum other than the Court of Chancery of the State of Delaware or take any other actions to waive the exclusive forum of the Court of Chancery of the State of Delaware, in each case, with respect to all matters related to this Agreement, the Merger and the other Contemplated Transactions;

(xxi) (A) add as a participant to the Company’s Amended and Restated Executive Change in Control Severance Policy, as amended and restated as of March 4, 2020 (the “Executive CIC Severance Policy”), any Person who is not a participant in the Executive CIC Severance Policy as of the date of this Agreement, as set forth on Part 4.2(b)(xxi) of the Disclosure Schedule (the “Executive CIC Severance Policy Participants”), or otherwise amend the Executive CIC Severance Policy; or (B) terminate the employment (other than for “cause”), or take any actions that would give rise to resignation for “good reason” (as such terms are defined in the Executive CIC Severance Policy), of any Executive CIC Severance Policy Participant;

(xxii) abandon or permit to lapse any material Company IP, except in the ordinary course of business consistent with past practice;

(xxiii) enter into, become bound by, renew, extend or amend any agreements under which any fees, commissions or other amounts have been paid or may become payable to Citigroup Global Markets Inc. or Evercore Group L.L.C.

(xxiv) authorize, approve, agree, commit or offer to take any of the actions described in clauses (i) through (xxiv) of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) any material breach of any covenant or obligation of the Company; and (ii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or reasonably unlikely or that has had or reasonably could be expected to have or result in a Material Adverse Effect. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3 Restrictions on Dividends. During the Pre-Closing Period, the Company shall not, and the Company shall ensure that the other Acquired Companies do not, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or other equity or voting interests or in respect of Company Convertible Notes, other than (a) dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent and (b) the Pre-Closing Dividend and (i) adjustments related to the Pre-Closing Dividend to outstanding Company Options and Company SARS, and accrual of dividends and/or dividend equivalents to outstanding shares of Company Restricted Stock and Company RSUs required by Section 5.3(h); and (ii) the distribution related to the Pre-Closing Dividend in respect of the Company Convertible Notes contemplated by Section 5.7(c) (provided that in the event the Pre-Closing Dividend is paid to holders of Company Common Stock and not earlier revoked in accordance with its terms, the terms and timing of the Pre-Closing Dividend and such related distribution in respect of the Company Convertible Notes shall not be modified during the Pre-Closing Period in contravention of Section 5.7(c)).

4.4 No Solicitation.

(a) Except as permitted by Section 4.4(b), Section 4.4(e) or Section 5.2, the Company shall not (and shall not publicly propose to), and shall ensure that the other Acquired Companies do not (and do not publicly propose to), and shall use reasonable best efforts to cause the Company’s and the other Acquired Companies’ respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly induce any Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) enter into, continue or engage in discussions or negotiations with or knowingly cooperate with, any Person (other than Parent, its Affiliates and its and their Representatives) with respect to any Acquisition Proposal or Acquisition Inquiry; or (iv) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or Contract constituting or otherwise relating to an Acquisition Transaction (other than a confidentiality agreement entered into pursuant to, and in compliance with, clause (iv)(B) of Section 4.4(b) and any related “clean team” agreement whose terms are comparable with the Clean Team Agreement, with such changes in such clean team agreement as are necessary to reflect the identity of the other Person and the nature of its business); provided, however, that nothing in this Section 4.4(a) shall prohibit the Company, any other Acquired Company or any of their respective Representatives (in the case of Representatives, to the extent they are acting at the direction of the Company or any Acquired Company) from contacting in writing any Person who, following the date of this Agreement and prior to the adoption of this Agreement by the Required Company Stockholder Vote, makes an unsolicited, bona fide written Acquisition Proposal or Acquisition Inquiry to the Company that did not result from a material breach of this Section 4.4 or Section 5.2, solely to ask such Person, and to request from such Person a written response to, a question or questions for the sole purpose of clarifying (and not for the purpose of engaging, directly or indirectly, in any discussions or negotiations regarding) the written terms of such Acquisition Proposal or Acquisition Inquiry; provided, further, that prior to sending any such written communication to such Person, the Company shall deliver to Parent a copy of such written communication.

(b) Notwithstanding anything to the contrary contained in this Section 4.4, prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company may furnish or otherwise provide access to any information (including non-public information) regarding the Acquired Companies to, and may enter into discussions or negotiations and cooperate with, any Person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to the Company after the date of this Agreement by such Person (and not withdrawn) if: (i) such Acquisition Proposal was not obtained or made as a result of a material breach of any of the provisions set forth in this Section 4.4 or in Section 5.2; (ii) the Company’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer; (iii) the Company’s board of directors determines in good faith, after considering the advice of the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under Delaware law; (iv) prior to first furnishing any non-public information to, or entering into discussions or negotiations with, such Person, the Company (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or to enter into discussions or negotiations with, such Person; and (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (and which does not prevent the Company from complying with its obligations under this Agreement or result in a breach if the Company complies with its obligations under the Agreement); and (v) substantially contemporaneous with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished or made available by the Company to Parent, including through any electronic data room).

(c) If the Company or any other Acquired Company receives (either directly or through its Representatives) an Acquisition Proposal or an Acquisition Inquiry, at any time during the Pre-Closing Period, then the Company shall (i) promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal or Acquisition Inquiry) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry) and the material terms and conditions thereof including any subsequent material amendments thereto; and (ii) promptly (and in no event later than twenty-four (24) hours after receipt) provide Parent with copies of any such written Acquisition Proposal or Acquisition Inquiry (or amendment thereto, it being understood that drafts of any acquisition agreement exchanged between the Company or any other Acquired Company on the one hand (or any of their Representatives) and the other Person (or any of its Representatives) on the other hand shall constitute material amendments)) setting forth the material terms and conditions of such Acquisition Proposal, including any subsequent material written amendments thereto and copies of material written proposals and proposed agreements relating thereto. The Company shall keep Parent reasonably informed on a reasonably current basis with respect to the status of any such Acquisition Proposal or Acquisition Inquiry (including the material terms thereof) and any material modification or proposed material modification thereto and the status of any discussions or negotiations relating thereto. With regard to any meeting of the Company’s board of directors at which the board is expected to consider any Acquisition Proposal or Acquisition Inquiry, the Company shall provide advance notice of such meeting to Parent immediately following the time that notice is provided to the members of the Company’s board of directors.

(d) The Company shall, and shall ensure that each of the other Acquired Companies, and shall use reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with, any Person (other than Parent, its Affiliates and its and their Representatives) relating to any Acquisition Proposal or Acquisition Inquiry.

(e) The Company: (i) agrees that it will not, and it shall ensure that none of the other Acquired Companies will, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Companies is or becomes a party or under which any of the Acquired Companies has or acquires any rights; and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent; provided, however, that the Company may release a Person from, or amend or waive any provision of, any “standstill” or similar agreement or provision if: (A) such Person confidentially approaches the Company’s board of directors; (B) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision or the failure to amend such agreement or waive such provision would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware Law; and (C) the Company provides Parent with written notice of the Company’s intent to take such action prior to taking such action.

(f) Within two (2) Business Days after the date of this Agreement, the Company shall request each Person that has executed a confidentiality or similar agreement in the last twelve (12) months (that remains in effect) in connection with such Person’s consideration of a possible Acquisition Proposal to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Companies or any Representative of an Acquired Company to the extent that the Company is entitled to have such documents returned or destroyed; provided, however, that the Company shall have no obligation to do so with respect to a particular Person if the Company previously has submitted such a request to that Person and that Person has confirmed that it has returned or destroyed all such confidential information.

(g) For the avoidance of doubt, for all purposes of this Agreement each of Evercore Group L.L.C. and Citigroup Global Markets Inc. shall be deemed to be an independent financial advisor of nationally recognized reputation. The Company acknowledges and agrees that any action taken by any Representative of any Acquired Company (whether or not such Representative is purporting to act on behalf of any of the Acquired Companies) which, if taken by the Company, would constitute a breach of any provision set forth in this Section 4.4 or in Section 5.2 shall be deemed to constitute a breach of such provision by the Company.

(h) For the avoidance of doubt, the Company may not furnish non-public information regarding the Acquired Companies to, and may not enter into discussions or negotiations with, any Person (other than Parent, its Affiliates and their Representatives) regarding any Acquisition Proposal or Acquisition Inquiry after the adoption of this Agreement by the Required Company Stockholder Vote.

4.5 Title Commitments; Surveys.

(a) Parent shall have the right to order, at its sole cost and expense, a survey (the “Surveys”) or title commitment for the Owned Real Property and Development Real Property (each, a “Commitment”) from a title insurance company selected by Parent and reasonably acceptable to the Company, sufficient in form to allow Parent to obtain, at Parent’s sole cost and expense, an owner’s title insurance policy (the “Title Insurance Policies”) insuring the fee simple interest in the Owned Real Property and Development Real Property. The Company and each other Acquired Company agree to reasonably cooperate with Parent, at no cost and without incurring liability to Company, to provide any information as may be reasonably required by such title insurance company under the requirements section of each Commitment or otherwise in connection with the issuance of the final Title Insurance Policies, including using commercially reasonable efforts to provide an affidavit of title and/or such other information as such title insurance company may reasonably require in order for such title insurance company to delete the mechanics’ lien and parties in possession exceptions and to insure over the “gap” (i.e., the period of time between the effective date of such title insurance company’s last bringdown of title to such Owned Real Property and Development Real Property and the Closing Date), and using commercially reasonable efforts to cause such title insurance company to delete all standard exceptions from the final Title Insurance Policies.

SECTION 5. ADDITIONAL CONVENANTS OF THE PARTIES

5.1 Proxy Statement. No later than January 25, 2021, the Company shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form. The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement in preliminary and definitive form and any amendment or supplement thereto and any additional soliciting material in connection therewith (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendment or supplement thereto or any additional soliciting material in connection therewith), and shall reasonably consider in good faith all comments made by Parent, prior to the filing thereof. Parent shall as promptly as reasonably practicable furnish to the Company any and all information relating to the Parent and its Affiliates that is required or reasonably requested by the Company to be included in the Proxy Statement, including any information required by the Exchange Act and the rules and regulations thereunder. The Company shall cause the Proxy Statement to comply with all applicable rules and regulations of the SEC and all other applicable Laws. If, prior to the expiration of the ten (10)-day waiting period provided in Rule 14a-6 under the Exchange Act, the Company does not receive either comments from the SEC on the preliminary Proxy Statement or notice from the SEC that it will review the preliminary Proxy Statement, then the Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable, and in no event later than four (4) Business Days, after the expiration of such waiting period. The Company shall (i) promptly notify Parent and its legal counsel after notification from the SEC that it will review the preliminary Proxy Statement and upon receipt of any comments from the SEC with respect to the Proxy Statement or any amendment or supplement thereto or any additional soliciting material in connection therewith, (ii) promptly provide Parent and its legal counsel with a copy of any correspondence received by the Company or its legal counsel from the SEC with respect to the Proxy Statement or any amendment or supplement thereto, (iii) to the extent reasonably practicable, permit Parent and its legal counsel to participate in all communications with the SEC (including all meetings and telephone conferences with the staff of the SEC) relating to the Proxy Statement or any amendment or supplement thereto, and (iv) respond promptly to any such comments from the SEC. If the SEC reviews the preliminary Proxy Statement, the Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable, and in no event later than four (4) Business Days, after the SEC notifies the Company that the SEC has no further comments on the Proxy Statement. If the Company becomes aware of any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, so that the Proxy Statement otherwise complies as to form with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, or otherwise so that the Proxy Statement complies with all applicable rules and regulations of the SEC and all other applicable Laws, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the Company’s stockholders.

5.2 Company Stockholders Meeting.

(a) The Company: (i) shall take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders Meeting”) to vote on a proposal to adopt this Agreement; (ii) shall submit such proposal to, and use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Company Stockholders Meeting, and (iii) shall not submit any other proposal (other than an advisory vote regarding merger-related compensation and a customary proposal regarding adjournment of the Company Stockholders Meeting) to such holders in connection with the Company Stockholders Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed if the submission of such other proposal is required by applicable Law. The Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders Meeting and shall not change such record date without the prior written consent of Parent (unless required by applicable Delaware Law). The Company Stockholders Meeting shall be held as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Company’s stockholders (on a date selected by the Company and reasonably acceptable to Parent, which date shall not be more than thirty-five (35) calendar days after the commencement of the mailing of the Proxy Statement to the Company’s stockholders). The Company shall ensure that all proxies solicited by or on behalf of the Company in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Laws. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent; provided that without Parent’s consent, the Company may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the Company’s stockholders a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if there are not sufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders Meeting or there are not sufficient affirmative votes (either in person or by proxy) to obtain the Required Company Stockholder Vote to approve and adopt this Agreement and the Merger, to allow reasonable additional time for solicitation of proxies for purposes of obtaining such a quorum or such sufficient affirmative votes; provided, further, that any such postponement or adjournment and the date, time and place of the postponed or adjourned meeting shall be announced at the meeting so as, to the maximum extent permitted by Delaware law, not to require a change in the record date for the Company Stockholders Meeting and, unless consented to by Parent, (x) any such postponement or adjournment shall be for a period of no more than ten (10) Business Days each and (y) the Company shall only be permitted to effect up to two (2) such postponements or adjournments pursuant to this clause (ii); and, provided, further, that, if requested by Parent, the Company shall effect a postponement or adjournment of the Company Stockholders Meeting under the circumstances contemplated by this clause (ii) for a period of up to ten (10) Business Days each (provided, that Parent shall only be entitled to make up to two (2) such requests, and no such request by Parent for a postponement or adjournment shall be permitted if it would require a change in the record date for the Company Stockholders Meeting). The Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable.

(b) Unless a Company Change in Recommendation has been effected in accordance with the provisions and requirements of Section 5.2(d), the Proxy Statement shall include a statement to the effect that the Company’s board of directors (i) has determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (ii) has approved this Agreement and approved the Merger, in accordance with the requirements of the DGCL; and (iii) recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders Meeting. The determination of the Company’s board of directors that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement at the Company Stockholder Meeting are collectively referred to as the “Company Board Recommendation”. The Company shall ensure that the Proxy Statement includes a copy of the written opinions of the financial advisors referred to in Section 2.26.

(c) Except as provided in Section 5.2(d), neither the Company’s board of directors nor any committee thereof shall: (i) (A) withdraw or modify in a manner adverse to Parent, or permit the withdrawal or modification in a manner adverse to Parent of, the Company Board Recommendation (or resolve, agree or publicly propose to take any such action) or

(B) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal (or resolve, agree or publicly propose to take any such action) (any action in this clause (i) being referred to as a “Company Change in Recommendation” ); or (ii) approve or recommend, or cause or permit any Acquired Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating to, or that would reasonably be expected to result in or lead to, an Acquisition Transaction (other than a confidentiality agreement referred to in clause (iv)(B) of Section 4.4(b) and any related “clean team” agreement whose terms are comparable with the Clean Team Agreement, with such changes in such clean team agreement as are necessary to reflect the identity of the other Person and the nature of its business) (or resolve, agree or publicly propose to take any such action).

(d) Notwithstanding anything to the contrary contained in Section 5.2(c), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote:

(i) the Company’s board of directors may effect a Company Change in Recommendation (and may, but need not, also cause the Company to terminate this Agreement in accordance with Section 8.1(h) and, concurrently with or following such termination, cause the Company to enter into an Alternative Acquisition Agreement in accordance with, and subject to compliance with, the provisions of Section 8.1(h)) if: (A) a bona fide Acquisition Proposal is made to the Company after the date of this Agreement and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a material breach by the Company of any of the provisions of Section 4.4 or Section 5.2; (C) the Company provides Parent, immediately following the time that notice is provided to members of the Company’s board of directors prior to any meeting of the Company’s board of directors at which the Company’s board of directors will consider and determine whether such Acquisition Proposal is a Superior Offer, with a written notice specifying the date and time of such meeting, the terms and conditions of the Acquisition Proposal that is the basis of the potential action by the Company’s board of directors (including a copy of any draft Contract relating to such Acquisition Proposal) and the identity of the Person making such Acquisition Proposal; (D) the Company’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (E) the Company’s board of directors determines in good faith, after consultation with the Company’s outside counsel, that, in light of such Superior Offer, the failure to effect a Company Change in Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware Law; (F) no less than three (3) Business Days prior to effecting a Company Change in Recommendation or terminating this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, the Company’s board of directors delivers to Parent a written notice (a “Recommendation Change Notice”) (1) stating that the Company has received a

Superior Offer that did not result directly or indirectly from a material breach by the Company of any of the provisions of Section 4.4 or this Section 5.2, (2) stating that the Company’s board of directors intends to effect a Company Change in Recommendation (and describing any intended Company Change in Recommendation) or terminate this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer; (G) throughout the three (3) Business Day period immediately following the delivery of such Recommendation Change Notice pursuant to clause (F) above, the Company’s board of directors has not effected a Company Change in Recommendation and the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to effect a Company Change in Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, would not be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware Law; and (H) following the end of such three (3) Business Day period, the Company’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that the failure to effect a Company Change in Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, would be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware Law in light of such Superior Offer; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by Parent in writing as a result of the negotiations required by clause (G) above; and

(ii) the Company’s board of directors may effect a Company Change in Recommendation under clause (A) of the definition thereof if: (A) there shall arise after the date of this Agreement a material event, material development or material change in circumstances that does not relate to any Acquisition Proposal and that was not known, and would not reasonably be expected to have been known or foreseen, by the Company’s board of directors on the date of this Agreement, which event, development or change in circumstance, or any material consequence thereof, becomes known to the Company prior to the adoption of this Agreement by the Required Company Stockholder Vote and did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to, this Agreement (any such material event, material development or material change in circumstances being referred to as a “Change in Circumstances”); (B) the Company provides Parent, immediately following the time that notice is provided to members of the Company’s board of directors prior to any meeting of the Company’s board of directors at which the board of directors will consider and determine whether such Change in Circumstances requires the Company’s board of directors to withdraw or modify the Company Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Change in Circumstances; (C) the Company’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that, in light of such Change in Circumstances, the failure to effect a Company Change in Recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware Law; (D) no less than three (3) Business Days prior to effecting such Company Change in Recommendation, the Company’s board of directors delivers to Parent a written notice describing in reasonable detail the Change in Circumstances, stating that it intends to effect such Company Change in Recommendation in light of such Change in Circumstances and describing any intended modification of the Company Board Recommendation; (E) throughout such three (3) Business Day period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to effect such Company Change in Recommendation would not be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware Law in light of such Change in Circumstances; and (F) following the end of such three (3) Business Day period, the Company’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that the failure to effect such Company Change in Recommendation would be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware Law in light of such Change in Circumstances; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by Parent in writing as a result of the negotiations required by clause (E) above.

For purposes of clause (i) of the first sentence of this Section 5.2(d), any change in the form or amount of the consideration payable (including any modification in any proposed dividend payable in connection therewith) in connection with a Superior Offer, and any other material change to the terms of a Superior Offer, will be deemed to be a new Superior Offer, requiring a new Recommendation Change Notice and a new advance notice period; provided, however, that, in each case, any references to three (3) Business Days in clause (i) of the first sentence of this Section 5.2(d) shall then and thereafter be deemed to be references to two (2) Business Days rather than three (3) Business Days. The Company shall ensure that any Company Change in Recommendation under clause (A) of the definition thereof: (x) does not change or otherwise affect the approval of this Agreement by the Company’s board of directors or any other approval of the Company’s board of directors; and (y) does not have the effect of causing any corporate Takeover Statute of the State of Delaware or any other state to be applicable to this Agreement, the Merger or any of the other Contemplated Transactions. The Company agrees to keep confidential, and not to disclose to the public or to any Person (other than its Representatives), any and all information regarding any negotiations that take place pursuant to clause (i)(G) or clause (ii)(E) of the first sentence of this Section 5.2(d) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations), except to the extent that such disclosure is required by applicable Law, legal process or the rules of any applicable stock exchange.

(e) Subject to the Company’s right to terminate this Agreement in accordance with Section 8.1(h), the Company’s obligation to call, give notice of and hold the Company Stockholders Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or by any Change in Circumstances. Without limiting the generality of the foregoing, the Company agrees that unless this Agreement is terminated in accordance with Section 8.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders.

(f) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders any position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making a “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iii) making any disclosure to its stockholders if the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware Law or (iv) making any other disclosure to the Company’s stockholders that is required by applicable Law; provided, however, that this Section 5.2(f) shall not be deemed to permit the Company’s board of directors to effect a Company Change in Recommendation except to the extent permitted by Section 5.2(d).

5.3 Treatment of Company Options, Company SARs and Company Restricted Stock Units.

(a) At the Effective Time, each In the Money Option, whether vested or unvested, shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Law to be withheld), upon delivery of an option notice and acknowledgment in the form attached hereto as Exhibit C, an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such In the Money Option multiplied by (ii) the excess of (A) the Price Per Share over (B) the per share exercise price (determined after consideration of Section 5.3(h)) for the Company Common Stock subject to such In the Money Option. Following the Effective Time, any such canceled In the Money Option shall entitle the former holder of such In the Money Option only to the payment described in this Section 5.3(a), which shall be made by the Surviving Corporation within ten (10) Business Days after the Effective Time.

(b) At the Effective Time, each Out of the Money Option shall be canceled and extinguished for no consideration.

(c) At the Effective Time, each In the Money SAR, whether vested or unvested, shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Law to be withheld) upon delivery of stock appreciation rights notice and acknowledgment in the form attached hereto as Exhibit D, an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such In the Money SAR multiplied by (ii) the excess of (A) the Price Per Share over (B) the per share grant price (determined after consideration of Section 5.3(h)) for the Company Common Stock subject to such In the Money SAR. Following the Effective Time, any such canceled In the Money SAR shall entitle the former holder of such In the Money SAR only to the payment described in this Section 5.3(c), which shall be made by the Surviving Corporation within ten (10) Business Days after the Effective Time.

(d) At the Effective Time, each Out of the Money SAR shall be canceled and extinguished for no consideration.

(e) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each unvested Company RSU granted prior to the date of this Agreement (each, a “Company Pre-Signing RSU”) that is outstanding immediately prior to the Effective Time shall automatically become fully vested (and for such Company Pre-Signing RSUs subject to performance vesting criteria, based on deemed achievement of maximum performance). Each vested Company Pre-Signing RSU, including those Company Pre-Signing RSUs that become vested in accordance with the immediately preceding sentence and in each case, with respect to which shares of Company Common Stock have not yet been issued, shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Law to be withheld) an amount in cash equal to the product of (i) the sum of (A) the Price Per Share, plus (B) to the extent paid or payable to holders of Company Common Stock and payable but unpaid on such Company Pre-Signing RSU, the amount per share of the Pre-Closing Dividend, multiplied by (ii) the total number of shares of Company Common Stock subject to such vested Company Pre-Signing RSU. Following the Effective Time, any such canceled vested Company Pre-Signing RSU shall entitle the former holder of such Company Pre-Signing RSU only to the payment described in this Section 5.3(e), which shall be made by the Surviving Corporation within ten (10) Business Days after the Effective Time or at such other time or times following the Effective Time consistent with the terms of the Company Pre-Signing RSU to the extent necessary to avoid the imposition of additional income Tax under Section 409A of the Code.

(f) At the Effective Time, each unvested Company RSU granted on or after the date of this Agreement (each, a “Company Post-Signing RSU”) that is outstanding immediately prior to the Effective Time shall be canceled and extinguished. With respect to each cancelled and extinguished Company Post-Signing RSU:

(i) for each former holder thereof who remains employed with Parent and its Affiliates as of the Parent RSU grant date (which grant date shall in all events be within thirty (30) days of the Closing Date), Parent shall grant an award of Parent restricted stock units with respect to a number of shares of Parent Common Stock with a value equal to the product of (A) the total number of shares of Company Common Stock subject to such cancelled and forfeited Company Post-Signing RSU (and for such Company Post-Signing RSUs subject to performance vesting criteria, based on deemed achievement of maximum performance), multiplied by (B) the Equity Award Exchange Ratio (rounded up to the nearest whole number) (such replacement awards, the “Parent RSUs”), where such Parent RSUs shall be eligible to vest (1) to the extent such Parent RSU replaces a Company Post-Signing RSU subject solely to time-based vesting, on the same vesting schedule applicable to such cancelled and extinguished Company Post-Signing RSU, based on continued service following the Effective Time through each applicable vesting date, (2) to the extent such Parent RSU replaces a Company Post-Signing RSU subject to performance-based vesting, in full as of the end of the performance period applicable to such cancelled and extinguished Company Post-Signing RSU, based on continued service following the Effective Time through such vesting date, and (3) upon an earlier termination of employment or service by Parent or its Affiliates without “cause” (as defined in the Executive CIC Severance Policy or an earlier resignation for “good reason” (as defined on Part 5.3(f)(ii) of the Disclosure Schedule); or

(ii) for each former holder thereof who is employed by the Acquired Companies as of immediately prior to the Effective Time and who does not remain employed with Parent and its Affiliates as of the grant date of the Parent RSUs, such former holder shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Law to be withheld) an amount in cash equal to the product of (A) the sum of (1) the Price Per Share, plus (2) to the extent paid to holders of Company Common Stock and payable but unpaid on such Company Post-Signing RSU, the amount per share of the Pre-Closing Dividend (including, without duplication, the amount of any dividend equivalent accrued on such Company Post-Closing RSU, if any), multiplied by (B) the total number of shares of Company Common Stock subject to such cancelled and forfeited Company Post-Signing RSU (and for such Company Post-Signing RSUs subject to performance vesting criteria, based on deemed achievement of maximum performance), which amount shall be made by the Surviving Corporation within ten (10) Business Days after the termination of such former holder’s employment.

Following the Effective Time, any such canceled and extinguished Company Post-Signing RSU shall entitle the former holder of such Company Post-Signing RSU only to the payments and, if applicable, Parent RSUs described in this Section 5.3(f).

(g) Prior to the Effective Time, each of Parent and the Company shall take all actions necessary (including using reasonable best efforts to obtain any required consents) to (i) effectuate the provisions set forth in this Section 5.3 and (ii) terminate each Company Equity Plan as of the Effective Time; provided, however, that no such action taken shall be required to be irrevocable until immediately prior to the Effective Time.

(h) The Company’s board of directors or the committee of the Company’s board of directors authorized to modify the terms and conditions of outstanding Company Equity Awards under the applicable Company Equity Plans has authorized and determined under the terms of such applicable Company Equity Plans that, in connection with the Pre-Closing Dividend, the adjustments to the Company Equity Awards set forth on Part 5.3(h) of the Disclosure Schedule are necessary, appropriate and required and shall be implemented without further action on the part of the Company’s board of directors or any committee of the Company’s board of directors effective upon the payment of the Pre-Closing Dividend.

5.4 Treatment of Company ESPP. As soon as practicable after the date of this Agreement, the Company shall take all action that may be necessary to provide that: (x) no new “offering period” (or similar period during which shares may be purchased) shall commence under the ESPP following the offering period ending June 30, 2021; (y) participants in the ESPP as of the date of this Agreement may not increase their payroll deductions under the ESPP from those in effect on the date of this Agreement; and (z) except for those enrolled in the ESPP as of the date of this Agreement, no new participants may commence participation in the ESPP following the date of this Agreement. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement (but in any event prior to the Closing), the Company shall take such action as may be necessary to: (a) cause the offering period (or similar period during which shares may be purchased) scheduled to commence on January 1, 2021 to be the final offering period under the ESPP and to terminate on the earlier of the date determined in accordance with the terms of the ESPP or no fewer than five (5) days prior to the Closing Date (the “Final Exercise Date”); (b) cause each participant’s then-outstanding share purchase right under the ESPP to be exercised as of the Final Exercise Date; and (c) terminate the ESPP as of the Effective Time. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and the termination of the ESPP in accordance with the terms of the ESPP.

5.5 Payoff of Certain Indebtedness. On the Closing Date, the Company shall use reasonable best efforts to deliver or cause to be delivered to Parent a copy of an executed payoff letter, in customary form, from each creditor with respect to the Indebtedness identified on Part 5.6 of the Disclosure Schedule (and shall use reasonable best efforts to deliver to Parent drafts of such payoff letters on or before the third (3rd) Business Day prior to the Closing Date), which payoff letter shall (i) indicate the aggregate amount required to be paid to such creditor on the Closing Date in order to fully discharge all obligations with respect to such Indebtedness and provide wire transfer information for such payment and (ii) provide that upon receipt of the applicable payoff amounts, the applicable agreements evidencing such Indebtedness shall be terminated (other than any provisions that by their terms survive the termination thereof) and all Liens on the assets and properties of the Company and its Subsidiaries securing any such Indebtedness and all guarantees by any of the Acquired Companies of such Indebtedness shall be released and terminated.

5.6 Company Convertible Notes.

(a) To the extent required pursuant to the Company Convertible Notes Indenture, prior to the Closing, the Company shall (i) (A) execute and deliver to the trustee under the Company Convertible Notes Indenture (the “Trustee”) a supplemental indenture to such Company Convertible Notes Indenture, which shall become effective and operative at the Effective Time, providing, among other things, that from and after the Effective Time, the right of each holder of Company Convertible Notes to convert each $1,000 principal amount of Company Convertible Notes shall be changed into a right to convert such principal amount of Company Convertible Notes solely into the amount of cash that a holder of a number of shares of Company Common Stock equal to the “Conversion Rate” (as such term is defined in the Company Convertible Notes Indenture) immediately prior to the Effective Time would have owned or have been entitled to receive in connection with the Merger, (B) deliver to the Trustee an officers’ certificate, opinion of counsel and any other documentation required to be provided pursuant to the Company Convertible Notes Indenture in connection with the execution of such supplemental indenture and (C) cause notice of the execution of such supplemental indenture to be delivered to each holder of Company Convertible Notes within twenty (20) days of execution and effectiveness thereof in accordance with the terms of the Company Convertible Notes Indenture; and (ii) use its reasonable best efforts to cause the Trustee to execute such supplemental indenture no later than the Effective Time.

(b) In addition, the Company and the Surviving Corporation shall take all actions that may be required in accordance with, and subject to the terms of, the Company Convertible Notes Indenture as a result of the execution and delivery of this Agreement, the Merger or any of the other Contemplated Transactions, including, with respect to the Company Convertible Notes Indenture, (i) the giving of any notices that may be required in connection with any repurchases or conversions of any Company Convertible Notes occurring as a result of the Merger constituting a “Fundamental Change” and/or a “Make-Whole Fundamental Change” (as such terms are defined in the Company Convertible Notes Indenture) and/or (ii) the delivery of any supplemental indentures, legal opinions, officers’ certificates or other documentation or instruments required in connection with the consummation of the Merger.

(c) At the same time and upon the same terms that the Pre-Closing Dividend is paid to holders of the Company Common Stock, the Company shall pay the Pre-Closing Dividend to each holder of Company Convertible Notes as of the Pre-Closing Dividend Record Date, solely as a result of holding the Company Convertible Notes and without having to convert its Company Convertible Notes, in accordance with the Company Convertible Notes Indenture as if such holder of Company Convertible Notes held a number of shares of Company Common Stock equal to the Conversion Rate multiplied by the principal amount (expressed in thousands) of Company Convertible Notes held by such holder. To the extent required pursuant to the Company Convertible Notes Indenture, as a result of the per share value of the Pre-Closing Dividend relative to the Last Reported Sale Price (as such term is defined in the Company Convertible Notes Indenture) of the Company Common Stock on the Trading Day (as such term is defined in the Company Convertible Notes Indenture) preceding the date of announcement for the Pre-Closing Dividend, the Company shall take all necessary actions in accordance with the terms of the Company Convertible Notes Indenture to (i) notify holders of Company Convertible Notes of the Pre-Closing Dividend and (ii) permit any holder of Company Convertible Notes to surrender all or any portion of its Company Convertible Notes for conversion in connection with the Pre-Closing Dividend.

(d) The method of settlement of Company Convertible Notes, whether in cash, shares of Company Common Stock or a combination of both, shall be at the election of the Company in accordance with the terms of the Company Convertible Notes Indenture.

5.7 Employee Benefits.

(a) In respect of the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (or upon the earlier termination of a Continuing Employee’s employment), Parent shall provide or cause to be provided to each employee who is employed by the Acquired Companies as of immediately prior to the Effective Time (collectively, the “Continuing Employees”), (i) at least the same base wage rate or base salary in effect for such Continuing Employee immediately prior to the Closing, (ii) at least the same target annual cash incentive opportunities (excluding any equity-based, long-term incentive, retention, change in control or similar compensation) provided to such Continuing Employee immediately prior to the Effective Time, (iii) other employee benefits (excluding any equity-based, long-term incentive, retention, change in control or similar compensation, one-time or special benefits or arrangements, severance, nonqualified deferred compensation, defined benefit pension benefits and post-retirement health and welfare benefits) that are substantially comparable, in the aggregate, to those in effect with respect to such Continuing Employee immediately prior to the Effective Time, and (iv) severance benefits that are at least the same as those in effect with respect to such Continuing Employee immediately prior to the date of this Agreement, provided, however, that severance benefits provided to a similarly situated employee of Parent or an Affiliate of Parent shall be deemed to be at least the same as those in effect with respect to such Continuing Employee immediately prior to the date of this Agreement. Notwithstanding the foregoing, compensation and employee benefits for Continuing Employees covered by a Collective Bargaining Agreement as of immediately prior to the Effective Time shall be provided in accordance with the applicable Collective Bargaining Agreement as in effect from time to time. For the avoidance of doubt, Purchaser shall not be prohibited by this Section 5.7(a) from terminating the employment of or changing or modifying the terms and conditions of employment for any Continuing Employee following the Closing Date.

(b) Parent shall assume all liabilities for unpaid accrued paid time off, including vacation time, for each Continuing Employee, giving service credit under Parent’s paid time off policy for service with the Company as of immediately prior to the Closing, and shall permit each Continuing Employee to use their paid time off entitlement accrued as of the Closing Date in accordance with the Parent’s policies for carrying over unused vacation and/or paid time off, and, to the extent that such accrued paid time off for any Continuing Employee exceeds the capped amounts permitted under Parent’s policies, Parent shall either provide a cash payment to such Continuing Employee equal to the value of such excess paid time off, if permitted by applicable Law, or require that such Continuing Employee use such excess paid time off within a reasonable period of time after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, no Continuing Employee shall be entitled to receive duplicative credit for the same period of service.

(c) If requested by Parent in writing at least five (5) Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”), in each case, subject to applicable Laws and with respect to requirements imposed by Collective Bargaining Agreements. If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors (or such person or persons authorized to take such actions) of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent), effective no later than the day prior to the date on which the Merger becomes effective. The Company shall also take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request and as may be required in accordance with applicable Law. If the distributions of assets from the trust of any Company 401(k) Plan that is terminated pursuant to this Section 5.7(b) are reasonably anticipated to cause or result in liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such Company 401(k) Plan or upon the Company or any participating employer, then the Company shall take such actions as are necessary to estimate the amount of such charges or other fees and provide its estimate of that amount in writing to Parent at least three Business Days prior to the Closing Date. Subject to the Company’s consent, which consent shall not be unreasonably withheld or delayed, and subject the standards set forth in Part 5.7(c) of the Disclosure Schedule, Parent may request in writing at least five (5) Business Days prior to the Closing Date that any other Company Employee Plan (other than the 2009 Benefits Restoration Plan for the Aerojet Rocketdyne 401(k) Plan) be terminated prior to the Effective Time, and the Company shall take such actions described in the preceding sentences of this Section 5.7(b) with respect to such Company Employee Plan, other than those described in the immediately preceding sentence. Parent shall take reasonable actions to cause a tax-qualified defined contribution plan established or designated by Parent (the “Parent 401(k) Plan”), including, if necessary, making amendments to the Parent 401(k) Plan, to accept rollover contributions from the Continuing Employees of any account balances (inclusive of any plan loans) in cash or notes (in the case of loans) distributed to them by the Company 401(k) Plan, except if acceptance of such rollover contributions would reasonably be expected to materially adversely affect the qualified status of such Parent 401(k) Plan. For the avoidance of doubt, nothing contained in this subsection shall eliminate or reduce the obligations to the Continuing Employees of Section 5.7(a).

(d) To the extent any employee notification or consultation requirements are imposed by applicable Laws with respect to the Contemplated Transactions, including with respect to requirements imposed by Collective Bargaining Agreements, the Company shall consult with Parent and shall ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, none of the Acquired Companies or any of their respective Affiliates shall communicate with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation or other compensation or benefits matters related to or impacted by any of the Contemplated Transactions (whether alone or in combination with additional events), including the matters described in this Section 5.7, without the prior written approval of Parent, which shall not be unreasonably withheld. Notwithstanding the foregoing, Parent retains the right, in its reasonable and good faith discretion after discussions with the Company, to approve or reject any tentative agreements reached in connection with notification or consultation requirements.

(e) Parent shall take all actions necessary or appropriate to permit each Continuing Employee to either continue to participate from and after the Closing Date in the Company Employee Plans or be eligible to participate from and after the Closing Date in benefit plans of Parent or any of its Affiliates. To the extent Parent causes a Continuing Employee to cease to be eligible to participate in a Company Employee Plan and instead provides for such Continuing Employee to be eligible to participate in a benefit plan sponsored or maintained by Parent or one of its Affiliates during the calendar year of Closing (the “Replacement Plans”), if such Replacement Plan is a group health plan, Parent shall use commercially reasonable efforts to credit (or cause to be credited) such Continuing Employee, for the year during which such coverage under such Replacement Plan begins, with any deductibles and copayments already incurred during such year under the comparable Company Employee Plan. Parent, the Surviving Corporation, their Affiliates, and the Replacement Plans shall recognize each Continuing Employee’s years of service with the Acquired Companies (including service with any other employer that was recognized by any of the Acquired Companies) for purposes of eligibility, vesting and, solely for purposes of paid time off and severance benefits, benefit determination (but not for benefit accruals under any defined benefit pension plan or eligibility for any retiree health or welfare benefit) under the Replacement Plans, to the extent such service was credited under the corresponding Company Employee Plan prior to the Effective Time. Parent shall use commercially reasonable efforts to cause each Replacement Plan to waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to a Continuing Employee to the extent such exclusion or restriction did not apply with respect to such employee under the corresponding Company Employee Plan.

(f) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to assume, and honor their respective obligations under, any Company Employee Plan set forth on Part 5.7(f) of the Disclosure Schedule, but subject to any provisions thereof related to termination or amendment of such agreements and plans.

(g) Prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to amend the Company Deferred Compensation Plans and any other Company Employee Plans set forth on Part 5.7(g) of the Disclosure Schedule in the manner contemplated by Part 5.7(g) of the Disclosure Schedule, effective as of the Closing Date, and the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing such amendments.

(h) To the extent that participants in the Company’s annual cash bonus plans set forth on Part 5.7(h) of the Disclosure Schedule (the “Bonus Plans”) have not been paid their applicable bonuses with respect to the 2021 performance year (the “Bonuses”) prior to, at or in connection with the Effective Time, Parent shall pay, or cause the Surviving Corporation to pay, in cash on or before March 15 of the year following the 2021 performance year, to each Qualified Continuing Employee (as defined below) who is a participant in a Bonus Plan, on a prorated basis for each day employed during the performance year, such Qualified Continuing Employee’s Bonus paid in accordance with the objective terms and performance criteria of the Bonus Plans calculated based on the Company’s performance through the Closing Date, and thereafter, calculated as if target performance was achieved through December 31 of the applicable year, subject to any modifications set forth in Part 5.7(h) of the Disclosure Schedule. A “Qualified Continuing Employee” means (i) each Continuing Employee who is employed as of an applicable Bonus Plan payment date, and (ii) each Continuing Employee whose employment with the Surviving Corporation is terminated by the Surviving Corporation following the Effective Time and prior to such Bonus Plan payment date for a reason other than “cause” or who terminated employment with the Surviving Corporation for “good reason” (each, as defined on Part 5.7(h) of the Disclosure Schedule) or due to death or disability (as defined in the Surviving Corporation’s long-term disability plan or similar program).

(i) As soon as reasonably practicable following the date of this Agreement, the Company shall engage an independent fiduciary to evaluate and to direct the voting, in connection with the transactions contemplated by this Agreement, of unallocated shares of Company Common Stock held by any Company Employee Plan in trust that is subject to Title I, Part 4 of ERISA.

(j) Nothing in this Section 5.7 or elsewhere in this Agreement shall: (i) be construed to create a right in any employee of the Acquired Companies to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent; (ii) be deemed to establish, amend, modify or cause to be adopted any Company Employee Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or any of their respective Affiliates; or (iii) limit the ability of Parent, the Surviving Corporation or any of their respective Affiliates from establishing, amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the Effective Time.

5.8 Indemnification of Officers and Directors.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from Liabilities by the Company and any other Acquired Company now existing in favor of those Persons who are current or former directors or officers of any Acquired Company (or directors or officers of an Acquired Company to the extent serving as fiduciaries with respect to any employee benefit plan maintained by any Acquired Company) (such directors, officers or fiduciaries, collectively, the “Indemnified Persons”) for their acts or omissions as such directors and officers and fiduciaries occurring, or alleged to have occurred, at or prior to the Effective Time, including in connection with this Agreement, the Merger and the other Contemplated Transactions, as provided in the Company’s or the applicable Acquired Company’s respective certificate of incorporation, bylaws or other organizational documents (as in effect as of the date of this Agreement) and/or as provided in any indemnification agreement between an Acquired Company and such Indemnified Person (as in effect as of the date of this Agreement), shall survive the Merger and shall continue in full force and effect (to the extent such rights to indemnification are available under and consistent with applicable Delaware Law) in accordance with their terms and shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect any right thereunder of any such Indemnified Person.

(b) As of or prior to the Effective Time, the Company shall purchase, and Parent shall use reasonable efforts to cooperate with the Company in connection with the Company obtaining, a prepaid “tail” (i) directors’ and officers’ liability insurance policy or policies and (ii) fiduciary liability insurance policy or policies, in both cases with a claims reporting or discovery period of six (6) years from the Effective Time covering each person currently covered by the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to acts, omissions or events occurring prior to the Effective Time (including in connection with this Agreement and the Contemplated Transactions) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier(s) as of the date of this Agreement, and that are no less favorable to the insureds (including as to terms, coverages, conditions, retentions and limits of liability) than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance as in effect on the date of this Agreement (or if insurance coverage that is no less favorable is unavailable, the best available coverage), and Parent shall cause the Surviving Corporation to maintain such policies in full force and effect and be prepaid for the full term of six (6) years and cause all obligations thereunder to be honored by the Surviving Corporation; provided that the Company shall not pay (i) annual premiums for such “tail” directors’ and officers’ liability insurance policy or policies in excess of an aggregate amount of 300% of the last annual premiums paid by the Company prior to the date of this Agreement for its existing directors’ and officers’ liability insurance policies and (ii) annual premiums for such “tail” fiduciary liability insurance policy or policies in excess of an aggregate amount of 300% of the last annual premiums paid by the Company prior to the date of this Agreement for its existing fiduciary liability insurance policies, but in each such case shall purchase as much coverage as reasonably practicable for each such respective 300% aggregate amounts. If the Company for any reason fails to obtain such “tail” insurance policies prior to or as of the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the then-current (as of the Effective Time) policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (to the extent such policies can be obtained by the Surviving Corporation) with respect to acts, omissions or events occurring prior to the Effective Time; provided, that after the Effective Time, Parent shall not be required to pay (i) annual premiums for such directors’ and officers’ liability insurance in excess of an aggregate amount of 300% of the last annual premiums paid by the Company prior to the date of this Agreement for its existing directors’ and officers’ liability insurance policies and (ii) annual premiums for such fiduciary liability insurance in excess of an aggregate amount of 300% of the last annual premiums paid by the Company prior to the date of this Agreement for its existing fiduciary liability insurance policies, but in each such case shall purchase as much coverage as reasonably practicable for each such respective 300% aggregate amount.

(c) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their respective heirs and representatives (each of whom is an intended third-party beneficiary of this Section 5.8) from and after the Effective Time and (ii) shall not be deemed exclusive of any other rights to which any Indemnified Person is entitled by Law, contract or any Acquired Company’s charter, bylaws or other organizational document. The provisions of this Section 5.8 shall survive the consummation of the Contemplated Transactions, including the Merger, and continue in accordance with their terms.

(d) In the event that the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

(e) From and after the Effective Time, Parent shall cause the Surviving Corporation and each Acquired Company and their respective successors and assigns to comply with and honor each of the obligations and other covenants contained in this Section 5.8.

5.9 Reasonable Best Efforts; Consultation and Notice.

(a) Subject to the terms and conditions herein provided, the Company and Parent shall (i) promptly, and in any event no later than thirty (30) days after the date hereof, make all required filings of Notification and Report Forms pursuant to the HSR Act, including cooperating with each other and sharing information as needed to make those filings, (ii) use reasonable best efforts to determine, within five (5) days after the date that the Company first provides to Parent its unaudited full-year 2020 revenues, which, if any, filings are required under the Antitrust Laws of any other jurisdiction(s) and to make any such required filings as promptly as practicable, and within thirty (30) days after such date of determination if practicable, where such filings may be in draft in jurisdictions where that is the customary practice, (iii) cooperate with each other in determining whether any filings are required to be made with, or actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents or approvals are required to be obtained from, any other Governmental Authorities (including any foreign jurisdiction in which any of the Acquired Companies are operating any business) or third parties in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and, (iv) timely make all such filings, (v) use reasonable best efforts to obtain, or cause to be obtained, all actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals required to be obtained (including under the HSR Act and the Antitrust Laws of any other jurisdiction) from any Governmental Authorities or third parties in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (vi) supply as promptly as practicable such information or documentation that may be requested pursuant to any Antitrust Law by any Governmental Authority, (vii) take all reasonable steps as may be necessary to avoid any proceeding by any Governmental Authority or third party in connection with the Contemplated Transactions, (viii) use reasonable best efforts to accomplish the satisfaction of the conditions precedent set forth in Section 6 and Section 7 hereof, (ix) coordinate with each other in preparing and exchanging all information in connection with the foregoing and (x) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Contemplated Transactions. Each of the Parties shall be responsible for its own fees and expenses, except that the filing fees of the Parties associated with filings under the HSR Act and any other Antitrust Laws shall be borne by Parent.

(b) Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.9(a). Without limiting the generality of Section 5.9(a), the Parties further agree to (i) consult with each other in good faith prior to taking a position with respect to any filing or submission required by Section 5.9(a), (ii) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Antitrust Laws, (iii) to the extent not prohibited by such Governmental Authority, not participate independently in any such meeting without first giving the other Parties (or the other Parties’ outside counsel) an opportunity to attend and participate in such meeting, (iv) to the extent practicable, give the other Parties reasonable advance notice of all oral communications with any Governmental Authority relating to Antitrust Laws, (v) if any Governmental Authority initiates an oral communication regarding the Antitrust Laws, promptly notify the other Parties of the substance of such communication, (vi) provide each of the other Parties with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all analyses, presentations, memoranda, briefs, arguments, opinions, proposals and other written communications and materials to be made or submitted by or on behalf of any Party to any Governmental Authority in connection with any filing or submission under any Antitrust Laws or otherwise relating to any proceedings under any Antitrust Laws and (vii) promptly provide each of the other Parties with copies of all written communications to or from any Governmental Authority relating to the Antitrust Laws, except that the Parties are not required to share their respective HSR Act filings. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other Parties under this Section 5.9(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(c) The Company shall not, but Parent may if in its good faith judgment it determines (after consulting in advance with the Company and in good faith taking the Company’s and its outside counsel’s views into account) that the taking of such action would materially enhance the likelihood of obtaining any necessary clearance under the Antitrust Laws by the Outside Date, reduce the time necessary to achieve such clearance, or reduce the burdens on the Parties in achieving such clearance, extend any waiting period or agree to refile under the HSR Act or any other Antitrust Law. If the relevant government agency requests a timing agreement or other similar arrangement that would alter the statutory or regulatory waiting or suspension period, the Parties agree to negotiate in good faith with the agency to reach agreement on that timing agreement consistent with customary practice in a manner that enhances the likelihood of obtaining any necessary clearance under the HSR Act and other Antitrust Laws by the Outside Date.

(d) The Company and Parent shall respond as promptly as practicable under the circumstances to any requests or inquiries received from any Governmental Authority or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with their review. Without limiting the generality of Section 5.9(a), each of the Company and Parent shall use its reasonable best efforts to, as promptly as practicable, respond to and certify “Substantial Compliance” with any request for additional information or documentary material issued by a Governmental Authority under 15 U.S.C. Sect. 18a(e) in conjunction with the Contemplated Transactions.

(e) Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries shall be required to dispose of or hold separate, or agree to dispose of or hold separate, license or restrict its ownership and operation of, all or any portion of the business or assets of the Acquired Companies or Parent and its Subsidiaries, except that Parent shall be required, if necessary to obtain regulatory approval from any Governmental Authority necessary for consummation of the Contemplated Transactions, to divest, hold separate, license or otherwise dispose of businesses or assets of any of the Acquired Companies in connection with or after the Closing that, in the aggregate, generated less than $280 million in sales in the Company’s fiscal year 2020, without regard to consideration received, in order to obtain merger clearance from any Governmental Authority under any applicable Antitrust Laws and otherwise enable the Contemplated Transactions to be consummated prior to the Outside Date; provided, however, that in no event will Parent be obligated to divest any business or assets of the Acquired Companies (x) exclusively associated with any one or more of the organizations identified in Annex 5.9(e)(x) or (y) located at or managed by any one or more of the facilities identified in Annex 5.9(e)(y). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not in any way restrict any acquisition by Parent or any of its Subsidiaries of any Entities, or shares of capital stock, assets, businesses or facilities of any other Person (and for the avoidance of doubt, no such acquisition by Parent or any of its Subsidiaries shall be deemed to be inconsistent with or in breach of Parent’s obligations under this Section 5.9) provided, however, that Parent shall not (and shall cause its Subsidiaries not to) acquire, enter into or be bound by any agreement to acquire, or announce any acquisition of any equity interests of any Entity or company that engages in, or any assets, businesses or facilities that engage in, the research, development, manufacture or sale of propulsion systems for missiles, hypersonic vehicles or space systems (unless such propulsion systems are acquired as complete propulsion systems or subsystems from an unrelated third Person and incorporated into a product sold by such entities, companies or acquired businesses).

(f) Notwithstanding anything to the contrary in this Agreement, but subject to the other provisions of this Section 5.9 (including, for avoidance of doubt, the limitations on the amount of and type of divestitures specified in Section 5.9(e)), the Parties understand and agree that Parent’s reasonable best efforts shall include, if necessary to obtain regulatory clearance, entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Contemplated Transactions requiring Parent to accept behavioral limitations, conduct restrictions and similar commitments consisting of (x) acting as a non-discriminatory merchant supplier of components or other products of the Acquired Companies, and (y) establishing firewalls to protect third-party data received by the Acquired Companies and including in the case of (x) and (y) agreeing to other ancillary terms to effectuate those merchant supply and firewall commitments (including, by way of example, compliance reporting and accepting and paying for a compliance monitor); provided, however, that the merchant supply and firewall commitments in (x) and (y) and such ancillary terms shall be consistent with those described in Annex 5.9(f); and provided further that in no event will Parent be obligated to accept or agree to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Contemplated Transactions requiring Parent (i) to provide any of the Acquired Companies’ products or services to third parties without charging a profit or fee, (ii) to charge a fee or profit for sales or transfers of products or services from the Acquired Companies for use on products of bids offered by Parent or its Subsidiaries; or (iii) to hold separate or refrain from integrating with one or more business units or organizations of Parent any of the Acquired Companies or their businesses, assets or operations (such required behavioral limitations, conduct restrictions and similar commitments referred to in clauses (x) and (y) of this sentence (and the related ancillary terms referred to above), together with the divestitures, holding separates and dispositions required by Section 5.9(e), collectively, the “Permitted Restrictions”).

(g) Notwithstanding anything in this Agreement to the contrary, but subject to Section 5.9(b), Parent shall have the unilateral right to determine whether or not the Parties will litigate with any Governmental Authorities to oppose any enforcement action seeking any action on the part of Parent other than Permitted Restrictions or remove any court or regulatory orders impeding the ability to consummate the Merger.

(h) Subject to the other provisions of this Agreement, Parent shall lead all communications, strategy and efforts to obtain all necessary actions or non-actions and consents from Governmental Authorities under Antitrust Laws in connection with the Contemplated Transactions and any litigation matters with third parties relating to the Antitrust Laws (provided that the Company is not prohibited from complying with applicable Law), subject to good faith consultations with the Company and the inclusion of the Company at meetings with Governmental Authorities with respect to any discussion related to the Contemplated Transactions under the Antitrust Laws. For avoidance of doubt, subject to the other provisions of this Agreement, Parent shall also control the timing for various steps and actions to obtain all necessary actions or non-actions and consents from Governmental

Authorities under Antitrust Laws in connection with the Contemplated Transactions and any litigation matters with third parties relating to the Antitrust Laws, including the offering of any settlement, so long as (i) such control is exercised by Parent in a manner consistent with its obligations under Section 5.9(a) (including enabling closing to occur by the Outside Date) and (ii) the settlement is contingent on the Closing occurring.

5.10 Financing.

(a) Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to have a source or sources of immediately available funds sufficient to fund all of its obligations in connection with this Agreement and the Contemplated Transactions.

(b) Prior to Closing, the Company shall, and shall use its reasonable best efforts to cause the other Acquired Companies and its and their Representatives (including auditors) to, at Parent’s sole expense, provide all cooperation that is reasonably requested by Parent to assist Parent in the arrangement of any debt financing in connection with the Contemplated Transactions; provided, that nothing herein shall require such cooperation to the extent it would require any Acquired Company to take any action that (i) would require any Acquired Company to pledge any assets, otherwise provide security in connection with any debt financing, (ii) would require any Acquired Company or any of their Representatives to pay any commitment or other fees, incur, assume or reimburse any expenses or provide any indemnities or subject any subject any such party to any Liability; (iii) would require any Acquired Company to take any action that would reasonably be expected to conflict with, or result in any violation of, any of their organizational documents or any applicable Law; (iv) would require any directors, shareholders, managers or officers of any of the Acquired Companies to adopt resolutions approving the agreements, certificates, documents and instruments pursuant to which any debt financing is obtained unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Acquired Companies on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, (v) would require any Acquired Company or any of their Representatives to agree to any change or modification of any existing certificate, document, instrument, or agreement, or Contract, which would be effective prior to the Closing Date; (vi) would reasonably be expected to cause (x) any representation, warranty or covenant of the Company or any of the Acquired Companies in this Agreement to be breached by the Company or the Acquired Companies or (y) any condition to close set forth in Section 6 to not be satisfied; (vii) would subject any Representative of any Acquired Company to incur any actual or potential personal Liability; (viii) would result in a breach of, or a default under, any Contract by which any Acquired Company is bound; (ix) would require the Company’s external or internal counsel to deliver any legal opinions; or (x) would unreasonably interfere with the conduct of the business of the Acquired Companies. Nothing contained in this Section 5.10 shall require any Acquired Company, prior to the Closing, to: (x) be an issuer or other obligor with respect to any debt financing or otherwise enter into any definitive financing agreement in respect thereof; or (y) disclose any information to Parent or any financing source if such disclosure would (I) violate any applicable Law or (II) jeopardize the attorney client privilege, work product doctrine or other legal privilege held by any Acquired Company. Parent covenants and agrees, upon request of the Company, to promptly reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by any Acquired Company or its Representatives in connection with any cooperation contemplated by this Section 5.10, and shall indemnify and hold harmless the Acquired Companies and their respective Representatives from and against any and all Liabilities suffered or incurred by any of them in connection with the arrangement of any such debt financing and any information used in connection therewith, except with respect to any historical financial statements provided by any of the Acquired Companies and except with respect to any fraud or intentional misrepresentation or willful misconduct by any such Persons. It is understood and agreed that, if needed, Parent shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the Contemplated Transactions for use in connection with the offering and closing of the debt financing, it being understood that the Company shall cooperate with Parent in the preparation of such pro forma information to the extent its cooperation relates to customary and reasonably requested financial information and data readily available from the Company’s historical books and records. Notwithstanding anything to the contrary in this Section 5.10(b), nothing will require the Acquired Companies or their Representatives to provide (or be deemed to require them to prepare or assist in the preparation of), in each case prior to the Closing, any (1) other than for cooperation pursuant to the immediately preceding sentence, pro forma financial statements, projections or other prospective information; (2) description of all or any portion of the debt financing and other information customarily provided by financing sources or their counsel; (3) risk factors relating to all or any component of the debt financing; (4) “segment” financial information; or (5) financial statements that are not otherwise required to be filed with the SEC by the Company.

(c) All non-public or otherwise confidential information regarding any Party obtained by any other Party or its Representatives pursuant to this Section 5.10 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that Parent shall be permitted to (i) subject to the terms of this Agreement, disclose to any financing sources, and their respective counsel, information as necessary and consistent with customary practices in connection with any such debt financing subject to customary confidentiality arrangements no less restrictive than the Confidentiality Agreement and (ii) include in any offering materials in connection with any debt financing such information as is necessary in order to make the statements in such offering materials, in light of the circumstances in which they are made, not misleading (provided that the Company shall have a reasonable opportunity to review and provide comment on the relevant portions of any such offering materials that contain such information, which comments Parent will consider in good faith).

(d) Notwithstanding any other provision of this Agreement, Parent and the Merger Sub affirm that it is not a condition to the Closing or to any of their other obligations under this Agreement that Parent, the Merger Sub or the Company obtain financing for or related to any of the transactions contemplated by this Agreement.

5.11 Disclosure.

(a) The Parties agree that the initial press release to be issued with respect to the Contemplated Transactions shall be in the form heretofore agreed by the Parties. Parent and the Company (a) shall consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to this Agreement, the Merger or any of the other Contemplated Transactions, including any Current Report on Form 8-K filed by the Company with the SEC in connection therewith, and (b) shall not issue any such press release or make any such public statement without the other Parties’ concurrence (not to be unreasonably withheld, conditioned or delayed), except (x) as may be required by applicable Laws, court process or obligations pursuant to any listing agreement with any national securities exchange or (y) to the extent disclosed in or consistent with the Proxy Statement or (z) except as expressly permitted by Section 4.4 or Section 5.2. Notwithstanding the foregoing, (i) each of the Parties may, without consultation or concurrence, make any statements or disseminate any information, including in response to questions from the press, analysts, investors or those attending industry conferences and internal announcements to employees, so long as such statements or announcements are consistent with (and not materially expansive of) information included in any previous press releases or public statements issued in accordance with this Section 5.11, (ii) the Company need not consult with (or seek the concurrence of) Parent with respect to any press release, public statement or other public announcement or disclosure in connection with any Company Change in Recommendation effected by the Company’s board of directors in accordance with this Agreement and (iii) no Party need consult with (or seek the concurrence of) any other Party with respect to any press release, public statement or other public announcement or disclosure by the Company or Parent of any information concerning this Agreement, the Merger or any of the other Contemplated Transactions (x) in connection with a determination by the Company in accordance with Section 4.4 or Section 5.2 that an Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Offer or any dispute between the parties regarding this Agreement, the Merger or any of the other Contemplated Transactions or (y) that is otherwise expressly permitted by Section 4.4 or Section 5.2.

(b) Parent and the Company agree that the terms and provisions of Section 3 of the Confidentiality Agreement are hereby terminated and of no further force and effect.

5.12 Resignation of Officers and Directors. Unless otherwise directed by Parent, the Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Acquired Companies of their status as an officer and/or director, effective as of the Effective Time (it being understood that by providing such resignation, each such officer and/or director (a) is not terminating such person’s employment with the Acquired Companies but rather is terminating such person’s status as an officer, director or both of an Acquired Company and (b) is not breaching, and is not waiving any of such person’s rights (including a right to resign for “good reason,” if applicable, as a result of such resignation) under, any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as an officer or director of an Acquired Company).

5.13 Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to facilitate the de-listing by the Surviving Corporation of the Company Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

5.14 Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Equity Awards in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

5.15 Stockholder Litigation. Parent, Merger Sub and the Company each shall promptly notify the other Parties in writing of, and shall keep each other Parties reasonably informed as to the status of, and the Company shall give Parent the opportunity to participate in the defense and settlement of, any stockholder claim or litigation (including any class action or derivative litigation, but excluding any demand for appraisal rights, which shall be governed exclusively by Section 1.8(c)), against or otherwise involving Parent, the Company and/or any of the Company’s directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions. Each of Parent, Merger Sub and the Company shall consult and cooperate with each other in connection with the defense or settlement of any such claim or litigation. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, this Section 5.15 will not give Parent or Merger Sub the right to direct the defense of any such claim or litigation, but Parent shall have the right and opportunity to participate in the Company’s defense and settlement of any such claim or litigation.

5.16 Takeover Statutes and Rights. If any Takeover Statute is or may become applicable to this Agreement, the Merger or any of the other Contemplated Transactions, the Company and the Company’s board of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on this Agreement, the Merger and the other Contemplated Transactions.

5.17 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

5.18 Parent Consent. Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL, in its capacity as the sole stockholder of Merger Sub, a written consent approving this Agreement and the Merger, and shall promptly provide a copy thereof to the Company.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or waiver by Parent, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (in each case, other than any such representation or warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase), which shall have been accurate in all respects as of such specific date), except for inaccuracies in such representations and warranties that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the Specified Representations of the Company (other than the Specified Representations contained in Section 2.3(a), Section 2.3(b) (first sentence), Section 2.3(c), Section 2.7(a) and Section 2.29) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (in each case, other than any such representation and warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase), which shall have been accurate in all material respects as of such specific date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(c) The representations and warranties contained in Section 2.7(a) and Section 2.29 (first sentence) shall have been accurate in all respects as of the date of this Agreement and the representations and warranties contained in Section 2.25 and Section 2.29 (second and third sentence) shall have been accurate in all respects as of the date of this Agreement and shall be accurate as of the Closing Date as if made as of and on the Closing Date.

(d) Each of the representations and warranties of the Company contained in Sections 2.3(a), Section 2.3(b) (first sentence) and Section 2.3(c) shall have been accurate in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (in each case, other than any such representation and warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or similar words), which shall have been accurate in all but de minimis respects as of such specific date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.4 Closing Certificate. Parent shall have received a certificate of the Company executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Section 6.1, Section 6.2 and Section 6.5 have been duly satisfied.

6.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect.

6.6 Government Consents. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, any period in which the Parties have agreed not to consummate the Contemplated Transactions pursuant to a timing agreement or similar commitment under the HSR Act shall have passed, and the required waiting periods or suspension periods under the applicable Antitrust Laws identified on Annex 6.6 shall have expired or been terminated and any necessary approvals or clearances under those applicable Laws shall have been obtained.

6.7 No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger or that makes the consummation of the Merger illegal shall be in effect.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction or waiver by the Company, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations.

(a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (other than the representations and warranties contained in Section 3.3) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except for inaccuracies in such representations and warranties that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Each of the representations and warranties contained in Section 3.3 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.4 Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied.

7.5 Government Consents. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, any period in which the Parties have agreed not to consummate the Contemplated Transactions pursuant to a timing agreement or similar commitment under the HSR Act shall have passed, and the required waiting periods or suspension periods under the applicable Antitrust Laws identified on Annex 6.6 shall have expired or been terminated and any necessary approvals or clearances under those applicable Laws shall have been obtained.

7.6 No Injunctions or Legal Restraints. No Legal Restraint that has the effect of preventing the consummation of the Merger or that makes the consummation of the Merger illegal shall be in effect.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote, except that this Agreement may only be terminated pursuant to Section 8.1(e), or (h) prior to the adoption of this Agreement by the Required Company Stockholder Vote) by written notice of the terminating Party to the other Parties:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by 11:59 p.m. (New York time) on December 21, 2021 (the “Outside Date”); provided, however, that (x) if, on such date, the conditions to Closing set forth in Section 6.6 and Section 7.5 shall not have been fulfilled but all other conditions to Closing either have been fulfilled or waived or would be fulfilled if the Closing were to occur on such date, then the Outside Date shall, without any action on the part of the Parties, automatically be extended to March 21, 2022 and such date shall become the “Outside Date” for all purposes of this Agreement and (y) a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Outside Date is primarily attributable to a failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(c) (i) by either Parent or the Company if any Legal Restraint having the effect set forth in Section 6.7 or Section 7.6 shall be in effect and shall have become final and nonappealable, (ii) by Parent if any litigation shall have been filed by the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”) and not withdrawn by the FTC or DOJ or resolved that, if successful, would have the effect set forth in Section 6.7 (other than a Legal Restraint seeking a Permitted Restriction); provided, that Parent shall, within the thirty (30) day period following filing of such litigation either (x) elect to terminate this Agreement pursuant to this Section 8.1(c) by delivering written notice thereof to the Company (a “Termination Notice”), or (y) elect to defend such litigation by delivering written notice thereof (a “Litigation Notice”) to the Company, whereupon Parent shall use reasonable best efforts to defend against such litigation and this Agreement shall continue in force and effect subject to the terms hereof unless and until Parent thereafter delivers a Termination Notice (it being understood and agreed that Parent may deliver notice to the Company that it no longer intends to defend against such litigation and thereby terminate this Agreement pursuant to this Section 8.1(c) at any time following delivery of a Litigation Notice for so long as the applicable litigation has not been withdrawn by the FTC or DOJ or resolved); or (iii) by the Company if (A) any litigation shall have been filed by the FTC or the DOJ that, if successful, would have the effect set forth in Section 7.6 (other than a Legal Restraint seeking a Permitted Restriction) and (B) Parent has either (x) failed to timely deliver a Termination Notice or Litigation Notice within the thirty (30) day period following the filing of litigation in accordance with clause (ii) hereof, or (y) failed, following delivery of a Litigation Notice, to continue to use reasonable best efforts to defend against such litigation;

(d) by either Parent or the Company if: (i) the Company Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote;

(e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

(f) by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (in each case, other than any such representation or warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase)) such that any of the conditions set forth in Section 6.1would not be satisfied, (ii) any of the Company’s representations or warranties contained in this Agreement made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase) shall be inaccurate as of such specified date such that any of the conditions set forth in Section 6.1 would not be satisfied or (iii) the Company shall have breached any of the Company’s covenants or obligations contained in this Agreement such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that for purposes of clauses (i), (ii) and (iii) above, if an inaccuracy in any of the Company’s representations or warranties or a breach of a covenant or obligation by the Company is curable by the Company prior to the Outside Date (as it may be extended in accordance with Section 8.1(b)) and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Parent is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 7.2;

(g) by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (in each case, other than any such representation or warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase)) such that any of the conditions set forth in Section 7.1 would not be satisfied, (ii) any of Parent’s representations or warranties contained in this Agreement made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase) shall be inaccurate as of such specified date such that any of the conditions set forth in Section 7.1 would not be satisfied or (iii) Parent shall have breached any of Parent’s covenants or obligations contained in this Agreement such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that for purposes of clauses (i), (ii) and (iii) above, if an inaccuracy in any of Parent’s representations or warranties or a breach of a covenant or obligation by Parent is curable by Parent by the Outside Date (as it may be extended in accordance with Section 8.1(b)) and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.2; or

(h) by the Company (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) in order to accept a Superior Offer and enter into a binding, written, definitive agreement in respect of the transaction contemplated by such Superior Offer (an “Alternative Acquisition Agreement”), if: (i) the Company’s board of directors, after satisfying all of the applicable requirements set forth in Section 5.2(d)(i), shall have authorized the Company to enter into such Alternative Acquisition Agreement; (ii) the Company shall have delivered to Parent a written notice (that includes a copy of the Alternative Acquisition Agreement as an attachment) containing the Company’s representation and warranty that the Company’s board of directors has authorized the execution and delivery of the Alternative Acquisition Agreement on behalf of the Company and that the Company will enter into the Alternative Acquisition Agreement concurrently with the termination of this Agreement pursuant to this Section 8.1(h); (iii) substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(h), the Company enters into the Alternative Acquisition Agreement with respect to such Superior Offer; and (iv) prior to or substantially concurrently with such termination, the Company shall have paid to Parent or its designee the Termination Fee.

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by the Company unless any Termination Fee required to be paid by the Company at or prior to the time of such termination pursuant to Section 8.3 shall have been paid in full.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without any Liability or obligation on the part of the Company, Parent, Merger Sub or any of their respective directors, officers, employees, stockholders, Representatives, agents or advisors; provided, however, that: (a) Section 4.1(d), Section 5.11(b), this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any Party from any Liability for fraud or any knowing and intentional breach of any covenant or obligation contained in this Agreement. Solely for purposes of this Section 8.2, “knowing and intentional breach” shall mean a breach or failure to perform a covenant or obligation that is a consequence of an act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a material breach of this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement or any of the Contemplated Transactions shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated.

(b) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed and such Acquisition Proposal shall not have been publicly withdrawn prior to the time of termination of this Agreement; and (iii) within twelve (12) months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent a non-refundable fee in the amount of $150,000,000 (such non-refundable fee being referred to as the “Termination Fee”) in cash; provided, however, that, for purposes of this Section 8.3(b), (A) all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%” and (B) all references to “10%” in the definition of “Significant Subsidiary” shall be deemed to be references to “50%”.

(c) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d); (ii) at or prior to the time of the Company Stockholders Meeting, an Acquisition Proposal shall have been publicly disclosed and such Acquisition Proposal shall not have been publicly withdrawn at least five (5) Business Days prior to the Company Stockholders Meeting; and (iii) within twelve (12) months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent the Termination Fee in cash; provided, however, that, for purposes of this Section 8.3(c), (A) all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%” and (B) all references to “10%” in the definition of “Significant Subsidiary” shall be deemed to be references to “50%”.

(d) If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(e); (ii) by Parent or the Company pursuant to any other provision of Section 8.1 (other than Section 8.1(a)) at any time at which Parent has the right to terminate this Agreement pursuant to Section 8.1(e); or (iii) by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent the Termination Fee in cash.

(e) Any Termination Fee required to be paid to Parent pursuant to Section 8.3(b) or Section 8.3(c) shall be paid by the Company contemporaneously with the earlier to occur of consummation of, or entry into of a definitive agreement relating to, the Acquisition Transaction contemplated by Section 8.3(b) or Section 8.3(c). Any Termination Fee

required to be paid to Parent pursuant to Section 8.3(d) shall be paid or made by the Company (A) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination or (B) in the case of a termination of this Agreement by Parent, within two (2) Business Days after such termination.

(f) The Company acknowledges and agrees that (i) the covenants and obligations contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, Parent would not have entered into this Agreement and (ii) the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

(g) If the Company fails to pay when due any amount payable under this Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3 and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the sum of the Prime Rate in effect on the date such overdue amount was originally required to be paid plus two hundred (200) basis points.

(h) Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, in no event shall the Company be required to make (and in no event shall Parent be entitled to receive) more than one payment of the Termination Fee in connection with this Agreement.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.2 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; provided, however, that after any adoption of this Agreement by the Company’s stockholders, no waiver shall be made which by applicable Law requires further approval of the stockholders of the Company without the further approval of such stockholders; provided further any such waiver shall not be applicable or have any effect except for the specific purposes for which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Electronic Delivery. This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof; provided, however, that the provisions of the Confidentiality Agreement and the Clean Team Agreement shall not be superseded and shall remain in full force and effect in accordance with their terms (it being understood that nothing in the Confidentiality Agreement and the Clean Team Agreement shall limit Parent’s remedies in the event of fraud by any Acquired Company or by any Representative of any Acquired Company). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in “.PDF” format shall be sufficient to bind the Parties to the terms of this Agreement.

9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any action, suit or other Legal Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated Transactions or the legal relationship of the Parties (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between any of the Parties arising out of or relating to this Agreement, any of the Contemplated Transactions or the legal relationship of the Parties (whether at law or in equity, whether in contract or in tort or otherwise), each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any Party’s address and in the manner set forth in Section 9.8 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Disclosure Schedule. The Disclosure Schedule has been arranged in separate parts corresponding to the numbered and lettered sections contained in the applicable Sections of this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty, or other applicable Section of this Agreement, set forth in the corresponding numbered or lettered Sections of this Agreement, and shall not be deemed to relate to or to qualify any other representation or warranty except where it is reasonably apparent on its face from the substance of the matter disclosed that such information qualifies another representation or warranty.

9.7 Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that (a) neither this Agreement nor any of the Company’s rights, interests or obligations hereunder may be assigned or delegated by the Company, in whole or in part, by operation of applicable Law or otherwise, without the prior written consent of Parent, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by the Company without Parent’s prior written consent shall be void and of no effect; and (b) neither this Agreement nor any of Parent’s or Merger Sub’s rights, interests or obligations hereunder may be assigned or delegated by Parent or Merger Sub, in whole or in part, by operation of applicable Law or otherwise, without the prior written consent of the Company, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by Parent or Merger Sub without the Company’s prior written consent shall be void and of no effect, except that Parent and Merger Sub may assign any or all of their respective rights or obligations under this Agreement, in whole or in part, to any

Affiliate of Parent without obtaining the consent or approval of any other Party; provided, however, that such assignment will not relieve Parent or Merger Sub of any of their respective obligations under this Agreement. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except the Indemnified Persons shall be third-party beneficiaries of Section 5.8.

9.8 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the third Business Day after being sent; (c) if sent for overnight delivery via an internationally-recognized courier service, two (2) Business Days after being delivered to such courier; and (d) if sent by email, at the time sent, provided that the subject line of such email states that it is a notice delivered pursuant to this Agreement. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Maryanne R. Lavan, Senior Vice President and General Counsel

Renata J. Baker, Associate General Counsel

E-mail: [Redacted]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

100 International Drive

Suite 2000

Baltimore, MD 21202

Attention: Glenn C. Campbell

David A. Gibbons

Email: [Redacted]

if to the Company:

Aerojet Rocketdyne Holdings, Inc.

222 N. Pacific Coast Highway

Suite 500

El Segundo, CA 90245

Attention: Arjun Kampani

Email: [Redacted]

with a copy (which shall not constitute notice) to:

Jenner & Block LLP

353 N. Clark Street

Chicago, IL 60654

Attention: Joseph P. Gromacki

Brian R. Boch

Jeremy A. Casper

Email: [Redacted]

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. In the event that the Parties are unable to agree to such replacement, the Parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

9.10 Remedies. The Company and Parent acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the Parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any Party of any covenant or obligation contained in this Agreement, any non-breaching Party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching Party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation;

and (b) an injunction restraining such breach or threatened breach. Each of the Parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. Without limiting the generality of the foregoing: (i) Parent shall be entitled to specific performance of each covenant and obligation of the Company contained in this Agreement, including the Company’s obligation to consummate the Merger and the Company’s covenants in Sections 4.4 and 5.2; and (ii) the Company shall be entitled to specific performance of each covenant and obligation of Parent and Merger Sub contained in this Agreement, including Parent’s and Merger Sub’s obligation to consummate the Merger.

9.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any applicable Law in this Agreement shall be construed as referring to such agreement, instrument or other document or applicable Law as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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EXECUTION COPY

In Witness Whereof, the Parties have caused this Agreement to be duly executed as of the date first above written.

Lockheed Martin Corporation
By:	/s/ Gregory L. Psihas
Name:	Gregory L. Psihas
Title	Vice President, Corporate Development

Mizar Sub, Inc.
By:	/s/ Gregory L. Psihas
Name:	Gregory L. Psihas
Title	President

Aerojet Rocketdyne Holdings, Inc.
By:	/s/ Gregory A. Jones
Name:	Gregory A. Jones
Title	Senior Vice President

Exhibit A

Certain Definitions

(a) For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” means, collectively, the Company and the Company’s Subsidiaries.

“Acquisition Inquiry” means an inquiry (other than an inquiry made or submitted by or on behalf of Parent or any of its Subsidiaries) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction pursuant to which: (i) a Person or “group” (as defined in Section 13(d) of the Exchange Act and the rules thereunder) of Persons (in each case, other than Parent and its Subsidiaries) directly or indirectly acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) or record ownership of 20% or more of the outstanding Company Common Stock or securities representing 20% or more of the outstanding securities of any class of capital stock of the Company or any Significant Subsidiary; or (ii) in which the Company or any Significant Subsidiary issues securities representing 20% or more of the outstanding Company Common Stock or securities representing 20% or more of the outstanding securities of any class of capital stock of the Company or any Significant Subsidiary (or instruments convertible into or exercisable or exchangeable for 20% or more of any class of capital stock of the Company or any Significant Subsidiary).

(b) any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated EBITDA (earnings before interest expense, taxes, depreciation and amortization) of the Acquired Companies taken as a whole (measured based on the twelve (12) full calendar months prior to the date of determination) or 20% or more of the consolidated assets of the Acquired Companies taken as a whole (measured based on fair market value as of the last day of the most recently completed calendar month); or

(c) any liquidation or dissolution of the Company.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates.”

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Bid” means any quotation, bid or proposal made by a Person that if accepted or awarded would lead to a Contract.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by applicable Law or executive order to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Safety Act of 2020, as amended.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any Company Associate or other Contract with a Union, including a neutrality or accretion clause or agreement.

“Company Associate” means any current or former employee, Contract Worker, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Acquired Companies or any Affiliate of any Acquired Company.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2020 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, as filed with the SEC on October 26, 2020.

“Company Common Stock” means the Common Stock, $0.10 par value per share, of the Company.

“Company Contract” means any Contract other than a Company Employee Plan (except any Company Employee Plan required to be listed in Part 2.12(a)(i) or (ii) of the Company Disclosure Schedule): (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any Company IP or any other asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any asset, right or interest.

“Company Convertible Notes” means $299,967,000 in aggregate principal amount of 2.25% Convertible Senior Notes due 2023 of the Company.

“Company Convertible Notes Indenture” means the Indenture dated as of December 14, 2016, by and between the Company and The Bank of New York Mellon Trust Company, N.A., relating to the Company Convertible Notes.

“Company Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of September 20, 2018, by and among the Company, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as amended.

“Company Deferred Compensation Plans” means the Company’s Amended and Restated Deferred Compensation Plan for Directors and the Company’s Deferred Bonus Plan.

“Company Employee Agreement” means any Company Employee Plan that is a management, employment, severance, transaction bonus, change of control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Companies or any Affiliate of any Acquired Company and any Company Associate, other than any such Contract that is terminable “at will” without any obligation on the part of any Acquired Company or any Affiliate of any Acquired Company to make any severance, change in control or similar payment or provide any benefit.

“Company Employee Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other management, employment, consulting, salary, bonus, commission, other remuneration, stock option, restricted stock, restricted stock unit, stock appreciation rights, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, transaction bonus, change of control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, relocation, repatriation or expatriation and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to or required to be contributed to by any of the Acquired Companies or any Affiliate of any Acquired Company for the benefit of or relating to any current or former Company Associate of any Acquired Company or any ERISA Affiliate of the Acquired Companies, or with respect to which any Acquired Company has any current Liability or is reasonably likely to have any future Liability.

“Company Equity Award” means any Company Option, Company SAR, Company Restricted Stock or Company RSUs or any other stock-based award (other than a Company Option, Company SAR, Company Restricted Stock or Company RSU) granted under a Company Equity Plan or any grants of equity in the Company under the ESPP.

“Company Equity Plans” means the GenCorp Inc. Amended and Restated 2009 Equity and Performance Incentive Plan, the Company’s 2018 Equity and Performance Incentive Plan, and the Company’s 2019 Equity and Performance Incentive Plan.

“Company Inbound License” means any Contract in effect as of the date of this Agreement pursuant to which any Person has licensed any material Intellectual Property or material Intellectual Property Rights (whether or not currently exercisable and including a right to receive a license) to any Acquired Company or granted to any Acquired Company a covenant not to sue or other right or immunity under, in or to any material Intellectual Property or material Intellectual Property Right (other than nonexclusive licenses obtained in the ordinary course of business that are either (a) “shrink wrap,” “click wrap,” Software as a service, or similar licenses for unmodified “off-the-shelf” Software, (b) licenses of Open Source Software, or (c) Software or Software as a service licenses that are generally commercially available for less than one-hundred thousand U.S. dollars ($100,000), in each case under a license that permits the use and exploitation made by the Acquired Companies of such Software).

“Company IP” means all Intellectual Property and Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest.

“Company Option” means an option to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) and includes, for the avoidance of doubt, both In the Money Options and Out of the Money Options.

“Company Outbound License” means any Contract in effect as of the date of this Agreement pursuant to which any Acquired Company has granted any Person a license, covenant not to sue, or other right or immunity under, in or to any material Company IP, other than a Contract, including a Government Contract, entered into by an Acquired Company in the ordinary course of business granting only a nonexclusive license (a) to a supplier or contractor for the sole purpose of supplying or performing services for the Acquired Companies, (b) to a customer on terms and conditions substantially the same as an Acquired Company standard form customer Contract, or (c) to a Governmental Authority, any prime contractor of a Governmental Authority, or any subcontractor at any tier under a Government Contract granting rights substantially consistent with standard Government Contract data rights clauses.

“Company Pension Plan” means: (a) each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA); and (b) any other occupational pension plan, including any final salary or money purchase plan.

“Company Preferred Stock” means the preferred stock, $1.00 par value per share, of the Company.

“Company Product” means any model or version of any product that is being, or since January 1, 2016 has been, designed, developed, distributed, provided, licensed or sold by or on behalf of any Acquired Company.

“Company Restricted Stock” means each share of Company Common Stock that is unvested or is subject to a repurchase option or obligation, risk of forfeiture or other condition under any Company Equity Plan or applicable restricted stock purchase agreement or other Contract with the Company.

“Company RSU” means each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company SAR” means a stock appreciation right with respect to shares of Company Common Stock (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) and includes, for the avoidance of doubt, both In the Money SARs and Out of the Money SARs.

“Company Software” means Software owned, developed (or currently being developed), used, marketed, distributed, licensed out or sold by any of the Acquired Companies at any time since January 1, 2018 (other than commercially available “off-the-shelf” software that is not incorporated or embodied in any Company Product or otherwise material to an Acquired Company’s business).

“Company Technology” means all IT Systems and Company Software or electronic hardware products or services, made available, provided, sold, licensed to customers or leased to customers by the Acquired Companies.

“Confidentiality Agreement” means that certain confidentiality agreement dated as of May 19, 2020, by and between Parent and the Company, as it has been or may be supplemented, modified or amended from time to time, excluding that certain Supplemental Confidentiality Agreement Governing the Establishment of a “Clean Team,” dated as of December 6, 2020 (the “Clean Team Agreement”), by and between Parent and the Company.

“Consent” means any approval, consent, ratification, permission, waiver or authorization of or from, or registration, declaration or filing with, or notice to any Governmental Authority (including any Governmental Authorization).

“Contemplated Transactions” means the transactions contemplated by the Agreement, including the Merger.

“Continuing Employee” means each employee of the Company or any Acquired Company who is employed immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation after the Effective Time.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, mortgage, indenture, guarantee, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, commitment or undertaking of any legally binding nature.

“Contract Worker” means any independent contractor, consultant or retired person or service provider who is or was hired, retained, employed or used by any of the Acquired Companies and who is not: (a) classified by an Acquired Company as an employee; or (b) compensated by an Acquired Company through wages reported on a form W-2.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and has been delivered by the Company to Parent on the date of this Agreement.

“DOL” means the United States Department of Labor.

“Encumbrance” means any lien (statutory or other), pledge, deposit account control arrangement, hypothecation, charge, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, title retention, right of possession, security interest, attachment, garnishment, encumbrance (including any right of way and the like), option, right of first refusal or preemptive right.

“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of Law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against Liabilities under securities Laws in connection with the offering, sale or issuance of securities.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or other legal entity.

“Environmental Authorization” means any Governmental Authorization required under Environmental Laws to own or operate the business of the Acquired Companies as currently owned and operated.

“Environmental Law” means any Law, including any Governmental Authorization required thereunder, relating to: (a) pollution or the regulation, protection, preservation, cleanup or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, manufacture, import distribution, sale, labeling, production, Release or disposal of Hazardous Substances; or (c) the protection of human health or safety (to the extent relating to exposure to Hazardous Substances).

“Equity Award Exchange Ratio” means, with respect to each Company Post-Signing RSU, the quotient determined by dividing (a) the sum of (i) the Price Per Share, plus (ii) to the extent paid to holders of Company Common Stock and payable but unpaid on such Company Post-Signing RSU, the amount per share of the Pre-Closing Dividend (including, without duplication, the amount of any dividend equivalent accrued on such Company Post-Signing RSU) by (b) the Parent Stock Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Export and Import Law” means any Law of a Governmental Authority (other than a U.S. Governmental Authority) regulating exports, imports or re-exports to, from or within such foreign country, including the export, import, transfer or re-export of any goods, Software, services or technical data.

“Foreign Plan” means any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Company mandated by a Governmental Authority outside the United States and covering any Company Associates; (b) Company Employee Plan that is subject to any of the applicable Laws of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state or local, domestic or foreign government or any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign.

“Governmental Authorization” means: (a) any permit, license, certificate, certification, franchise, approval, concession, permission, variance, clearance, registration, qualification, identification number, approval, or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law; or (b) any right under any Contract with any Governmental Authority, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Authority pursuant to any other applicable Antitrust Law.

“Government Bid” means any Bid that, if accepted or awarded, reasonably would be expected to lead to a Government Contract between the Company, on the one hand, and any Governmental Authority, on the other hand.

“Government Contract” means any prime contract, subcontract, facility contract, purchase order, task order, delivery order, teaming agreement or arrangement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, blanket purchase agreement, letter contract, grant, cooperative agreement or other similar arrangement, commitment or funding vehicle of any kind that is currently active in performance, or that has been active in performance at any time in the five (5) year period prior to the date of the Agreement and for which final payment has not yet been made (or has not been finally closed by the relevant Government Authority) with: (a) any Governmental Authority; (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in the foregoing clause (a) or clause (b) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Hazardous Substances” means (a) any substance, material, radiation or waste that is listed, regulated, or defined, or that forms the basis of Liability under, any Environmental Law, and (b) petroleum, or any fraction thereof, asbestos or asbestos-containing materials, radioactive materials, per-and poly-fluoroalkyl substances and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In the Money Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has a per share exercise price (determined after consideration of Section 5.3(h)) for the Company Common Stock subject to such Company Option that is less than the Price Per Share.

“In the Money SAR” means a Company SAR that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has a per share grant price (determined after consideration of Section 5.3(h)) for the Company Common Stock subject to such Company SAR that is less than the Price Per Share.

“Indebtedness” means, with respect to any Person at the time of determination, without duplication and regardless of the maturity or when due or payable, (a) any indebtedness for borrowed money, including loans or advances or the issuance and sale of debt securities, (b) any capitalized lease obligations or sale leaseback obligations as determined in accordance with GAAP, (c) any indebtedness under any credit agreement or facility or obligations evidenced by bonds, debentures, notes or other similar instruments, (d) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business consistent with past practice, (e) any obligations under any agreement in respect of any cap, swap, collar, future, derivative or similar transactions, or any option or similar agreement involving, or settled by reference to, any rate, currency, commodity, price of any equity or debt security or instrument, or economic, financial or pricing index or measure of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions, (f) any obligations, to the extent drawn, in respect of letters of credit or similar instruments issued or accepted by banks or financial institutions for the account of any Person (including surety bonds and off-balance sheet financing arrangements), (g) all interest, indemnities, premiums, penalties, breakage costs, fees and other obligations related to any of the foregoing and (h) all direct or indirect guarantees or other financial accommodations (or arrangements having the economic effect of a guarantee or financial accommodation) in respect of any of the foregoing for the benefit of another Person.

“Information Privacy and Security Laws” means all Laws relating to the processing, use, disclosure, collection, privacy, confidentiality, processing, transfer or security of Protected Information, surveillance, espionage or national security and all regulations promulgated and guidance issued by Governmental Authorities thereunder.

“Intellectual Property” means any or all of the following: (a) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, methods, processes, recipes, know-how, materials, chemistries, technical data and customer lists, and all documentation relating to any of the foregoing; (b) business, technical and know-how information, non-public information, confidential information, databases and data collections; (c) works of authorship (including Software (whether in source code, object code, firmware or other form)), interfaces, integrated circuits, photomasks, architectures, designs, diagrams, documentation, files, layouts, records, schematics, specifications, Verilog files, netlists, emulation and simulation reports, IP cores, gate arrays, test vectors and hardware development tools; (d) websites; (e) logos, marks and other identifiers of source (including brand names, product names, and slogans); and (f) any other form of technology, whether or not embodied in any tangible medium.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors, however denominated; (c) rights in industrial designs and any registrations and applications therefor; (d) rights in trademarks, logos, all identifiers of source, service marks, trade names, trade dress, fictitious business names (D/B/As) and domain names, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (e) rights in trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; and (f) any other proprietary rights in Intellectual Property or similar or equivalent rights to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT System” means any Software, hardware, network or systems owned or controlled by or on behalf of any of the Acquired Companies, including any server, workstation, router, hub, switch, data line, desktop application, server-based application, mobile application, cloud service hosted or provided by any of the Acquired Companies, mail server, firewall or database.

“ITAR” means the International Traffic in Arms Regulations.

“Knowledge” as it relates to the Company means the actual knowledge (without further inquiry) of a fact or other matter of any of the individuals listed on Part A of the Disclosure Schedule.

“Law” means any federal, state, local, foreign or supranational law (including common law), statute, regulation, ordinance, rule, Order or decree by any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Acquired Companies, including all buildings, structures, fixtures and other improvements thereon leased, subleased or licensed to the Acquired Companies.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Loss” means any loss, damage, claim, cost and expense, interest, award, judgment or penalty actually suffered or incurred.

“Made Available to Parent” means that such information, document or material was: (a) filed with the SEC and publicly available on EDGAR in unredacted form (it being understood that the failure to provide exhibits or schedules to an agreement filed as an exhibit pursuant to Item 601(a)(5) of Regulation S-K shall not be considered a redaction) at least one (1) Business Day before the date of this Agreement; (b) made available for review by Parent or Parent’s Representatives as of 2:30 p.m. Eastern Time, on December 20, 2020, in the “Project Meissa” virtual data room maintained by the Company with Intralinks in connection with the Merger (including the clean room folder established pursuant to the Clean Team Agreement); or (c) with respect to the minutes of the meetings (including any actions taken by written consent or otherwise without a meeting) of the holders of equity securities and board of directors of the Company, made available for review by Parent or Parent’s Representatives at the Company’s facilities.

“Material Adverse Effect” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or reasonably would be expected to have or result in, a material adverse effect on: (a) the business, financial condition, operations, properties, assets, results of operations or financial performance of the Acquired Companies taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions in accordance with the terms of this Agreement; provided, however, that an effect, change, development, event or circumstance shall not, either alone or in combination, be taken into account for any such determination if such effect, change, development, event or circumstance results or arises from: (i) any change in economic, financial, capital market, political or social conditions in the United States or in other locations in which the Acquired Companies have material operations to the extent it does not have a disproportionate adverse impact on the Acquired Companies, taken as a whole, as compared to other companies in the United States industries in which the Acquired Companies conduct their respective businesses; (ii) any change in economic conditions generally in the industries in which the Acquired Companies conduct their respective businesses to the extent it does not disproportionately impact the Acquired Companies, taken as a whole, as compared to other companies in the United States industries in which the Acquired Companies conduct their respective businesses; (iii) changes after the date of this Agreement (or after December 31, 2019 in the case of clause (a) of Section 2.7) in applicable Laws or other legal or regulatory conditions or changes after the date of this Agreement (or after December 31, 2019 in the case of clause (a) of Section 2.7) in GAAP or other accounting standards (or the interpretation thereof) to the extent it does not have a disproportionate effect on the Acquired Companies as compared to other companies in the United States industries in which the Acquired Companies conduct their respective businesses; (iv) any changes in political conditions in the U.S. or any other country in the world, or any acts of war, sabotage or terrorism in the U.S. or in other locations in which the Acquired Companies have material operations to the extent they do not have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the United States industries in which the Acquired Companies conduct their respective businesses; (v) acts of God, natural disasters, weather conditions, pandemics (including the COVID-19 pandemic) or other calamities to the extent they do not have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the United States industries in which the Acquired Companies conduct their respective businesses; (vi) the announcement or pendency of the Agreement, including any losses of customers, suppliers, distributors or other business partners or employees to the extent they are attributable thereto, (vii) any change in the market price or trading volume of Company Common Stock or failure of the Acquired Companies to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (viii) any action required by this Agreement, or (ix) any action taken (or not taken) with the written consent of or at the written request of Parent or Merger Sub.

“Merger Consideration” means the cash consideration that a holder of shares of Company Common Stock who does not perfect his, her or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5 of the Agreement (excluding any payments in the form of dividends or distributions on Company Common Stock).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” means software that is distributed or made available under “open source” or “free software” terms, including any software distributed or made available under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Software distributed or made available with any license term or condition that imposes or purports to impose a requirement or condition that a licensee grant a license or immunity under its Intellectual Property Rights or that any of its Software or part thereof be: (a) disclosed, distributed or made available in source code form; (b) licensed for the purpose of making modifications or derivative works; or (c) redistributable at no or nominal charge.

“Order” means any order, writ, injunction, award, judgment or decree.

“Out of the Money Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which has a per share exercise price (determined after consideration of Section 5.3(h)) for the Company Common Stock subject to such Company Option that is equal to or greater than the Price Per Share.

“Out of the Money SAR” means a Company SAR that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which has a per share grant price (determined after consideration of Section 5.3(h)) for the Company Common Stock subject to such Company SAR that is equal to or greater than the Price Per Share.

“Parent Common Stock” means the Common Stock, $1.00 par value per share, of Parent.

“Parent Contracts and Bids” means any Company Contract, Government Contract or Government Bid, in each case between or involving any Acquired Company, on the one hand, and Parent or any of its Affiliates, on the other hand.

“Parent Stock Price” means the volume weighted average of the closing sale prices per share of the Parent Common Stock on the NYSE, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source), on each of the five (5) full consecutive trading days ending on and including the third (3rd) Business Day prior to the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Encumbrance” means any of the following Encumbrances: (a) liens for Taxes not yet due and payable or, if due and payable, which are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business underlying obligations with respect to which are not due and payable or, if due and payable, are not delinquent or are being contested in good faith by appropriate proceedings; (c) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) Encumbrances arising in the ordinary course of business in favor of a customer in respect of customer advances; (e) non-exclusive licenses, covenants not to sue, and other rights or immunities under, in or to Intellectual Property Rights, in each case granted in the ordinary course of business consistent with past practice; (f) Encumbrances that have arisen in the ordinary course of business (which includes, without limitation, any land use restrictions required by any Governmental Authority with respect to the sites disclosed in Part 2.20(b) of the Disclosure Schedules), and that do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes; (g) easements, covenants, conditions, restrictions, encroachments, servitudes, rights-of-way, and other matters or encumbrances of record affecting title to the Owned Real Property, Development Real Property or Leased Real Property, which do not, individually or in the aggregate, materially impair the continued use of the relevant asset to which they relate or the conduct of the business of the Company as presently conducted and (h) zoning or building codes.

“Person” means any individual, Entity or Governmental Authority.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate, as in effect from time to time.

“Protected Information” means any information that: (a) relates to or is reasonably capable of being linked to an identified or identifiable individual or device used by an individual; (b) is governed, regulated or protected by any Information Privacy and Security Law; (c) is covered by the PCI DSS; (d) is subject to a confidentiality obligation pursuant to a Company Contract or in which any Acquired Company has Intellectual Property Rights; or (e) is derived from Protected Information. “Protected Information” does not include (i) information that is lawfully available to the public whether through federal, state or local government records or otherwise or (ii) information that has been deidentified, aggregated or anonymized in accordance with applicable Information Privacy and Security Law and applicable Company Contracts such that the resulting information is no longer Protected Information.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders Meeting.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Authority, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Release” means any presence emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, threatened release or release of Hazardous Substances from any source into, through or upon the indoor or outdoor environment.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants and financial and other advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any direct or indirect Subsidiary of the Company that owns assets that constitute or account for 10% or more of the consolidated net revenues or consolidated net income of the Acquired Companies taken as a whole (measured based on the twelve (12) full calendar months prior to the date of determination) or 10% or more of the consolidated assets of the Acquired Companies taken as a whole (measured based on the fair market value as of the last day of the most recently completed calendar month).

“Software” means, collectively, computer software (including drivers), firmware and other code incorporated or embodied in hardware devices, data files, source code and object codes, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“Source Material” means, collectively, any Software or integrated-circuit, hardware, product, or component design or programming materials, or related confidential technical documentation, expressed in source code or other human-readable form, and any elements of design or programming in netlist, hardware description language, photomask, or CAD file form, including any design databases, GDSII files, schematics, and simulations.

“Specified Representations” means the representations and warranties of the Company contained in Section 2.3(a), Section 2.3(b) (first sentence), Section 2.3(c)(i), (ii) or (iii), Section 2.4, Section 2.7(a), Section 2.25, Section 2.27 and Section 2.29 of the Agreement.

“Subsidiary” of an Entity shall mean another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities or other interests in the Entity that is sufficient to enable the Person to elect at least a majority of the members of the Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in the Entity.

“Superior Offer” means a bona fide, written Acquisition Proposal (provided, that for this purpose the references to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”) by a third party that: (a) was not obtained or made as a direct or indirect result of a material breach of Section 4.4 or Section 5.2 of this Agreement, (b) is not subject to a financing contingency and (c) the Company’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, to be more favorable from a financial point of view to the Company’s stockholders than the Merger, in each case taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the Acquisition Proposal, the terms and conditions of the Acquisition Proposal and the terms and conditions of this Agreement, that the Board in good faith considers to be appropriate.

“Tax” means any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority. For purposes of this Agreement, “Tax” also includes any obligations under any agreements or arrangements with any person with respect to the Liability for, or sharing of, taxes (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any Liability for taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to any Tax.

“Treasury Regulations” means the regulations promulgated under the Code.

A “Triggering Event” means the occurrence of any of the following: (a) the Company’s board of directors or any committee thereof shall have effected a Company Change in Recommendation; (b) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (c) a tender or exchange offer for 10% or more of the outstanding Company Common Stock or securities representing 10% or more of the outstanding capital stock (on a fully diluted basis) of the Company shall have been commenced and publicly announced, and not publicly withdrawn at least twenty-four (24) hours prior to the Stockholders Meeting, and the Company’s board of directors shall have failed to recommend against such tender or exchange offer and reaffirm the Company Board Recommendation on or before the earlier of (i) the date that is ten (10) Business Days after the commencement and announcement of such tender or exchange offer and (ii) the date immediately prior to the date of the Company Stockholders Meeting; (d) Parent shall have delivered a written request to the Company, at any time after an Acquisition Proposal received by the Company has been publicly disclosed or announced and not publicly withdrawn, that the Company Board Recommendation be reaffirmed publicly, and the Company’s board of directors shall have failed to publicly reaffirm the Company Board Recommendation prior to the earlier of (x) 11:59 p.m. New York time on the tenth (10th) Business Day after such written request was received by the Company and (y) 11:59 p.m. New York time on the second Business Day prior to the Company Stockholders Meeting (provided, however, that for purposes of this clause (d), Parent shall not be entitled to request more than one such reaffirmation with respect to any specific Acquisition Proposal and one additional reaffirmation with respect to each material modification thereto, and Parent shall not be entitled to request any reaffirmation unless Parent’s written request therefor is delivered to the Company either at least six (6) Business Days prior to the Company Stockholders Meeting or, if later, within twenty four (24) hours after the Company advises Parent of its receipt of an Acquisition Inquiry or Acquisition Proposal, , provided further in no event shall Parent be entitled to request any such reaffirmation unless Parent’s written request therefor is delivered to the Company at least three (3) Business Days prior to the Company Stockholder Meeting except that, if an Acquisition Proposal received by the Company has been publicly disclosed or announced less than four (4) Business Days prior to the Company Stockholder Meeting, Parent, in its sole discretion, may request the Company to adjourn the Company Stockholder Meeting, and upon receipt of such request the Company shall adjourn the Company Stockholders Meeting, for a period of time to allow Parent to request such reaffirmation at least three (3) Business Days prior to the Company Stockholder Meeting (or such shorter period as the parties may agree) or (e) the Company or any of the Acquired Companies shall have materially breached any of the provisions of Section 4.4, such breach shall have resulted in an Acquisition Proposal, and the Company’s board of directors shall have failed to publicly reaffirm the Company Board Recommendation prior to the earlier of (x) 11:59 p.m. New York time on the third (3rd) Business Day after written request was received by the Company from Parent requesting that the Company Board Recommendation be reaffirmed publicly and (y) 11:59 p.m. New York time on the second Business Day prior to the Company Stockholders Meeting, provided in no event shall Parent be entitled to request any such reaffirmation unless Parent’s written request therefor is delivered to the Company at least three (3) Business Days prior to the Company Stockholder Meeting except that, if an Acquisition Proposal received by the Company has been publicly disclosed or announced less than four (4) Business Days prior to the Company Stockholder Meeting, Parent, in its sole discretion, may request the Company to adjourn the Company Stockholder Meeting, and upon receipt of such request the Company shall adjourn the Company Stockholders Meeting, for a period of time to allow Parent to request such reaffirmation at least three (3) Business Days prior to the Company Stockholder Meeting (or such shorter period as the parties may agree) (provided, however, that for purposes of this clause (e), Parent shall be entitled to request such reaffirmation with respect to any specific Acquisition Proposal resulting from such breach without regard to any limitations set forth in clause (d) above and any such request under this clause (e) shall not be considered a request under clause (d) above).

“Union” means any labor organization, union, works council, or similar entity, or other body representing one or more Company Associates.

“U.S. Export and Import Law” means any applicable U.S. Law regulating exports, re-export, deemed (re)exports, transfers or imports of goods, services, software or technical data, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, the Arms Export Control Act, ITAR, the economic sanctions laws, regulations and executive orders administered by OFAC or U.S. Department of State, the Tariff Act of 1930 the Trade Act of 1974 and anti-boycott laws and regulations implemented by the U.S. Department of Commerce and Treasury.

“U.S. Government” means the federal government of the United States of America and any agencies, instrumentalities and departments thereof.

(b) For purposes of this Agreement (including this Exhibit A), each of the following terms has the meanings set forth in the Section set forth opposite such term:

Agreement	Preamble
Alternative Acquisition Agreement	Section 8.1(h)
Bonus Plans	Section 5.7(h)
Bonuses	Section 5.7(h)
Certification	Section 2.6(a)
Change in Circumstances	Section 5.2(d)(ii)
Clean Team Agreement	Exhibit A
Closing	Section 1.3
Closing Date	Section 1.3
Commitment	Section 4.5
Company	Preamble
Company 401(k) Plan	Section 5.7(c)
Company Board Recommendation	Section 5.2(b)
Company Change in Recommendation	Section 5.2(c)
Company Post-Signing RSU	Section 5.3(f)
Company Pre-Signing RSU	Section 5.3(e)
Company SEC Reports	Section 2.6(a)
Company Stock Certificate	Section 1.6
Company Stockholders Meeting	Section 5.2(a)
Continuing Employees	Section 5.7(a)
Development Real Property	Section 2.10(e)
DFARS	Section 2.21(c)
Dissenting Shares	Section 1.8(a)
Dividend Payment Date	Section 2.29
DOJ	Section 8.1(c)
dollars	Section 9.12(c)
E.O. 11246	Section 2.19(h)

EDGAR	Section 2
Effective Time	Section 1.3
ESPP	Section 2.3(b)
file	Section 2.6(a)
Filed SEC Reports	Section 2
Final Exercise Date	Section 5.4
FTC	Section 8.1(c)
Indemnified Persons	Section 5.8(a)
knowing and intentional	Section 8.2
Leases	Section 2.10(a)
Legal Restraints	Section 6.7
Litigation Notice	Section 8.1(c)
Major Customer	Section 2.14(a)
Major Supplier	Section 2.14(b)
Material Contract	Section 2.12(a)
Measurement Time	Section 2.3(a)
Merger	Recitals
Merger Sub	Preamble
Outside Date	Section 8.1(b)
Owned Real Property	Section 2.10(a)
Parent	Preamble
Parent 401(k) Plan	Section 5.7(c)
Parent RSUs	Section 5.3(f)(i)
Parties	Preamble
Party	Preamble
Patents	Exhibit A
Paying Agent	Section 1.7(a)
Payment Fund	Section 1.7(a)
Permitted Restrictions	Section 5.9(f)
Pre-Closing Dividend	Section 2.29
Pre-Closing Dividend Record Date	Section 2.29
Pre-Closing Period	Section 1.5(c)
Price Per Share	Section 1.5(a)(ii)
principal executive officer	Section 2.6(a)
principal financial officer	Section 2.6(a)
Qualified Continuing Employee	Section 5.7(h)
Recommendation Change Notice	Section 5.2(d)(i)
Replacement Plans	Section 5.7(e)
Required Company Stockholder Vote	Section 2.25
Restricted Share Merger Consideration	Section 1.5(b)
Section 409A	Section 2.3(b)
Section 503	Section 2.19(h)
Severance Policy	Section 4.2(b)(xxiii)

Sexual Misconduct Allegation	Section 2.19(f)
Standards Organization	Section 2.11(b)
Surveys	Section 4.5
Surviving Corporation	Section 1.1
Takeover Statute	Section 2.23
Termination Fee	Section 8.3(b)
Termination Notice	Section 8.1(c)
Title Insurance Policies	Section 4.5
Trustee	Section 5.6(a)
Uncertificated Share	Section 1.6
VEVRAA	Section 2.19(h)
WARN Act	Section 2.19(e)

Exhibit 99.1

Aerojet Rocketdyne to be Acquired by Lockheed Martin in $5.0 Billion All-Cash Transaction

Purchase Price Represents a Premium of Approximately 33%

Companies’ Complementary Capabilities and Talent to Enable Growth in Hypersonics, Tactical Missiles, Integrated Air and Missile Defense, Strategic Systems and Space Exploration

Transaction Provides Greater Value and Innovation for Customers by Integrating Critical Component of Supply Chain

EL SEGUNDO, Calif., Dec. 20, 2020 (GLOBE NEWSWIRE) — Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) today announced that it has entered into a definitive agreement to be acquired by Lockheed Martin Corporation (NYSE: LMT) in an all-cash transaction with a total equity value of $5.0 billion.

Under the terms of the agreement, which has been unanimously approved by each company’s Board of Directors, Lockheed Martin will acquire Aerojet Rocketdyne for $56.00 per share in cash, representing a premium of approximately 33% to Aerojet Rocketdyne’s closing stock price on December 18, 2020, and a premium of approximately 42% to the Company’s volume weighted average stock price (“VWAP”) for the last 90 trading days.

As part of the transaction, Aerojet Rocketdyne declared a $5.00 per share pre-closing special dividend to holders of its common shares and convertible senior notes, on an as-converted basis. The special dividend will be paid on March 24, 2021, to holders of record as of March 10, 2021. The payment of this special dividend, unless revoked, will adjust the consideration to be paid by Lockheed Martin to $51.00 per share at closing.

“We are pleased to bring together our complementary companies in a transformative transaction that will provide premium cash value for our stockholders and tremendous benefits for our employees, customers and partners,” said Eileen P. Drake, CEO and President of Aerojet Rocketdyne. “Joining Lockheed Martin is a testament to the world-class organization and team we’ve built and represents a natural next phase of our evolution. As part of Lockheed Martin, we will bring our advanced technologies together with their substantial expertise and resources to accelerate our shared purpose: enabling the defense of our nation and space exploration. On behalf of the Aerojet Rocketdyne Board and management team, I’d like to thank all of our employees for their unwavering dedication and focus in helping us achieve this great milestone.”

The transaction is expected to close in the second half of 2021 and is subject to the satisfaction of customary closing conditions, including regulatory approvals and approval by Aerojet Rocketdyne’s stockholders. A transition team will be formed to allow for a seamless integration and ensure continuity for customers, employees and other stakeholders.

Advisors

Citigroup Global Markets Inc. and Evercore were co-lead financial advisors to Aerojet Rocketdyne. Jenner & Block LLP acted as M&A counsel and Gibson, Dunn & Crutcher LLP acted as Securities counsel.

About Aerojet Rocketdyne

Aerojet Rocketdyne, a subsidiary of Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD), is a world-recognized aerospace and defense leader that provides propulsion systems and energetics to the space, missile defense and strategic systems, and tactical systems areas, in support of domestic and international customers. For more information, visit www.Rocket.com and www.AerojetRocketdyne.com. Follow Aerojet Rocketdyne and CEO Eileen Drake on Twitter at @AerojetRdyne and @DrakeEileen.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

In connection with the proposed transaction with Lockheed Martin Corporation (“Lockheed Martin”), Aerojet Rocketdyne Holdings, Inc. (the “Company”) will file a proxy statement and other relevant documents with the Securities and Exchange Commission (the “Commission” or the “SEC”). The Company’s stockholders are urged to read the proxy statement (including any amendments or supplements thereto) and other relevant documents in connection with the proposed transaction when available because they will contain important information about the proposed transaction. Once filed with the SEC, a copy of the proxy statement and other relevant documents will be available on the SEC’s website at http://www.sec.gov. In addition, you may obtain free copies of the proxy statement (when it becomes available) and the other documents filed by the Company with the Commission by requesting them in writing from Aerojet Rocketdyne Holdings, Inc., Attn: Corporate Secretary, 222 N. Pacific Coast Highway, Suite 500, El Segundo, California 90245, telephone: (310) 252-8100, or from the “Investor Relations” section of the Company’s website, www.rocket.com.

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the Company’s directors and executive officers, including their ownership of common stock of the Company, can be found in the Company’s 2020 Annual Meeting proxy statement filed with the SEC on March 24, 2020. To the extent ownership of the Company’s securities by its directors and executive officers has changed since the amounts disclosed in the 2020 Annual Meeting proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 and Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. You can obtain free copies of these documents on the SEC’s website or from the Company’s website. Stockholders will be able to obtain additional information regarding the Company’s directors and executive officers, including their interests, by reading the proxy statement and other relevant documents that the Company will file with the SEC when they become available.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements that involve risks and uncertainties, including, among other things, statements regarding our proposed transaction with Lockheed Martin, payment of the declared dividend, and the expected benefits and anticipated timing of the proposed transaction. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve inherent risks and uncertainties and the company cautions you that a number of important factors could cause actual results to differ materially from the results reflected in these forward-looking statements.

Such factors include risks and uncertainties specific to this transaction, including, but not limited to, adverse effects on the market price of the company’s common stock and on the company’s operating results because of failure to complete the transaction (due to failure to obtain stockholder or regulatory approvals or to satisfy all of the other conditions to the transaction), modification, suspension, cancellation or revocation of the special dividend due to changed circumstances, uncertainties as to the timing of the consummation of the transaction, failure by the parties to successfully integrate their respective businesses, processes and systems in a timely and cost-effective manner, significant transaction costs, unknown liabilities, the success of the company’s business following the transaction, potential litigation relating to the transaction, general economic and business conditions that affect the company following the transaction, and other economic, business, competitive and/or regulatory factors affecting the proposed transaction.

In addition to the factors mentioned above, factors relating to future financial operating results that could cause actual results to differ materially from those described herein include, but are not limited to: the ongoing effects of the COVID-19 pandemic; reductions, delays or changes in U.S. government spending; cancellation or material modification of one or more significant contracts; a significant decrease in the demand for the products we offer as a result of changing economic conditions or other factors; failure to secure contracts; actions by competitors offering similar products; regulatory, legislative and technological developments that may affect the demand for or costs of our products; and other factors discussed under “Risk factors” in the company’s Annual Report on Form 10-K filed on February 19, 2020 and Quarterly Report on Form 10-Q filed on October 26, 2020, which are on file with the SEC, and in the Company’s subsequent SEC filings.

These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature, and investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any of the forward-looking information included in this communication, whether as a result of new information, future events, changed expectations or otherwise.

Aerojet Rocketdyne Media Contacts:

Steve Warren: (703) 650-0278

Steven.Warren@rocket.com